Exhibit 2.1

AMENDED AND RESTATED

AGREEMENT AND PLAN OF MERGER

among

ADITXT, INC.,

ADIFEM, INC., FKA ADICURE, INC.

and

EVOFEM BIOSCIENCES, INC.

Dated as of July 12, 2024

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ii

Annex A	Certain Definitions

Exhibit A	Certificate of Incorporation of Surviving Company

Exhibit B	Bylaws of Surviving Company

Exhibit C	Certificate of Designation for Exchanged Parent Preferred Stock

iii

AMENDED AND RESTATED AGREEMENT AND PLAN OF MERGER

THIS AMENDED AND RESTATED AGREEMENT AND PLAN OF MERGER, dated as of July 12, 2024 (this “Agreement”), by and among Aditxt, Inc., a Delaware corporation (“Parent”), Adifem, Inc., formerly known as Adicure, Inc., a Delaware corporation and a wholly-owned Subsidiary of Parent (“Merger Sub”), and Evofem Biosciences, Inc., a Delaware corporation (the “Company”).

WHEREAS, the Company, Parent and Merger Sub entered into that certain Agreement and Plan of Merger as of December 11, 2023 (such agreement the “Original Agreement” and such date the “Original Date”) pursuant to which they planned to effect a business combination through a merger of Merger Sub with and into the Company, with the Company being the Surviving Company (the “Merger”), upon the terms and conditions set forth in this Agreement and in accordance with the Delaware General Corporation Law (the “DGCL”);

WHEREAS, on or about May 2, 2024, in connection with that certain Reinstatement and Fourth Amendment to Merger Agreement dated as of May 2, 2024 between the Company, Parent and Merger Sub, Parent initiated a wire transfer to the Company to an account previously designated by the Company to the Parent in the amount of $1,000,000.00 (the “Initial Payment”);

WHEREAS, the Company, Parent and Merger Sub have determined to amend and restate the Original Agreement on the terms set forth in this Agreement;

WHEREAS, the board of directors of the Company (the “Company Board”) has unanimously (i) determined that this Agreement and the transactions contemplated hereby (collectively, the “Transactions”), including the Merger, are in the best interests of the Company and the Company Shareholders, (ii) adopted and approved this Agreement and declared that the Transactions, including the Merger, are advisable, (iii) directed that this Agreement and the Transactions, including the Merger, be submitted to the holders of Company Common Stock and voting Company Preferred Stock for their approval at the Company Shareholders Meeting, and (iv) resolved to recommend that the holders of Company Common Stock and voting Company Preferred Stock approve this Agreement and the Transactions, including the Merger (such recommendation made in this clause (iv), the “Company Board Recommendation”);

WHEREAS, the board of directors of Parent (the “Parent Board”) has unanimously (i) determined that this Agreement and the Transactions, including the issuance of Exchanged Parent Preferred Stock (the “Parent Stock Issuance”) and the Merger, are in the best interests of Parent and the Parent Shareholders and (ii) adopted and approved this Agreement and declared that the Transactions, including the Parent Stock Issuance and the Merger, are advisable;

WHEREAS, Parent, in its capacity as the sole stockholder of Merger Sub (the “Merger Sub Sole Stockholder”), has by written consent (i) determined that this Agreement and the Transactions, including the Merger, are in the best interests of Merger Sub and the Merger Sub Sole Stockholder and (ii) adopted and approved this Agreement and declared that the Transactions, including the Merger, are advisable;

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WHEREAS, Baker Brothers Life Sciences, L.P. (“Baker”), 667, L.P. (“667”), and Baker Bros. Advisors LP as their designated agent (the “Designated Agent”) have entered into certain debt agreements with the Company (the agreements representing such existing debt, as amended, the “Loan Documents” and the amount owed by the Company under the Loan Documents, the “Loan Amount”), including, without limitation, that certain Securities Purchase and Security Agreement, dated as of April 23, 2020, as amended by that First Amendment to the Securities Purchase and Security Agreement, dated as of November 20, 2021, that Second Amendment to the Securities Purchase and Security Agreement, dated as of March 21, 2022, that Third Amendment to Securities Purchase and Security Agreement dated as of September 15, 2022, and that Fourth Amendment to Securities Purchase and Security Agreement, dated as of September 8, 2023 (as so amended, the “Securities Purchase Agreement”) by and among the Company, the Purchasers (as defined therein) and the Designated Agent; and

WHEREAS, the parties desire to make certain representations, warranties, covenants and agreements in connection with the Merger and the Parent Stock Issuance, and to prescribe various terms of and conditions to the Merger.

NOW, THEREFORE, in consideration of the foregoing and the representations, warranties, covenants and agreements contained in this Agreement, and for other valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Parent, Merger Sub and the Company hereby agree as follows:

Article I
CERTAIN DEFINITIONS

Section 1.1 Certain Definitions. As used in this Agreement, the capitalized terms have the meanings ascribed to such terms in Annex A or as otherwise defined elsewhere in this Agreement.

Section 1.2 Terms Defined Elsewhere. As used in this Agreement, the following capitalized terms are defined in this Agreement as referenced in the following table:

Definition	Section
667	Recitals
Agreement	Preamble
Baker	Recitals
Book-Entry Shares	3.2(b)(i)
Business Employees	4.11(a)
Cancelled Shares	3.1(b)(iv)
Certificate of Merger	2.2(b)
Certificates	3.2(b)(i)
Closing	2.2(a)
Closing Date	2.2(a)
Code	3.2(i)
Common Exchange Ratio	3.1(b)(i)
Common Merger Consideration	3.1(b)(i)
Company	Preamble
Company Affiliate	9.10
Company Board	Recitals

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Definition	Section
Company Board Recommendation	Recitals
Company Common Stock	3.1(b)(i)
Company Contracts	4.16(b)
Company Disclosure Letter	Article IV
Company Material Adverse Effect	4.1(a)
Company Permits	4.9
Company Plans	4.10(a)
Company SEC Documents	4.5(a)
Company Shareholders Meeting	4.4
Delaware Department	2.2(b)
Designated Agent	Recitals
Designation	5.3(a)
DGCL	Recitals
Dissenting Shares	3.2(j)
Effective Time	2.2(b)
End Date	8.1(b)(ii)
Exchange Agent	3.2(a)
Exchange Fund	3.2(a)
Exchange Ratios	3.1(b)(ii)
Exchanged Parent Preferred Stock	3.1(b)(ii)
F-1 Preferred Stock	6.10
FDA Permits	4.23(b)
GAAP	4.5(b)
Letter of Transmittal	3.2(b)(i)
Loan Amount	Recitals
Loan Documents	Recitals
Material Company Insurance Policies	4.17
Material Parent Insurance Policies	5.17
Merger	Recitals
Merger Consideration	3.1(b)(ii)
Merger Sub	Preamble
Merger Sub Sole Stockholder	Recitals
Non-Disclosure Agreement	6.7(b)
Parent	Preamble
Parent Affiliate	9.10(b)
Parent Board	Recitals
Parent Contracts	5.16(b)
Parent Disclosure Letter	Article V
Parent Material Adverse Effect	5.1(a)
Parent Permits	5.9
Parent Plans	5.10(a)
Parent SEC Documents	5.5(a)
Parent Stock Issuance	Recitals
Pdf	9.5
Potential Product	4.23(c)

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Definition	Section
Preferred Exchange Ratio	3.1(b)(ii)
Preferred Merger Consideration	3.1(b)(ii)
Proxy Statement	4.4
Securities Purchase Agreement	Recitals
Surviving Company	2.1
Terminable Breach	8.1(b)(iii)
Transaction Litigation	6.15
Transactions	Recitals
Unconverted Company Preferred Stock	3.1(b)(ii)

Article II
THE MERGER

Section 2.1 The Merger. Upon the terms and subject to the conditions of this Agreement, and in accordance with the DGCL, at the Effective Time, the Merger Sub shall be merged with and into Company, with the Company surviving the Merger (the Company, as the surviving company in the Merger, sometimes being referred to herein as the “Surviving Company”). As a result of the Merger, the Surviving Company shall be a wholly-owned Subsidiary of Parent. The Merger shall have the effects provided in this Agreement and as specified in the DGCL.

Section 2.2 Closing.

(a) The closing of the Merger (the “Closing”), shall take place at 9:00 a.m., New York, New York time, on a date that is two Business Days following the satisfaction or (to the extent permitted by applicable Law) waiver in accordance with this Agreement of all of the conditions set forth in Article VII (other than any such conditions which by their nature cannot be satisfied until the Closing Date, which shall be required to be so satisfied or (to the extent permitted by applicable Law) waived in accordance with this Agreement on the Closing Date) by means of a virtual closing through the electronic exchange of signatures, or such other date and place as Parent and the Company may agree to in writing. For purposes of this Agreement, “Closing Date” shall mean the date on which the Closing occurs.

(b) As soon as practicable on the Closing Date, Parent and the Company shall (i) cause the Merger to be consummated by filing with the Secretary of State of the State of Delaware (the “Delaware Department”) a certificate of merger (the “Certificate of Merger”) in connection with the Merger, in such form as is required by, and executed in accordance with, the DGCL, and (ii) the parties shall make all other filings or recordings required under the DGCL in connection with the Merger. The Merger shall become effective at the time of filing of the Certificate of Merger with the Delaware Department, or at such later time as may be designated jointly by Parent and the Company and specified in the Certificate of Merger (such date and time the Merger becomes effective, the “Effective Time”), it being understood and agreed that, unless otherwise agreed to by the parties in writing, the Effective Time shall occur on the Closing Date.

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Section 2.3 Effect of the Merger. At the Effective Time, the Merger shall have the effects set forth in this Agreement and the applicable provisions of the DGCL. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all of the property, assets, rights, privileges, immunities, purposes, powers and franchises of each of the Company and Merger Sub shall vest in the Surviving Company without transfer, reversion or impairment and all debts, obligations and liabilities of each of the Company and Merger Sub shall become the debts, obligations and liabilities of the Surviving Company.

Section 2.4 Organizational Documents. At the Effective Time and by virtue of the Merger, the Organizational Documents of the Surviving Company shall be amended and restated set forth in Exhibit A and Exhibit B hereto, until thereafter amended in accordance with their respective terms and applicable Law.

Section 2.5 Directors and Officers of the Surviving Company. From and after the Effective Time, the sole officer of the Surviving Company is Saundra Pelletier and the director or directors of the Surviving Company shall be as set forth in Section 2.5 of the Parent Disclosure Letter and such directors and officers shall serve until their successors have been duly elected or appointed and qualified or until their death, resignation or removal in accordance with the Organizational Documents of the Surviving Company. The Parent and certain members of Company management are to enter into a mutually agreeable voting agreement (the “Voting Agreement”) on the Closing Date as hereinafter provided.

Article III
EFFECT OF THE MERGER ON THE CAPITAL STOCK OF THE COMPANY AND MERGER SUB; EXCHANGE

Section 3.1 Effect of the Merger on Capital Stock. At the Effective Time, by virtue of the Merger and without any action on the part of Parent, Merger Sub, the Company, or any holder of any securities of Parent, Merger Sub or the Company:

(a) Capital Stock of Merger Sub. Each issued and outstanding share of Merger Sub Common Stock shall be canceled and retired and shall cease to exist. Immediately following the Effective Time, the Surviving Company shall issue to Parent a number of shares of common stock, par value $0.001 per share, of the Surviving Company equal to the number of shares of Merger Sub Common Stock outstanding immediately prior to the Effective Time upon payment by Parent to the Surviving Company of an amount equal to the product of (x) the number of shares of the Surviving Company issued to Parent and (y) the par value of such shares.

(b) Capital Stock of the Company.

(i) Subject to the other provisions of this Article III, all shares of common stock, par value $0.0001 per share, of the Company (“Company Common Stock”), issued and outstanding immediately prior to the Effective Time (excluding any Cancelled Shares and Dissenting Shares), shall automatically be converted into the right to receive from Parent, on a pro rata basis, an aggregate amount (the “Common Merger Consideration”) equal to (A) ONE MILLION EIGHT HUNDRED THOUSAND DOLLARS ($1,800,000.00) less (B) an amount equal to the product of (x) the number of Dissenting Shares represented by Company Common Stock and (y) the Common Exchange Ratio. As used in this Agreement, “Common Exchange Ratio” means 1,800,000 divided by the number of issued and outstanding shares of Company Common Stock issued and outstanding immediately prior to the Effective Time.

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(ii) Subject to the other provisions of this Article III, each share of the Company’s Series E-1 Preferred Stock issued and outstanding immediately prior to the Effective Time (excluding any Cancelled Shares and Dissenting Shares) (the “Unconverted Company Preferred Stock”) shall automatically be converted into the right to receive from Parent, (the “Preferred Merger Consideration” and, together with the Common Merger Consideration the “Merger Consideration”) one share of Parent Preferred Stock having substantially the rights, powers and preferences set forth in the form Certificate of Designation attached hereto as Exhibit C (“Exchanged Parent Preferred Stock”). As used in this Agreement, “Preferred Exchange Ratio” is one to one. The Common Exchange Ratio and Preferred Exchange Ratio are, together, the “Exchange Ratios.”

(iii) All such shares of Company Common Stock, and Unconverted Company Preferred Stock when so converted pursuant to Section 3.1(b)(i) and Section 3.1(b)(ii), shall automatically be cancelled and cease to exist. Each holder of a share of Company Common Stock that was outstanding immediately prior to the Effective Time (other than Cancelled Shares and Dissenting Shares) shall cease to have any rights with respect thereto, except the right to receive the Common Merger Consideration to be paid in consideration therefor upon the surrender of any Certificates or Book-Entry Shares, as applicable, in accordance with Section 3.2. Each holder of a share of Unconverted Company Preferred Stock that was outstanding immediately prior to the Effective Time (other than Cancelled Shares and Dissenting Shares) shall cease to have any rights with respect thereto, except the right to receive the Preferred Merger Consideration, in each case, to be issued or paid in consideration therefor upon the surrender of any Certificates or Book-Entry Shares, as applicable, in accordance with Section 3.2.

(iv) All shares of Company Common Stock or Company Preferred Stock held by Parent or Merger Sub or by any wholly-owned Subsidiary of Parent, Merger Sub or the Company immediately prior to the Effective Time shall automatically be cancelled and retired and shall cease to exist as of the Effective Time, and no consideration shall be delivered or deliverable in exchange therefor (collectively, the “Cancelled Shares”).

(c) Adjustment to Merger Consideration and Exchange Ratios. Each of the Common Merger Consideration and the Preferred Merger Consideration, respectively, and the Common Exchange Ratio and the Preferred Exchange Ratio, respectively, shall be equitably adjusted, without duplication, to reflect the effect of any stock split, reverse stock split, stock dividend (including any dividend or other distribution of securities convertible into such securities), subdivision, reorganization, reclassification, recapitalization, combination, exchange of shares or other like change with respect to the number of shares of Company Common Stock, Unconverted Company Preferred Stock or Parent Preferred Stock outstanding after the date hereof and prior to the Effective Time and thereafter all references to the Common Merger Consideration and Preferred Merger Consideration, respectively, and the Common Exchange Ratio and the Preferred Exchange Ratio, respectively, as applicable, shall be deemed to be the Common Merger Consideration and the Preferred Merger Consideration, respectively, and Common Exchange Ratio and Preferred Exchange Ratio, respectively, as so adjusted. The same procedures shall apply to any other reference to the issuance of Parent Preferred Stock pursuant to this Agreement. Nothing in this Section 3.1(c) shall be construed to permit the Company, Parent or any of their respective Subsidiaries to take any action with respect to its securities that is prohibited by the terms of this Agreement.

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(d) Company Options. Upon the terms and subject to the conditions set forth herein, at the Effective Time, by virtue of the Merger and without any action on the part of any party hereto, any Company Optionholder or any other Person, each Company Option that is outstanding and unexercised as of immediately prior to the Effective Time shall, whether or not vested, be automatically extinguished and canceled without the right to receive any consideration (with no payment being made hereunder with respect thereto). Prior to the Effective Time, the Company shall take all actions necessary and sufficient in accordance with applicable Law, the Company Option Plans and the Company Options including obtaining necessary consents and passing necessary resolutions of its board of directors) to: (A) give effect to the actions contemplated by this Section 3.1(d), and (B) terminate, as of the Effective Time, the Company Option Plans, all agreements pursuant thereto and all Company Options thereunder, such that as of the Effective Time, no Person shall have any right to purchase shares of Company Common Stock or any right to receive Company Common Stock or any other equity security of the Company thereunder. The Company shall take all actions necessary to effect the transactions contemplated by this Section 3.1(d), including, but not limited to, any actions as may be required under the applicable Company Option Plans and all Company Options, including, if required by the Company Option Plans or Company Options, delivering a notice of the terms of this Agreement to all holders of Company Options. Any materials to be submitted to holders of Company Options shall be subject to review by Parent.

(e) ESPP. As of the date of this Agreement, no employee of the Company is participating in the ESPP, and there are no ongoing offering periods under the ESPP, and the Company shall not permit any new offering period following the date of this Agreement. As soon as practicable after the date of this Agreement, the Company shall take all action that may be reasonably necessary to terminate the ESPP, subject to consummation of the Merger, no later than no later than five Business Days prior to the anticipated Closing Date. As soon as practicable after the date of this Agreement, the Company shall take all action that may be reasonably necessary to provide that: (i) no new Offering Period shall commence under the Company’s 2019 Employee Stock Purchase Plan (“ESPP”) following the date of this Agreement, (ii) participants in the ESPP as of the date of this Agreement may not increase their payroll deductions under, or make separate non-payroll contributions to, the ESPP from those in effect on the date of this Agreement; and (iii) no new participants may commence participation in the ESPP following the date of this Agreement. Prior to the Effective Time, the Company shall take all action that the Company determines to be reasonably necessary to: (A) cause any offering period or purchase period that otherwise would be in progress at the Effective Time to be the final offering period under the ESPP and to be terminated no later than five Business Days prior to the anticipated Closing Date (the “Final Exercise Date”); (B) make any pro-rata adjustments that may be necessary to reflect the shortened offering period or purchase period, but otherwise treat such shortened offering period or purchase period as a fully effective and completed offering period or purchase period for all purposes under the ESPP; (C) cause each participant’s then-outstanding share purchase right under the ESPP (the “ESPP Rights”) to be exercised as of the Final Exercise Date; and (D) terminate the ESPP as of, and contingent upon, the Effective Time. On the Final Exercise Date, the funds credited as of such date under the ESPP within the associated accumulated account for each participant under the ESPP shall be used to purchase shares of Company Common Stock in accordance with the terms of the ESPP (as amended pursuant to this Section 3.2(e)), and each share purchased thereunder immediately prior to the Effective Time will be canceled at the Effective Time and converted into the right to receive the Common Merger Consideration in accordance with Section 3.1(b), subject to withholding of any applicable income and employment withholding Taxes. Any accumulated contributions of each participant under the ESPP as of immediately prior to the Effective Time shall, to the extent not used to purchase shares in accordance with the terms and conditions of the ESPP (as amended pursuant to this Section 3.2(e)), be refunded to such participant as promptly as practicable following the Effective Time (without interest). No further ESPP Rights shall be granted or exercised under the ESPP after the Final Exercise Date. The Company shall provide timely notice to participants of the setting of the Final Exercise Date and the termination of the ESPP in accordance with the terms thereof.

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Section 3.2 Payment for Securities; Exchange.

(a) Exchange Agent; Exchange Fund. Prior to the Closing Date, Parent and Merger Sub shall enter into an agreement with the Company’s transfer agent to act as agent for the holders of Company Common Stock and the Unconverted Company Preferred Stock in connection with the Merger (the “Exchange Agent”) and to receive the Merger Consideration and any dividends or other distributions pursuant to Section 3.2(g), to which such holders shall become entitled pursuant to this Article III. On or prior to the Closing Date and prior to the Effective Time, Parent or Merger Sub shall deposit, or cause to be deposited, with the Exchange Agent, for the benefit of the holders of shares of Company Common Stock and Unconverted Company Preferred Stock for payment or issuance in accordance with this Article III through the Exchange Agent, the cash payable to the holders of Company Common Stock and the number of shares of Exchanged Parent Preferred Stock as provided in Section 3.1 issuable to holders of the Unconverted Company Preferred Stock, in each case outstanding immediately prior to the Effective Time pursuant to Section 3.1. Parent agrees to deposit with the Exchange Agent, from time to time as needed, cash sufficient to pay any dividends and other distributions pursuant to Section 3.2(g) and, in the event there are insufficient funds to make the payments contemplated by this Article III, additional cash in an amount which is equal to the deficiency in an amount required to make such payments in full. Parent shall instruct the Exchange Agent to, pursuant to irrevocable instructions, deliver the Merger Consideration contemplated to be issued in exchange for shares of Company Common Stock and Unconverted Company Preferred Stock, respectively, pursuant to this Agreement out of the Exchange Fund. Except as contemplated by this Section 3.2(a), Section 3.2(g) and Section 3.2(h), the Exchange Fund shall not be used for any other purpose. Any cash and shares of Exchanged Parent Preferred Stock deposited with the Exchange Agent and any dividends or other distributions in accordance with Section 3.2(g) shall be referred to herein as the “Exchange Fund.” The Surviving Company shall pay all charges and expenses, including those of the Exchange Agent, in connection with the exchange of shares of Company Common Stock and Unconverted Company Preferred Stock, respectively, for the Merger Consideration. Any interest or other income resulting from investment of the cash portion of the Exchange Fund shall become part of the Exchange Fund.

(b) Exchange Procedures.

(i) Parent shall instruct the Exchange Agent to, as soon as practicable after the Effective Time, but in no event more than two Business Days after the Closing Date, mail or otherwise deliver to each record holder, as of immediately prior to the Effective Time, of (A) a certificate or certificates that immediately prior to the Effective Time represented shares of Company Common Stock or Unconverted Company Preferred Stock (the “Certificates”) or (B) shares of Company Common Stock or Unconverted Company Preferred Stock represented by book-entry (“Book-Entry Shares”), in each case, which shares were converted pursuant to Section 3.1 into the right to receive the Merger Consideration at the Effective Time, (1) a letter of transmittal (“Letter of Transmittal”), which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon proper delivery of the Certificates to the Exchange Agent or, in the case of Book-Entry Shares, upon adherence to the procedures set forth in the Letter of Transmittal, and which shall be in a customary form and agreed to by Parent and the Company prior to the Closing (it being understood that the forms of Letter of Transmittal to be mailed to the holders of Company Common Stock and Unconverted Company Preferred Stock may vary in certain respects due to differences in the respective securities) and (2) instructions for use in effecting the surrender of the Certificates or, in the case of Book-Entry Shares, the surrender of such shares, for payment of the Merger Consideration set forth in Section 3.1.

(ii) Upon surrender to the Exchange Agent of a Certificate or Book-Entry Shares, together with the Letter of Transmittal (or, in the case of Book-Entry Shares, by book-receipt of an “agent’s message” by the Exchange Agent or such other evidence, if any, required to be obtained by the Exchange Agent in connection with the surrender of Book-Entry Shares), duly completed and validly executed in accordance with the instructions thereto, and such other customary documents as may be reasonably required by the Exchange Agent, the holder of such Certificate or Book-Entry Shares shall be entitled to receive in exchange therefor (A) the Merger Consideration pursuant to the provisions of this Article III (which shares of Exchanged Parent Preferred Stock shall be in uncertificated book-entry form) and (B) a check or wire transfer in the amount equal to any dividends and other distributions pursuant to Section 3.2(g). No interest shall be paid or accrued for the benefit of holders of the Certificates or Book-Entry Shares on the Merger Consideration payable in respect of the Certificates or Book-Entry Shares. If payment of the Merger Consideration is to be made to a Person other than the record holder of such shares of Company Common Stock or Unconverted Company Preferred Stock, it shall be a condition of payment that shares so surrendered shall be properly endorsed or shall be otherwise in proper form for transfer and that the Person requesting such payment shall have paid any transfer and other Taxes required by reason of the payment of the Merger Consideration to a Person other than the registered holder of such shares surrendered or shall have established to the satisfaction of the Surviving Company that such Taxes either have been paid or are not applicable. Until surrendered as contemplated by this Section 3.2(b)(ii), each Certificate and each Book-Entry Share shall be deemed at any time after the Effective Time to represent only the right to receive upon such surrender the Merger Consideration payable in respect of such shares of Company Common Stock or Unconverted Company Preferred Stock, and any dividends or other distributions to which such holder is entitled pursuant to Section 3.2(g).

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(c) Termination of Rights. All Merger Consideration and any dividends or other distributions with respect to Exchanged Parent Preferred Stock pursuant to Section 3.2(g), in each case paid upon the surrender of and in exchange for shares of Company Common Stock or Unconverted Company Preferred Stock, respectively, in accordance with the terms hereof shall be deemed to have been paid in full satisfaction of all rights pertaining to such Company Common Stock and Unconverted Company Preferred Stock, respectively. At the Effective Time, the stock transfer books of the Company shall be closed, and there shall be no further registration of transfers on the stock transfer books of the Company of the shares of Company Common Stock or Unconverted Company Preferred Stock that were outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates or Book-Entry Shares are presented to the Exchange Agent or the Surviving Company for any reason, they shall be cancelled and exchanged for the Merger Consideration payable in respect of the shares of Company Common Stock or Unconverted Company Preferred Stock, respectively, previously represented by such Certificates or Book-Entry Shares (other than Certificates or Book-Entry Shares evidencing Cancelled Shares and Dissenting Shares) and any dividends or other distributions to which the holders thereof are entitled pursuant to Section 3.2(g), without any interest thereon.

(d) Termination of Exchange Fund. Any portion of the Exchange Fund that remains undistributed to the former Company Shareholders on the 365th day after the Closing Date shall be delivered to the Surviving Company upon demand, and any former Company Shareholders who have not theretofore received the Merger Consideration to which they are entitled under this Article III and any dividends or other distributions with respect to Exchanged Parent Preferred Stock to which they are entitled pursuant to Section 3.2(g), in each case without interest thereon, shall thereafter look only to the Surviving Company and Parent for payment of their claim for such amounts.

(e) No Liability. None of the Surviving Company, Parent or the Exchange Agent shall be liable to any holder of a Certificate or Book-Entry Share for any Merger Consideration, or other amounts properly delivered to a public official pursuant to any applicable abandoned property, escheat or similar Law. If any Certificate or Book-Entry Share has not been surrendered prior to the time that is immediately prior to the time at which the Merger Consideration in respect of such Certificate or Book-Entry Share would otherwise escheat to or become the property of any Governmental Entity, any such shares, cash, dividends or distributions in respect of such Certificate or Book-Entry Share shall, to the extent permitted by applicable Law, become the property of the Surviving Company, free and clear of all claims or interest of any Person previously entitled thereto.

(f) Lost, Stolen or Destroyed Certificates. If any Certificate (other than a Certificate evidencing Cancelled Shares) shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if reasonably required by the Surviving Company, the posting by such Person of a bond in such reasonable amount, pursuant to the policies and procedures of the transfer agent for Parent, as the Surviving Company may direct as indemnity against any claim that may be made against it with respect to such Certificate, Parent shall instruct the Exchange Agent to issue in exchange for such lost, stolen or destroyed Certificate the Merger Consideration payable in respect of the shares of Company Common Stock or Unconverted Company Preferred Stock, respectively, formerly represented by such Certificate and any dividends or other distributions with respect to Exchanged Parent Preferred Stock, respectively, to which the holders thereof are entitled pursuant to Section 3.2(g).

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(g) Distributions with Respect to Exchanged Parent Preferred Stock. No dividends or other distributions declared or made with respect to shares of Exchanged Parent Preferred Stock with a record date after the Effective Time shall be paid to the holder of any Certificate or Book-Entry Shares not surrendered with respect to the whole shares of Exchanged Parent Preferred Stock that such holder would be entitled to receive upon surrender of such Certificate or Book-Entry Shares until such holder shall surrender such Certificate or Book-Entry Shares in accordance with this Section 3.2. Following surrender of any such Certificate or Book-Entry Shares, there shall be paid to such holder of whole shares of Exchanged Parent Preferred Stock issuable in exchange therefor, without interest, (i) promptly after the time of such surrender, the amount of any dividends or other distributions with a record date after the Effective Time theretofore paid with respect to such whole shares of Exchanged Parent Preferred Stock to which such holder is entitled pursuant to this Agreement, and (ii) at the appropriate payment date, the amount of any dividends or other distributions with a record date after the Effective Time but prior to such surrender and with a payment date subsequent to such surrender payable with respect to such whole shares of Exchanged Parent Preferred Stock. For purposes of dividends or other distributions in respect of shares of Exchanged Parent Preferred Stock all whole shares of Exchanged Parent Preferred Stock to be issued pursuant to the Merger shall be entitled to dividends pursuant to the immediately preceding sentence as if such whole shares of Exchanged Parent Preferred Stock were issued and outstanding as of the Effective Time.

(h) Fractional Shares of Parent Preferred Stock. Any fractional shares of Parent Preferred Stock issuable under the terms of this Agreement shall be issued as fractional shares of Parent Preferred Stock, and the holders thereof shall not be entitled to any cash consideration therefor in connection with the Merger.

(i) Withholding Taxes. Notwithstanding anything in this Agreement to the contrary, Parent, the Surviving Company and the Exchange Agent shall be entitled to deduct and withhold from (i) the consideration to be paid by Parent, the Surviving Company or the Exchange Agent hereunder and (ii) any other amounts otherwise payable pursuant to this Agreement, any amount required to be deducted and withheld with respect to the making of such payment under the Internal Revenue Code (the “Code”) or any other provision of state, local or foreign Tax Law. Before making any such deduction or withholding (other than with respect to amounts payable pursuant to this Agreement that are treated as compensatory for Tax purposes or in respect of a failure to deliver any necessary tax forms), the withholding party shall provide the chief executive officer of the Company with reasonable advance written notice of the intent to make such deduction or withholding, including a description of the legal and factual basis in support of any such deduction or withholding, and the withholding party shall cooperate with any reasonable request from the chief executive officer of the Company to reduce or eliminate such deduction or withholding (on behalf of the applicable individual or entity) to the extent permitted by Law. Any such amounts so deducted or withheld shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction or withholding was made.

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(j) Dissenting Shares. Notwithstanding anything in this Agreement to the contrary, any Company Capital Stock outstanding immediately prior to the Effective Time and held by a Company Shareholder who has not voted in favor of or consented to the adoption of this Agreement and who is entitled to demand and has properly demanded appraisal for such Company Capital Stock in accordance with the DGCL, and who, as of the Effective Time, has not effectively withdrawn or lost such appraisal rights (such Company Capital Stock, “Dissenting Shares”) shall not be converted into or be exchangeable for the right to receive a portion of the Merger Consideration and, instead, shall be entitled to only those rights as set forth in the DGCL. If, after the Effective Time, any such holder fails to perfect or withdraws or loses his, her or its right to appraisal under the DGCL, with respect to any Dissenting Shares, upon surrender of the certificate(s) representing such Dissenting Shares, such Dissenting Shares shall thereupon be treated as if they had been converted as of the Effective Time into the right to receive the portion of the Merger Consideration, if any, to which such Company Capital Stock is entitled pursuant to Section 3.1(b), without interest. Parent shall direct all negotiations and proceedings with respect to the exercise of such appraisal rights under the DGCL.

Article IV
REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except as set forth in the disclosure letter delivered by the Company to Parent and Merger Sub on or prior to the Original Date of this Agreement (the “Company Disclosure Letter”) and except as disclosed in the Company SEC Documents filed or furnished with the SEC and publicly available on EDGAR at least two (2) Business Days prior to the Original Date (including all exhibits and schedules thereto and documents incorporated by reference therein, but excluding any forward-looking disclosures set forth in any “risk factors” section, any disclosures in any “forward looking statements” section and any other disclosures included therein to the extent they are predictive or forward looking in nature), the Company acknowledges that, as of such Original Date, it represented and warranted to Parent and Merger Sub as follows, which representations and warranties, unless modified by this Agreement (which modification may include deletion of such representation or warranty), remain in effect, but solely to the extent made in the Original Agreement, without novation, notwithstanding the repetition thereof in this Agreement. All references in Article IV of this Agreement to the “date of this Agreement,” the “date hereof,” or similar wording shall be deemed to refer to the date of the Original Agreement, and any representation or warranty stated in the present tense, regardless of its repetition in Article IV of this Agreement, shall be read to apply solely in the past tense as of the Original Date. Representations and warranties made with respect to the occurrence or non-occurrence of an event or set of facts since a certain date shall likewise solely apply from such prior date through the Original Date:

Section 4.1 Organization, Standing and Power.

(a) Each of the Company and its Subsidiaries is, as applicable, a corporation, a trust, general or limited partnership or limited liability company duly organized, validly existing and, where relevant, in good standing under the Laws of its jurisdiction of incorporation or organization, with all requisite entity power and authority to own, lease and, to the extent applicable, operate its respective properties and to carry on its respective business as now being conducted, other than, in each case, where the failure to be so organized, validly existing, in good standing or to have such power or authority would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company (a “Company Material Adverse Effect”). Each of the Company and its Subsidiaries is duly qualified or licensed to do business and, where relevant, is in good standing in each jurisdiction in which the business it is conducting requires such qualification or license, other than where the failure to so qualify, be licensed or in good standing would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. The Company has heretofore made available to Parent complete and correct copies of its Organizational Documents.

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(b) Section 4.1(b) of the Company Disclosure Letter sets forth an accurate and complete list of each Subsidiary of the Company, together with (i) the jurisdiction of incorporation or organization, as the case may be, of such Subsidiary, (ii) the type and percentage of interest held, directly or indirectly, by the Company in such Subsidiary, (iii) the amount of its authorized capital stock or other equity interests and (iv) the amount of its outstanding capital stock or other equity interests.

(c) Section 4.1(c) of the Company Disclosure Letter sets forth an accurate and complete list of Persons, other than the Subsidiaries of the Company, in which the Company or any Subsidiary of the Company has a direct equity interest and a description of such interest.

Section 4.2 Capital Structure.

(a) As of December 10, 2023, the authorized capital stock of the Company consists of (i) 3,000,000,000 shares of Company Common Stock and (ii) 5,000,000 shares of Company Preferred Stock. At the close of business on November 13, 2023: (A) 10,730,210 shares of Company Common Stock were issued and outstanding; (B) 1,800 shares of the Company Series E-1 Preferred Stock were issued and outstanding; (C) 9,535 shares of Company Common Stock were reserved and available for issuance pursuant to the Company 2014 Equity Incentive Plan; (D) 609 shares of Company Common Stock were reserved and available for issuance pursuant to the Company’s 2018 Inducement Equity Incentive Plan; (E) 509 shares of Company Common Stock were reserved and available for issuance pursuant to the Company’s 2019 Employee Stock Purchase Plan; (F) 449,643,423 shares of Company Common Stock were reserved for issuance in connection with the conversion of the Company Convertible Notes; (F) 32,639,382 shares of Company Common Stock were reserved for issuance in connection with the exercise of the Company Warrants; and (G) 278,137,667 shares of Company Common Stock were reserved for issuance in connection with the exercise of the Company Purchase Rights. Except as set forth in this Section 4.2, at the close of business on November 13, 2023, there are no other shares of outstanding Company Capital Stock issued, reserved for issuance or outstanding.

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(b) All outstanding shares of Company Capital Stock are duly authorized, validly issued, fully paid and nonassessable and are not subject to preemptive rights. All outstanding shares of Company Capital Stock have been issued and granted in compliance in all material respects with applicable state and federal securities Laws, the DGCL and the Organizational Documents of the Company. The Company owns, of record and beneficially, directly or indirectly, all of the issued and outstanding shares of capital stock of, or other equity interests in, the Subsidiaries of the Company, free and clear of all Liens, other than Permitted Liens. As of the close of business on December 7, 2023, except as set forth in this Section 4.2 and the Organizational Documents of the Company, except for stock grants or other awards granted in accordance with Section 6.1(b) and except for the Company Warrants and Company Convertible Notes, there are no outstanding: (i) shares of Company Capital Stock; (ii) Voting Debt; (iii) securities of the Company or any Subsidiary of the Company convertible into or exchangeable or exercisable for shares of Company Capital Stock or Voting Debt; (iv) contractual obligations of the Company or any Subsidiary of the Company to repurchase, redeem or otherwise acquire any shares of Company Capital Stock or capital stock, membership interests, partnership interests, joint venture interests or other equity interests of any Subsidiary of the Company; or (v) subscriptions, options, warrants, calls, puts, rights of first refusal or other rights (including preemptive rights), commitments or agreements to which the Company or any Subsidiary of the Company is a party or by which it is bound, in any case, obligating the Company or any Subsidiary of the Company to (A) issue, deliver, transfer, sell, purchase, redeem or acquire, or cause to be issued, delivered, transferred, sold, purchased, redeemed or acquired, additional shares of Company Capital Stock, any Voting Debt or other voting securities of the Company or (B) grant, extend or enter into any such subscription, option, warrant, call, put, right of first refusal or other similar right, commitment or agreement. Except as set forth in the Organizational Documents of the Company, there are no shareholder agreements, voting trusts or other agreements to which the Company is a party or by which it is bound relating to the voting of any shares of the Company Capital Stock.

(c) All dividends or other distributions on the shares of Company Capital Stock and any material dividends or other distributions on any securities of any Subsidiary of the Company which have been authorized or declared prior to the date hereof have been paid in full (except to the extent such dividends or distributions have been declared and are not yet due and payable). As of the date of this Agreement, there are no declared and unpaid dividends with respect to any shares of Company Capital Stock or declared and unpaid material dividends with respect to any securities of any Subsidiary of the Company (including any material dividends payable to the Company from a Subsidiary of the Company).

Section 4.3 Authority; No Violations; Approvals.

(a) The Company has all requisite corporate power to execute and deliver this Agreement and to perform its obligations hereunder, subject, with respect to the consummation of the Merger, to clauses (i) through (ii) below. The execution, delivery and performance of this Agreement by the Company and the consummation by the Company of the Transactions, including the consummation of the Merger, have been duly and validly authorized by all necessary corporate action on the part of the Company, subject, with respect to consummation of the Merger, to (i) receipt of the Company Shareholder Approval and (ii) the filing of the Certificate of Merger with, and acceptance for record by, the Delaware Department. This Agreement has been duly executed and delivered by the Company and, assuming the due and valid execution of this Agreement by Parent and Merger Sub, constitutes a valid and legally binding obligation of the Company enforceable against the Company in accordance with its terms, subject, as to enforceability, to bankruptcy, insolvency, reorganization, moratorium and other Laws of general applicability relating to or affecting creditors’ rights and to general principles of equity regardless of whether such enforceability is considered in a Proceeding in equity or at law (collectively, “Creditors’ Rights”). The Company Board, at a meeting duly called and held, (A) determined that this Agreement and the Transactions, including the Merger, are in the best interests of the Company and the Company Shareholders, (B) adopted and approved this Agreement and declared that the Transactions, including the Merger, are advisable, (C) directed that the Merger and the other Transactions be submitted to the holders of Company Common Stock for consideration at the Company Shareholders Meeting and (D) made the Company Board Recommendation. As of the date hereof, none of the foregoing actions by the Company Board have been rescinded, withdrawn or modified in any way. The Company Shareholder Approval is the only vote of the holders of any class or series of the Company Capital Stock that is necessary to approve the Merger and the other Transactions.

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(b) Except as set forth in Section 4.3(b) of the Company Disclosure Letter, the execution and delivery of this Agreement does not, and the consummation of the Transactions will not (with or without notice or lapse of time, or both) (i) assuming that the Company Shareholder Approval is obtained, contravene, conflict with or result in a violation of any provision of the Organizational Documents of the Company, (ii) result in a violation of, or default under, or acceleration of any material obligation or the loss of a material benefit under, or result in the creation of any Lien upon any of the properties or assets of the Company or any of its Subsidiaries under, any provision of any Company Contract to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries or their respective properties or assets are bound, or (iii) assuming the Consents referred to in Section 4.4 are duly and timely obtained or made and the Company Shareholder Approval has been obtained, contravene, conflict with or result in a violation of any Law applicable to the Company or any of its Subsidiaries or any of their respective properties or assets, other than, in the case of clauses (ii) and (iii), any such contraventions, conflicts, violations, defaults, acceleration, losses, or Lien that would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

Section 4.4 Consents. Except as set forth in Section 4.4 of the Company Disclosure Letter, no Consent from any Governmental Entity is required to be obtained or made by the Company, any of its Subsidiaries or any of the Persons set forth in Section 4.1(c) of the Company Disclosure Letter in connection with the execution and delivery of this Agreement by the Company or the consummation by the Company of the Transactions, except for: (a) the filing with the SEC of a proxy statement in preliminary and definitive form (including any amendments or supplements, the “Proxy Statement”) relating to the meeting of the Company Shareholders to consider the approval of this Agreement, the Merger and the other Transactions (including any postponement, adjournment or recess thereof, the “Company Shareholders Meeting”) and (ii) such reports under the Exchange Act and the Securities Act, and such other compliance with the Exchange Act and the Securities Act and the rules and regulations thereunder, as may be required in connection with this Agreement and the Transactions; (b) the filing of the Certificate of Merger and any other required filings with, and the acceptance for record by, the Delaware Department pursuant to the DGCL; (c) such filings as may be required under the rules and regulations of NASDAQ; (d) such filings and approvals as may be required by any applicable state securities or “blue sky” Laws or Takeover Laws; and (e) any such Consent that the failure to obtain or make would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

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Section 4.5 SEC Documents; Financial Statements; Internal Controls and Procedures.

(a) Since December 31, 2021, the Company has filed or furnished with the SEC all forms, reports, schedules and statements required to be filed or furnished under the Securities Act or the Exchange Act, respectively (such forms, reports, schedules and statements, as amended, collectively, the “Company SEC Documents”). As of their respective filing dates, or, if amended prior to the date hereof, as of the date of (and giving effect to) the last such amendment made prior to the date hereof, each of the Company SEC Documents complied as to form in all material respects with the applicable requirements of the Securities Act or the Exchange Act, as the case may be, and the rules and regulations of the SEC thereunder applicable to such Company SEC Documents, and none of the Company SEC Documents contained, when filed or, if amended prior to the date of this Agreement, as of the date of such amendment with respect to those disclosures that are amended, any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.

(b) The consolidated audited and unaudited interim financial statements of the Company included or incorporated by reference in the Company SEC Documents, including all notes and schedules thereto, complied in all material respects, when filed or if amended prior to the date of this Agreement, as of the date of such amendment, with the rules and regulations of the SEC with respect thereto, were prepared in accordance with generally accepted accounting principles in the United States (“GAAP”) applied on a consistent basis during the periods indicated (except as may be indicated in the notes thereto or, in the case of the unaudited statements, as permitted by Rule 10-01 of Regulation S-X of the SEC) and fairly present in all material respects in accordance with applicable requirements of GAAP (subject, in the case of the unaudited interim financial statements, to normal year-end audit adjustments) the consolidated financial position, results of operations, shareholders’ equity and cash flows of the Company and its Subsidiaries, as of the respective dates thereof and for the respective periods indicated therein (subject, in the case of unaudited interim financial statements, to absence of notes and normal year-end adjustments). To the knowledge of the Company, as of the date hereof, none of the Company SEC Documents is the subject of ongoing SEC review and the Company does not have outstanding and unresolved comments from the SEC with respect to any of the Company SEC Documents. As of the date hereof, none of the Company SEC Documents is the subject of any confidential treatment request by the Company.

(c) Except as set forth in Section 4.5(c) of the Company Disclosure Letter and other than any off-balance sheet arrangements disclosed in the Company SEC Documents filed or furnished prior to the date hereof, neither the Company nor any Subsidiary of the Company is a party to, or has any contract to become a party to, any joint venture, off-balance sheet partnership or any similar contractual arrangement, including any off-balance sheet arrangements (as described in Instruction 8 to Item 303(b) of Regulation S-K of the SEC) where the purpose of such contract is to avoid disclosure of any material transaction involving, or material liabilities of, the Company in the Company’s published financial statements or any Company SEC Documents.

(d) The Company has established and maintains disclosure controls and procedures and a system of internal controls over financial reporting (as such terms are defined in Rule 13a-15 and Rule 15d-15 under the Exchange Act) as required by the Exchange Act. From January 1, 2023, to the date of this Agreement, the Company’s auditors and the Company Board have not been advised of (i) any significant deficiencies or material weaknesses in the design or operation of internal controls over financial reporting that are reasonably likely to adversely affect in any material respect the Company’s ability to record, process, summarize and report financial information or (ii) any fraud, whether or not material, that involves management or other employees who have a significant role in the Company’s internal controls over financial reporting, and, in each case, neither the Company nor any of its Representatives has failed to disclose such information to the Company’s auditors or the Company Board.

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Section 4.6 Absence of Certain Changes or Events.

(a) From January 1, 2023, through the date of this Agreement, there has not been any event, change, effect or development that hasn’t been publicly disclosed, and that, individually or in the aggregate, has had or would reasonably be expected to have a Company Material Adverse Effect.

(b) From January 1, 2023, through the date of this Agreement, except for events giving rise to, and the discussion and negotiation of and other actions taken in connection with, this Agreement, the Company and each of its Subsidiaries have conducted their business in the ordinary course of business in all material respects.

Section 4.7 No Undisclosed Material Liabilities. There are no liabilities of the Company or any of its Subsidiaries of any kind whatsoever, whether accrued, contingent, absolute, determined, determinable or otherwise, other than: (a) liabilities reflected or reserved against on the consolidated balance sheet of the Company dated as of December 31, 2022 (including the notes thereto) contained in the Company SEC Documents filed or furnished prior to the date hereof; (b) liabilities incurred in the ordinary course of business subsequent to December 31, 2022; (c) liabilities incurred in connection with the preparation, negotiation and consummation of the Transactions; (d) liabilities incurred as permitted under Section 6.1(b)(xi); and (e) liabilities that would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

Section 4.8 [Intentionally omitted]

Section 4.9 Company Permits; Compliance with Applicable Law. Except as set forth in Section 4.9 of the Company Disclosure Letter, the Company and its Subsidiaries hold all permits, licenses, franchises, variances, exemptions, orders and approvals of all Governmental Entities necessary for the lawful conduct of their respective businesses (the “Company Permits”), except where the failure to so hold would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. The Company and its Subsidiaries are in compliance with the terms of the Company Permits, except where the failure to so comply would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. Neither the Company nor any Subsidiary of the Company is in violation or breach of, or default under, any Company Permit, nor has the Company or any Subsidiary of the Company received any claim or notice indicating that the Company or any Subsidiary of the Company is currently not in compliance with the terms of any Company Permits, except for violations, breaches and defaults, and failures to be in compliance with the terms of any Company Permits that would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. The businesses of the Company and its Subsidiaries are not currently being conducted, and at no time since January 1, 2022, have been conducted, in violation of any applicable Law, except for violations that would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. As of the date of this Agreement, no investigation or review by any Governmental Entity with respect to the Company or any of its Subsidiaries is pending or, to the knowledge of the Company, threatened, other than those the outcome of which would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. Notwithstanding anything to the contrary in this Section 4.9, the provisions of this Section 4.9 shall not apply to matters addressed in Sections 4.10, 4.11 or 4.12.

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Section 4.10 Compensation; Benefits.

(a) Set forth in Section 4.10(a) of the Company Disclosure Letter is a list, as of the date hereof, of all of the Employee Benefit Plans sponsored, maintained, contributed to, or required to be contributed to by the Company or any of its Subsidiaries or with respect to which the Company or any of its Subsidiaries has, or could reasonably be expected to have, any material liability (such Employee Benefit Plans, and whether or not material, the “Company Plans”). True, correct and complete copies of each of the Company Plans (or, in the case of any unwritten Company Plan, a written description thereof) and any amendments thereto and, as applicable, the most current versions of any related trust agreements, insurance contracts or other funding arrangements, favorable determination or opinion letters, and the most recent report on Form 5500 and summary plan description with respect to each such Company Plan, in each case, have been furnished or made available to Parent or its Representatives.

(b) Each Company Plan has been administered, funded (if applicable) and maintained in compliance with its terms and all applicable Laws.

(c) Each Company Plan that is intended to be a “qualified plan” within the meaning of Section 401(a) of the Code has received a favorable determination letter, or may rely on a favorable opinion letter, issued by the IRS, and to the knowledge of the Company, no events have occurred that would reasonably be expected to result in any such letter being revoked or in the loss of the qualified status of any such Company Plan.

(d) As of the date of this Agreement, there are no actions, suits or claims pending (other than routine claims for benefits) or, to the knowledge of the Company, threatened against, or with respect to, any of the Company Plans, except for such pending actions, suits or claims that would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(e) All material contributions required to be made to the Company Plans pursuant to their terms have been timely made.

(f) There are no material unfunded benefit obligations with respect to any Company Plan that have not been properly accrued for in the Company’s financial statements or disclosed in the notes thereto in accordance with GAAP.

(g) None of the Company, any of its Subsidiaries, or any of their respective ERISA Affiliates, contributes to, has an obligation to contribute to or otherwise has any liability (actual or contingent) with respect to, and no Company Plan is, a plan subject to Title IV of ERISA (including a multiemployer plan within the meaning of Section 3(37) of ERISA), Section 302 of ERISA or Section 412 of the Code.

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(h) Except for continuation coverage to be provided, and for no longer than continuation coverage is required to be provided, pursuant to Section 4980B of the Code or any similar state Law for which any director, officer or employee (including any former director, officer or employee) is responsible for the full cost of such coverage, neither the Company nor any of its Subsidiaries has any current or projected liability for, and no Company Plan provides or promises, any post-employment or post-retirement medical, dental, disability, hospitalization, life or similar benefits (whether insured or self-insured) to any director, officer or employee (including any former director, officer or employee) of the Company or any of its Affiliates.

(i) Neither the Company nor any of its Subsidiaries has any obligation to gross-up, indemnify or otherwise reimburse any current or former service provider of the Company or any of its Affiliates for any Tax incurred by such service provider under Sections 409A or 4999 of the Code.

(j) Except as contemplated by this Agreement, the execution and delivery of this Agreement and the consummation of the Transactions will not (either alone or in combination with another event), (i) result in any payment or benefit from the Company or any of its Subsidiaries becoming due, or increase in the amount of any compensation due, to any current or former officers, employees or consultants of the Company or any of its Affiliates, (ii) increase any benefits otherwise payable under any Company Plan, (iii) result in the acceleration of the time of payment (including the funding of a trust or transfer of any assets to fund any benefits under any Company Plan) or vesting of or otherwise trigger any compensation or benefits payable to or in respect of any current or former employee, director or consultant of the Company or any of its Affiliates or (iv) limit or restrict the right of the Company or any of its Subsidiaries to merge, amend or terminate any Company Plan.

(k) No payment or benefit (or portion thereof) that is required to be made by the Company or any of its Subsidiaries under any Company Plan or this Agreement with respect to any “disqualified individual” (as defined within Treas. Reg. 1.280G-1, Q&A 15), individually or in the aggregate, could be an “excess parachute payment” within the meaning of Section 280G(b) of the Code.

Section 4.11 Employment and Labor Matters.

(a) The Company has provided Parent a true, correct and complete list of each employee of the Company or any of its Subsidiaries (the “Business Employees”) that specifies for each such Business Employee, to the extent applicable, his or her: (i) name, (ii) job title, (iii) employing entity, (iv) hire date and service date (if different than hire date), (v) status as exempt or non-exempt under the Fair Labor Standards Act, (vi) current annualized salary or hourly rate of pay, as applicable, (vii) eligibility to receive other compensation (including bonus, commissions, profit-sharing, pension benefits and any other non-wage compensation), (viii) leave status (including type of leave, start date of leave, and expected return date), (ix) whether the Business Employee is on a visa or work permit, the sponsoring entity, and date of expiration, as applicable, and (x) primary location of employment. The Company has also provided Parent a true, correct and complete list of each individual who provides material services to the Company or any of its Subsidiaries in the capacity of an independent contractor, along with his or her: (i) name and, if applicable, the entity through which he or she provides services, (ii) nature of the services performed, and (iii) compensation rate for such services. Collectively, the individuals listed within the two lists provided by the Company to Parent and referenced in this Section 4.11(a) represent the individuals reasonably necessary to manage and operate the businesses of the Company and its Subsidiaries as currently managed and operated.

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(b) The Company and each of its Subsidiaries are, and since January 1, 2022 have been, in compliance in all material respects with all applicable Laws respecting labor and employment, including all such Laws respecting wages, hours, overtime pay, non-discrimination, non-retaliation, non-harassment, civil rights, fair employment practices, equal opportunity, recordkeeping, meal and rest breaks, employee training, immigration and employment eligibility verification, payroll withholdings and deductions, employee privacy, classification and payment of employees, independent contractors and consultants, pay and employment equity, collective bargaining, employee leave, plant closings and mass layoffs, workers’ compensation, occupational health and safety, immigration, and the terms and conditions of employment.

(c) There are not, and since January 1, 2022 have not been, any Proceedings pending or, to the knowledge of the Company, threatened against the Company or any of its Subsidiaries in connection with the employment or engagement of, on behalf of, or otherwise relating to, any current or former employee or independent contractor of the Company or any of its Subsidiaries, including any of the Business Employees.

(d) Neither the Company nor any Subsidiary of the Company is or has ever been a party to, or bound by, any collective bargaining agreement, memorandum of understanding, or other contract with a labor union, works council, labor organization, or similar representative of employees. Neither the Company nor any Subsidiary of the Company is or has ever been subject to any strikes, work stoppages, picketing, walkouts, slowdowns, or lockouts. There are not, and since January 1, 2022 have not been, any Proceedings pending or, to the knowledge of the Company, threatened against the Company or any of its Subsidiaries relating to unfair labor practice charges or other material labor disputes. There is no organizing activity, or demands for recognition or certification, with respect to the formation of a collective bargaining unit or election or recognition of a collective bargaining representative presently being made or, to the knowledge of the Company, threatened involving any Business Employee.

Section 4.12 Taxes.

(a) The Company and each of its Subsidiaries have (i) duly and timely filed (or there have been filed on their behalf) with the appropriate Taxing Authority all U.S. Federal income and all other material Tax Returns required to be filed by them, taking into account any extensions of time within which to file such Tax Returns, and all such Tax Returns were and are correct and complete in all material respects, and (ii) duly and timely paid in full (or there has been duly and timely paid in full on their behalf) all material amounts of Taxes required to be paid by them, other than Taxes that are not yet due and payable or that are being contested in good faith by appropriate Proceedings and for which adequate reserves have been established in accordance with GAAP.

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(b) The unpaid Taxes of the Company and its Subsidiaries (i) did not as of the date of the most recent financial statement exceed the reserve for Taxes set forth on the face of the most recent financial statement (rather than in any notes thereto) and (ii) will not exceed that reserve as adjusted for the passage of time through the Closing Date in accordance with the past custom and practice of the Company (and its Subsidiaries) in filing the applicable Tax Returns. Since the date of the most recent financial statement, none of the Company nor any of its Subsidiaries has incurred any liability for Taxes outside the ordinary course of business.

(c) (i) There are no audits, investigations by any Governmental Entity or other proceedings pending or, to the knowledge of the Company, threatened in writing with regard to any Taxes or Tax Returns of the Company or any of its Subsidiaries; (ii) no deficiency for Taxes of the Company or any of its Subsidiaries has been claimed, proposed or assessed in writing or, to the knowledge of the Company, threatened in writing, by any Governmental Entity, which deficiency has not yet been settled ; (iii) neither the Company nor any of its Subsidiaries has waived any statute of limitations with respect to the assessment of Taxes or agreed to any extension of time with respect to any Tax assessment or deficiency for any open tax year (other than pursuant to extensions of time to file Tax Returns obtained in the ordinary course); (iv) neither the Company nor any of its Subsidiaries is currently the beneficiary of any extension of time within which to file any Tax Return that remains unfiled; and (v) neither the Company nor any of its Subsidiaries has entered into any “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or foreign income Tax Law).

(d) None of the Company nor any of its Subsidiaries will be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any: (i) change in or improper use of method of accounting (other than by virtue of one or more of the transactions contemplated by this Agreement) for a taxable period ending on or prior to the Closing Date under Code Section 481(c) (or any corresponding or similar provision of state, local or foreign income Tax Law) or other provisions of applicable Law; (ii) “closing agreement” as described in Code Section 7121 (or any corresponding or similar provision of state, local or foreign income Tax Law) executed on or prior to the Closing Date; (iii) installment sale or open transaction made on or prior to the Closing Date, (iv) prepaid amount or deferred revenue received on or prior to the Closing Date other than in the ordinary course of business, (v) intercompany transaction or excess loss account described in Treasury Regulations under Section 1502 of the Code (or any corresponding or similar provision of state, local, or non-U.S. Tax law); or (vi) an election under Section 965(h) of the Code (or any corresponding or similar provision of state, local or non-U.S. law).

(e) The Company and its Subsidiaries have complied, in all material respects, with all applicable Laws relating to the payment and withholding of Taxes (including withholding of Taxes pursuant to Sections 1441, 1442, 1445, 1446, 1471, 3102 and 3402 of the Code or similar provisions under any state and foreign Laws) and have duly and timely withheld and, in each case, have paid over to the appropriate Taxing Authority all amounts required to be so withheld and paid over on or prior to the due date thereof under all applicable Laws.

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(f) There are no Tax Liens upon any property or assets of the Company or any of its Subsidiaries except for Liens for Taxes not yet due and payable or that are being contested in good faith by appropriate proceedings and for which adequate reserves have been established in accordance with GAAP.

(g) Neither the Company nor any of its Subsidiaries has requested, has received or is subject to any written ruling of a Taxing Authority.

(h) There are no Tax allocation or sharing agreements or similar arrangements with respect to or involving the Company or any of its Subsidiaries, and after the Closing Date neither the Company nor any of its Subsidiaries shall be bound by any such Tax allocation agreements or similar arrangements or have any liability thereunder for amounts due in respect of periods prior to the Closing Date, in each case, other than customary provisions of commercial or credit agreements.

(i) Neither the Company nor any of its Subsidiaries (i) has been a member of an affiliated group filing a consolidated U.S. federal income Tax Return or (ii) has any liability for the Taxes of any Person (other than any Subsidiary of the Company) under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or foreign Tax Law), as a transferee or successor, or otherwise by Law.

(j) Neither the Company nor any of its Subsidiaries has participated in any “reportable transaction” within the meaning of Treasury Regulation Section 1.6011-4(b).

(k) Neither the Company nor any of its Subsidiaries has constituted either a “distributing corporation” or a “controlled corporation” (within the meaning of Section 355(a)(1)(A) of the Code) in a distribution of stock qualifying for tax-free treatment under Section 355 of the Code in the two years prior to the date of this Agreement.

(l) No written power of attorney that has been granted by the Company or any of its Subsidiaries (other than to the Company or any of its Subsidiaries) is currently in force with respect to any matter relating to Taxes.

(m) Neither the Company nor any of its Subsidiaries (i) has elected to defer the payment of any Taxes pursuant to Section 2302 of the CARES Act or any other COVID-19 Measures or (ii) has claimed any “employee retention credit” pursuant to Section 2301 of the CARES Act.

Section 4.13 Litigation. Except for such matters as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, there is no, and since January 1, 2022 has been no, (a) Proceeding pending or, to the knowledge of the Company, threatened against the Company or any of its Subsidiaries or any of their respective properties, rights or assets or (b) judgment, decree or injunction, ruling or order, in each case, of any Governmental Entity or arbitrator outstanding against the Company or any of its Subsidiaries.

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Section 4.14 Intellectual Property.

(a) Section 4.14(a) of the Company Disclosure Letter identifies each item of Company Intellectual Property that is the subject of a registration or application in any jurisdiction (“Company Registered Intellectual Property”), including, with respect to each patent and patent application: (i) the name of the applicant/registrant, (ii) the jurisdiction of application/registration, (iii) the application or registration number and (iv) any other co-applicants/co-owners. To the Company’s knowledge, each of the patents and patent applications included in Section 4.14(a) of the Company Disclosure Letter properly identifies by name each and every inventor of the inventions claimed therein as determined in accordance with applicable Laws of the United States. To the Company’s knowledge, as of the date of this Agreement, no litigation, cancellation, interference, derivation proceeding, opposition, inter partes review, post grant review, reexamination or other proceeding of any nature (other than office actions or similar communications issued by any Governmental Entity in the ordinary course of prosecution of any pending applications for registration) is pending or threatened in writing, in which the scope, validity, enforceability or ownership of any Company Intellectual Property is being or has been contested or challenged.

(b) To the Company’s knowledge, the Company and its Subsidiaries exclusively own, are the sole assignees of, or have exclusively licensed all Company Intellectual Property (other than as disclosed on Section 4.14(b) of the Company Disclosure Letter), free and clear of all Liens other than Permitted Liens. All Company Intellectual Property that is licensed to the Company or any of its Subsidiaries is licensed pursuant to a written agreement. To the Company’s knowledge each Company Associate involved in the creation or development of any Company Intellectual Property, pursuant to such Company Associate’s activities on behalf of the Company or any of its Subsidiaries, has signed a written agreement containing an assignment of such Company Associate’s rights in such Company Intellectual Property to the Company or such Subsidiary. To the Company’s knowledge each Company Associate who has or has had access to trade secrets or confidential information of the Company or any of its Subsidiaries has signed a valid and enforceable written agreement containing confidentiality provisions protecting the Company Intellectual Property, trade secrets and confidential information. To the Company’s knowledge the Company and its Subsidiaries have taken commercially reasonable steps to protect and preserve the confidentiality of their trade secrets and confidential information.

(c) To the Company’s knowledge no funding, facilities or personnel of any Governmental Entity or any university, college, research institute or other educational institution has been used to create Company Intellectual Property that is solely created by the Company.

(d) Section 4.14(d) of the Company Disclosure Letter sets forth each license agreement pursuant to which the Company or any of its Subsidiaries (i) is granted a license under any Intellectual Property owned by any third party that is used by the Company or a Subsidiary of the Company in its business as currently conducted (each a “Company In-bound License”) or (ii) grants to any third party a license under any Company Intellectual Property (each a “Company Out-bound License”) (provided, that, Company In-bound Licenses shall not include, when entered into in the ordinary course of business, material transfer agreements, services agreements, clinical trial agreements, agreements with Company Associates, commercially available Software-as-a-Service offerings or off-the-shelf software licenses; and Company Out-bound Licenses shall not include, when entered into in the ordinary course of business, material transfer agreements, clinical trial agreements, services agreements, or non-exclusive outbound licenses). To the Company’s knowledge, all Company In-bound Licenses and Company Out-bound Licenses are in full force and effect and are binding obligations of each party to such Company In-bound Licenses or Company Out-bound Licenses. No party to such Company In-bound Licenses or Company Out-bound Licenses are in breach under to such Company In-bound Licenses or Company Out-bound Licenses.

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(e) (i) To the Company’s knowledge the operation of the businesses of the Company and its Subsidiaries as currently conducted does not infringe, misappropriate or otherwise violate any Intellectual Property of any other Person and (ii) no other Person is infringing, misappropriating or otherwise violating any Company Intellectual Property. To the Company’s knowledge no legal proceeding is pending (or, to the Knowledge of the Company and its Subsidiaries, is threatened in writing) (A) against the Company or any of its Subsidiaries alleging that the operation of the business of the Company or such Subsidiary infringes or constitutes the misappropriation or other violation of any Intellectual Property of another Person or (B) by the Company or any of its Subsidiaries alleging that another Person has infringed, misappropriated or otherwise violated any of the Company Intellectual Property. Since January 1, 2022, the Company and its Subsidiaries have not received any written notice or other written communication alleging that the operation of the business of the Company or any of its Subsidiaries infringes or constitutes the misappropriation or other violation of any Intellectual Property of another Person.

(f) To the Company’s knowledge none of the Company Intellectual Property is subject to any pending or outstanding injunction, directive, order, judgment or other disposition of dispute that adversely and restricts the use, transfer, registration or licensing by the Company or any of its Subsidiaries of any such Company Intellectual Property.

(g) The Company has taken commercially reasonable steps and implemented commercially reasonable disaster recovery and security plans and procedures to protect the information technology systems used in, material to or necessary for operation of the business of the Company as currently conducted from unauthorized use, acquisition or access. To the knowledge of the Company, there have been no material malfunctions or unauthorized intrusions, or breaches of the information technology systems used in, material to or necessary for the operation of the business of the Company as currently conducted.

Section 4.15 Real Property. Neither the Company nor any Subsidiary of the Company owns any real property, other than as and to the extent disclosed in Section 4.15 of the Company Disclosure Letter or the Company SEC Documents filed or furnished with the SEC prior to the date hereof. Neither the Company nor any Subsidiary of the Company has leased or subleased any real property and does not have any obligation to pay any rent or other fees for any real property other than as and to the extent disclosed in the Company SEC Documents filed or furnished with the SEC prior to the date hereof.

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Section 4.16 Material Contracts.

(a) Section 4.16(a) of the Company Disclosure Letter sets forth a true and complete list, as of the date of this Agreement, of:

(i) Each merger, business combination, acquisition, purchase, sale or divestiture contract that contains representations, covenants, indemnities or other obligations (including “earnout” or other contingent payment obligations) that would reasonably be expected to result in the receipt of or making of future payments in excess of $100,000;

(ii) each contract that grants any right of first refusal or right of first offer or that limits the ability of the Company, any Subsidiary of the Company or any of their respective Affiliates to own, operate, sell, transfer, pledge or otherwise dispose of any businesses, securities or assets (other than provisions requiring notice of or consent to assignment by any counterparty thereto);

(iii) each contract relating to outstanding Indebtedness (or commitments or guarantees in respect thereof) of the Company or any of its Subsidiaries (whether incurred, assumed, guaranteed or secured by any asset) in excess of $50,000;

(iv) each employment contract to which the Company or a Subsidiary of the Company is a party other than employment contracts that can be terminated at any time with less than two days’ notice and without financial liability to the Company or any of its Subsidiaries;

(v) each contract containing any non-compete, non-solicit, exclusivity or similar type of provision that materially restricts the ability of the Company or any of its Subsidiaries (including Parent upon consummation of the Transactions) to compete or otherwise engage in any line of business or with any Person or geographic area;

(vi) each contract pursuant to which the Company or any Subsidiary of the Company may be obligated to issue or repurchase any Company Capital Stock or any capital stock or other equity interests in any Subsidiary of the Company (including the Company Warrants and the Company Convertible Notes);

(vii) each partnership, joint venture, limited liability company, grantor trust, strategic alliance agreement or other similar agreement to which the Company or a Subsidiary of the Company is a party (other than any such agreement solely between or among the Company and its wholly-owned Subsidiaries);

(viii) each contract between or among the Company or any Subsidiary of the Company, on the one hand, and any officer, director or Affiliate (other than a wholly-owned Subsidiary of the Company) of the Company or any of its Subsidiaries or any of their respective “associates” or “immediate family” members (as such terms are defined in Rule 12b-2 and Rule 16a-1 of the Exchange Act), on the other hand;

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(ix) each contract that obligates the Company or any of its Subsidiaries to indemnify any past or present directors, officers, or employees of the Company or any of its Subsidiaries;

(x) each material vendor, supplier or third party consulting or similar contract not otherwise described in this Section 4.16(a) that (A) cannot be voluntarily terminated pursuant to its terms within 60 days after the Effective Time and (B) under which it is reasonably expected the Company or any of its Subsidiaries will be required to pay fees, expenses or other costs in excess of $50,000 following the Effective Time; and

(xi) each “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K under the Exchange Act) not otherwise described in this Section 4.16(a) with respect to the Company or any Subsidiary of the Company.

(b) Collectively, the contracts set forth in Section 4.16(a) are herein referred to as the “Company Contracts.” Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect and assuming each Company Contract has been duly authorized and is enforceable on each party thereto (excluding the Company and each of its Subsidiaries), each Company Contract is legal, valid, binding and enforceable in accordance with its terms on the Company and each of its Subsidiaries that is a party thereto and is in full force and effect, subject, as to enforceability, to Creditors’ Rights. Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, neither the Company nor any of its Subsidiaries is in breach or default under any Company Contract nor, to the knowledge of the Company, is any other party to any such Company Contract in breach or default thereunder. Complete and accurate copies of each Company Contract in effect as of the date hereof (including all amendments and modifications) have been furnished to or otherwise made available to Parent. Neither the Company nor any of its Subsidiaries has received written notice of any material violation of or material default under any Company Contract.

Section 4.17 Insurance. To the knowledge of the Company, (a) all current, material insurance policies of the Company and its Subsidiaries (collectively, the “Material Company Insurance Policies”) are in full force and effect and (b) all premiums payable under the Material Company Insurance Policies prior to the date of this Agreement have been duly paid. As of the date of this Agreement, no written notice of cancellation or termination has been received with respect to any Material Company Insurance Policy.

Section 4.18 Environmental Matters.

(a) The Company and its Subsidiaries are, and for the past three (3) years have been, in compliance with all Environmental Laws and have not (i) received from any Person any (A) written notice or (B) request for information pursuant to Environmental Law or (ii) been subject to any environmental claim, which, in each case, either remains pending, threatened, or unresolved, except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

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(b) No Company Owned Real Property or Company Leased Real Property is currently listed on, or has been proposed for listing on, the National Priorities List (or CERCLIS) under CERCLA, or any similar Law.

(c) There are no Hazardous Materials present at any Company Owned Real Property or Company Leased Real Property in quantities or concentrations requiring remedial or corrective action under any Environmental Law except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(d) The Company has previously made available to Parent true and complete copies of any and all material environmental reports, studies, audits, records, sampling data, site assessments and other similar documents with respect to the business or assets of the Company or any currently operated or leased real property which are in the reasonable possession, custody, or control of the Company.

Section 4.19 Brokers. No broker, investment banker or other Person is entitled to any broker’s, finder’s or other similar fee or commission in connection with the Transactions based upon arrangements made by or on behalf of the Company or any of its Subsidiaries.

Section 4.20 State Takeover Statute. The Company Board has taken all action necessary to render inapplicable to the Merger and the other Transactions to the extent applicable to the Company, any Takeover Law.

Section 4.21 Investment Company Act. Neither the Company nor any of its Subsidiaries is, or as of immediately prior to the Effective Time will be, required to be registered as an investment company under the Investment Company Act.

Section 4.22 Related Party Transactions. Except as set forth in Section 4.22 of the Company Disclosure Letter and as set forth in the Company SEC Documents filed through and including the date of this Agreement or as permitted by this Agreement, from January 1, 2021 through the date of this Agreement there have been no transactions, agreements, arrangements or understandings between the Company or any of its Subsidiaries, on the one hand, and any Affiliates (other than Subsidiaries of the Company) of the Company, on the other hand, that would be required to be disclosed under Item 404 of Regulation S-K promulgated by the SEC. Section 4.21 of the Company Disclosure Letter sets forth each agreement between the Company or any of its Subsidiaries, on the one hand, and any Affiliates (other than Subsidiaries of the Company) of Company, on the other hand.

Section 4.23 FDA Regulatory.

(a) To the Knowledge of the Company, the Company is, and has been, in compliance in all materials respects with all applicable Laws in the jurisdictions in which the Company conducts business including but not limited to, as applicable (i) preclinical and clinical testing, (ii) application for marketing approval of, manufacture, distribution, promotion and sale of the Products, (iii) the requirement for and the terms of all necessary permits, (iv) establishment registration, (v) payment of all establishment fees, (vi) Good Clinical Practices, (vii) Good Manufacturing Practices, and (viii) recordkeeping and reporting requirements. The Company is not in default with respect to any order, writ, judgment, award, injunction or decree of any Governmental Entity or arbitrator applicable to it, or any of its assets. The Company has not received, at any time during the prior five (5) years from the actual date of this Agreement, any written notice from any Governmental Entity regarding any actual, alleged, or potential violation of, or failure to comply with, any Law applicable to the Company in any material respect.

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(b) To the Knowledge of the Company, the Company and any suppliers, manufacturers, or other companies with which the Company contracts for services related to the Products, holds all certificates, authorizations, registrations, reports, documents, permits or notices required to be filed, maintained or furnished under FDA Law and all other applicable local, state, and federal laws and regulations of the relevant Governmental Entity engaged in the regulation of pharmaceuticals or biohazardous materials in the jurisdictions in which the Company performs clinical trials and/or markets its Products (“FDA Permits”). All FDA Permits are in full force and effect in all material respects and no suspension, revocation, cancellation, or withdrawal of such FDA Permits is threatened and there is no reasonable basis for believing that such FDA Permits will not be renewable upon expiration or will be suspended, revoked, cancelled, or withdrawn.

(c) The Company has not received any written notices or statements from the FDA, the EMEA or any other Governmental Entity, and otherwise has no knowledge or reason to believe, that (i) any drug, including the Products or other product candidate of the Company (each a “Potential Product”) may or will be rejected or determined to be non-approvable; (ii) a delay in time for review and/or approval of a marketing authorization application or marketing approval application in any jurisdiction for any Potential Product is or may be required, requested or being implemented; (iii) one or more clinical studies for any Potential Product shall or may be requested or required in addition to the clinical studies submitted to the FDA prior to the date hereof as a precondition to or condition of issuance or maintenance of a marketing approval for any Potential Product; (iv) any license, approval, permit or authorization to conduct any clinical trial of or market any product or Potential Product of the Company has been, will be or may be suspended, revoked, modified or limited. The Company has not marketed Potential Products in a manner in any way suggesting that a Potential Product has been approved for an indication that exceeds the scope of the approved product label. The Company is not aware of the results of any studies, tests or trials the which reasonably call into question the results of the tests and trials conducted by or on behalf of the Company with respect to Potential Products.

(d) The Company has not received any written notice or communication from any Governmental Entity of any actual or threatened investigation, inquiry, or administrative, judicial, or regulatory action, hearing, or enforcement proceeding against the Company regarding any violation of applicable FDA Law or other applicable local, state, and federal laws and regulations of the relevant Governmental Entity engaged in the regulation of pharmaceuticals or biohazardous materials, including but not limited to a notice of adverse finding, warning letter, clinical hold notice, recall, field correction, market withdrawal or replacement, safety alert, “dear doctor” letter, investigator notice, or other notice or action relating to an alleged or potential lack of safety or efficacy of any Products of the Company, any alleged product defect of any Products of the Company, or any violation of any material applicable law, rule, regulation or any clinical trial or marketing license, approval, permit or authorization for any Products of the Company, and the Company is not aware of any facts or information that would cause it to initiate any such notice or action and has no knowledge or reason to believe that the FDA, the EMEA or any other Governmental Entity or authority or any institutional or ethical review board or other non-governmental authority intends to impose, require, request or suggest any material obligation arising under an investigation, inquiry, or administrative, judicial, or regulatory action, hearing, or enforcement proceeding.

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(e) In the last five (5) years, the Company has not been party to any corporate integrity agreement, monitoring agreement, consent decree, settlement order, or other similar written agreement, in each case, entered into with or imposed by the FDA. Neither the Company no, to the Knowledge of the Company, any of its officers, employees, or agents, or any manufacturers, distributor, or other entity in the Company’s supply chain, has been or is currently disqualified or debarred, suspended, proposed for debarment or suspensions, deemed non-responsible, or otherwise excluded from the award of contracts or from participating in any Federal healthcare program by any Federal agency or other Governmental Entity. Neither the Company nor, to the Knowledge of the Company, any of its officers, employees, or agents has made an untrue statement of a material fact or a fraudulent statement to the FDA or failed to disclose a material fact required to be disclosed to the FDA, in each of the foregoing cases on behalf of the Company.

(f) No officer, employee, or agent of the Company is or has been, or has been threatened to be: (a) debarred under FDA proceedings pursuant to 21 U.S.C. § 335a; (b) disqualified under FDA investigator qualification proceedings; (c) subject to the FDA’s Application Integrity Policy; or (d) subject to any enforcement proceeding arising from material false statements to the FDA pursuant to 18 U.S.C. § 1001.

(g) Neither the Company nor any of its managers, directors, officers, agents, or employees have (i) used any corporate funds of the Company for unlawful contributions, gifts, entertainment or other unlawful expenses related to political activity, (ii) made any unlawful payments to foreign or domestic government officials or employees or to foreign or domestic political parties or campaigns from corporate funds or violated any provision of the U.S. Foreign Corrupt Practices Act of 1977, as amended, or any other U.S. or foreign Laws concerning corrupt payments applicable to its business or (iii) made or received any other payment, contribution, gift, bribe, rebate, payoff or kick-back prohibited under any applicable Law. Neither the Company nor any of its managers, directors, officers, stockholders, agents, or employees is or has been the subject of any investigation, inquiry or enforcement Proceeding by any Governmental Entity regarding any offense or alleged offense under anti-bribery, anti-corruption, or anti-fraud Law in any jurisdiction and, no such investigation, inquiry or Proceedings have been threatened.

Section 4.24 No Additional Representations.

(a) Except for the representations and warranties made in this Article IV, neither the Company nor any other Person makes any express or implied representation or warranty with respect to the Company or its Subsidiaries or their respective businesses, operations, assets, liabilities or conditions (financial or otherwise) in connection with this Agreement or the Transactions, and the Company hereby disclaims any such other representations or warranties. In particular, without limiting the foregoing disclaimer, neither the Company nor any other Person makes or has made any representation or warranty to Parent, Merger Sub, or any of their respective Affiliates or Representatives with respect to (i) any financial projection, forecast, estimate, budget or prospect information relating to the Company or any of its Subsidiaries or their respective properties, assets or businesses or (ii) except for the representations and warranties made by the Company in this Article IV, any oral or written information presented to Parent or Merger Sub or any of their respective Affiliates or Representatives in the course of their due diligence investigation of the Company, the negotiation of this Agreement or in the course of the Transactions.

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(b) Notwithstanding anything contained in this Agreement to the contrary, the Company acknowledges and agrees that none of Parent, Merger Sub or any other Person has made or is making, and the Company expressly disclaims reliance upon, any representations, warranties or statements relating to Parent or its Subsidiaries (including Merger Sub) whatsoever, express or implied, beyond those expressly given by Parent and Merger Sub in Article V, the Parent Disclosure Letter or in any other document or certificate delivered by Parent or Merger Sub or their respective Affiliates or Representatives in connection herewith, including any implied representation or warranty as to the accuracy or completeness of any information regarding Parent furnished or made available to the Company or any of its Affiliates or Representatives. Without limiting the generality of the foregoing, the Company acknowledges that no representations or warranties are made with respect to any projections, forecasts, estimates, budgets or prospect information that may have been made available to the Company or any of its Affiliates or Representatives (including in certain “data rooms,” “virtual data rooms,” management presentations or in any other form in expectation of, or in connection with, the Merger or the other Transactions).

Article V
REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

Except as set forth in the disclosure letter delivered by Parent and Merger Sub to the Company on or prior to the Original Date of this Agreement (the “Parent Disclosure Letter”) and except as disclosed in the Parent SEC Documents filed or furnished with the SEC and publicly available on EDGAR at least two (2) Business Days prior to the Original Date (including all exhibits and schedules thereto and documents incorporated by reference therein, but excluding any forward-looking disclosures set forth in any “risk factors” section, any disclosures in any “forward looking statements” section and any other disclosures included therein to the extent they are predictive or forward looking in nature), Parent and Merger Sub acknowledges that, as of such Original Date, each jointly and severally represented and warranted to the Company as follows, which representations and warranties, unless modified by this Agreement (which modification may include deletion of such representation or warranty), remain in effect, but solely to the extent made in the Original Agreement, without novation, notwithstanding the repetition thereof in this Agreement. All references in Article V of this Agreement to the “date of this Agreement,” the “date hereof,” or similar wording shall be deemed to refer to the date of the Original Agreement, and any representation or warranty stated in the present tense, regardless of its repetition in Article V of this Agreement, shall be read to apply solely in the past tense as of the Original Date. Representations and warranties made with respect to the occurrence or non-occurrence of an event or set of facts since a certain date shall likewise solely apply from such prior date through the Original Date:

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Section 5.1 Organization, Standing and Power.

(a) Each of Parent and its Subsidiaries (including Merger Sub) is, as applicable, a corporation, partnership or limited liability company duly organized, validly existing and, where relevant, in good standing under the Laws of its jurisdiction of incorporation or organization, with all requisite entity power and authority to own, lease and, to the extent applicable, operate its properties and to carry on its business as now being conducted, other than where the failure to be so organized, validly existing, in good standing or to have such power or authority would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Parent (a “Parent Material Adverse Effect”). Each of Parent and its Subsidiaries (including Merger Sub) is duly qualified or licensed to do business and, where relevant, is in good standing in each jurisdiction in which the business it is conducting, or the operation, ownership or leasing of its properties, makes such qualification, licensing or good standing necessary, other than where the failure to so qualify, be licensed or in good standing would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect. Parent and Merger Sub each has heretofore made available to the Company complete and correct copies of its Organizational Documents.

(b) Section 5.1(b) of the Parent Disclosure Letter sets forth an accurate and complete list of each Significant Subsidiary of Parent, together with (i) the jurisdiction of incorporation or organization, as the case may be, of such Significant Subsidiary, (ii) the type and percentage of interest held, directly or indirectly, by Parent in such Significant Subsidiary, (iii) the amount of such Significant Subsidiary’s authorized capital stock or other equity interests and (iv) the amount of such Significant Subsidiary’s outstanding capital stock or other equity interests.

Section 5.2 Capital Structure.

(a) As of the date of this Agreement, the authorized capital stock of Parent consists of (i) 100,000,000 shares of Parent Common Stock and (ii) 3,000,000 shares of Parent Preferred Stock. At the close of business on December 7, 2023: (A) 1,248,969 shares of Parent Common Stock were issued and 1,248,918 shares of Parent Common Stock were outstanding; (B) 0 shares of Parent Preferred Stock were issued and 0 shares of Parent Preferred Stock were outstanding; (C) ) 1,114 shares of Company Common Stock were reserved and available for issuance pursuant to the Company 2017 Equity Incentive Plan; (D) 44,459 shares of Company Common Stock were reserved and available for issuance pursuant to the Company’s 2021 Omnibus Equity Incentive Plan; (E) 173,557 shares of Company Common Stock were reserved for issuance in connection with the July 2023 secured promissory note; and (F) 1,261,882 shares of Company Common Stock were reserved for issuance in connection with the exercise of the Company Warrants. Except as set forth in this Section 5.2, at the close of business on December 7, 2023, there are no other shares of outstanding Parent Capital Stock issued, reserved for issuance or outstanding.

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(b) All outstanding shares of Parent Capital Stock have been, and all shares of Parent Common Stock to be issued in connection with the Merger, when so issued in accordance with the terms of this Agreement, are or will be, as applicable, (i) duly authorized, validly issued, fully paid and nonassessable and are not subject to preemptive rights and (ii) issued and granted in compliance in all material respects with applicable state and federal securities Laws and other applicable Law, the Delaware General Corporation Law and the Organizational Documents of Parent. The Parent Common Stock to be issued pursuant to this Agreement, when issued, will be (A) validly issued, fully paid and nonassessable and not subject to preemptive rights, (B) free and clear of any Liens and (C) issued in compliance in all material respects with (i) applicable securities Laws and other applicable Law and (ii) all requirements set forth in any applicable contracts of Parent or its Subsidiaries. Parent owns, of record and beneficially, directly or indirectly, all of the issued and outstanding shares of capital stock, membership interests, partnership interests or other equity interests, as applicable, of the Subsidiaries of Parent, including Merger Sub, free and clear of all Liens, other than Permitted Liens. As of the close of business on September 30, 2023, except as set forth in this Section 5.2, there is or are no outstanding: (i) shares of Parent Capital Stock; (ii) Voting Debt; (iii) securities of Parent or any Subsidiary of Parent convertible into or exchangeable or exercisable for shares of Parent Capital Stock or Voting Debt; (iv) contractual obligations of Parent or any Subsidiary of Parent to repurchase, redeem or otherwise acquire any shares of Parent Capital Stock or capital stock, membership interests, partnership interests, joint venture interests or other equity interests of any Subsidiary of Parent, except as set forth in Section 5.2(b) of the Parent Disclosure Letter; or (v) subscriptions, options, warrants, calls, puts, rights of first refusal or other rights (including preemptive rights), commitments or agreements to which Parent or any Subsidiary of Parent is a party or by which it is bound, in any case, obligating Parent or any Subsidiary of Parent to (1) issue, deliver, transfer, sell, purchase, redeem or acquire, or cause to be issued, delivered, transferred, sold, purchased, redeemed or acquired, additional shares of Parent Capital Stock, any Voting Debt or other voting securities of Parent or (2) grant, extend or enter into any such subscription, option, warrant, call, put, right of first refusal or other similar right, commitment or agreement. There are no shareholder agreements, voting trusts or other agreements to which Parent is a party or by which it is bound relating to the voting of any shares of Parent Capital Stock.

(c) As of the date of this Agreement, all of the outstanding capital stock of Merger Sub are validly issued and fully paid and are wholly-owned by Parent.

(d) All dividends or other distributions on the shares of Parent Capital Stock and any material dividends or other distributions on any securities of any Subsidiary of Parent which have been authorized or declared prior to the date hereof have been paid in full (except to the extent such dividends or distributions have been declared and are not yet due and payable).As of the date of this Agreement, except as disclosed in the Parent SEC Documents, there are no declared and unpaid dividends or other distributions with respect to any shares of Parent Capital Stock or declared and unpaid material dividends with respect to any securities of any Subsidiary of Parent.

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Section 5.3 Authority; No Violations; Approvals.

(a) Each of Parent and Merger Sub has all requisite corporate power to execute and deliver this Agreement and to perform its obligations hereunder. The execution, delivery and performance of this Agreement by Parent and Merger Sub and the consummation by Parent and Merger Sub of the Transactions, including the consummation of the Merger, have been duly and validly authorized by all necessary corporate action on the part of each of Parent and Merger Sub, subject to, with respect to consummation of the Merger, the filing of the Certificate of Merger and the Certificate of Designations for the Exchanged Parent Preferred Stock (the “Designation”) with, and acceptance for record by, the Delaware Department. This Agreement has been duly executed and delivered by each of Parent and Merger Sub and, assuming the due and valid execution of this Agreement by the Company, constitutes a valid and legally binding obligation of each of Parent and Merger Sub enforceable against Parent and Merger Sub in accordance with its terms, subject, as to enforceability, to Creditors’ Rights. The Parent Board, at a meeting duly called and held unanimously, (i) determined that this Agreement and the Transactions, including the Parent Stock Issuance, are in the best interests of Parent and its shareholders and (ii) adopted and approved this Agreement and the Transactions, including the Parent Stock Issuance. The Merger Sub Sole Stockholder has (A)(1) determined that this Agreement and the Transactions, including the Merger, are in the best interests of Merger Sub and (2) adopted and approved this Agreement and declared that the Transactions, including the Merger, are advisable, and (B) executed a written consent pursuant to which it has authorized, adopted and approved this Agreement and the Transactions, including the Merger. As of the date hereof, none of the foregoing actions by the Parent Board or the Merger Sub Sole Member have been rescinded, withdrawn or modified in any way. No approval of holders of Parent Capital Stock is necessary to approve the Transactions, including the Merger.

(b) Except as set forth in Section 5.3(b) of the Parent Disclosure Letter, the execution and delivery of this Agreement does not, and the consummation of the Transactions will not (with or without notice or lapse of time, or both) (i) contravene, conflict with or result in a violation of any provision of the Organizational Documents of Parent or Merger Sub, (ii) result in a violation of, or default under, or acceleration of any material obligation or the loss of a material benefit under, or result in the creation of any Liens upon any of the properties or assets of Parent or any of its Subsidiaries under, any provision of any Parent Contract to which Parent or any of its Subsidiaries is a party or by which Parent, Merger Sub, any of their respective Subsidiaries or their respective properties or assets are bound, or (iii) assuming the Consents referred to in Section 5.4 are duly and timely obtained or made, contravene, conflict with or result in a violation of any Law applicable to Parent, any of its Subsidiaries or any of their respective properties or assets, other than, in the case of clauses (ii) and (iii), any such contraventions, conflicts, violations, defaults, acceleration, losses, or Liens that would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

Section 5.4 Consents. Except as set forth in Section 5.4 of the Parent Disclosure Letter, no Consent from any Governmental Entity is required to be obtained or made by Parent or any of its Subsidiaries in connection with the execution and delivery of this Agreement by Parent or Merger Sub or the consummation by Parent or Merger Sub of the Transactions, except for: (a) the filing with the SEC of such reports under the Exchange Act and the Securities Act, and such other compliance with the Exchange Act and the Securities Act and the rules and regulations thereunder, as may be required in connection with this Agreement and the Transactions; (b) the filing of the Certificate of Merger, the Designation and any other required filings with, and the acceptance for record by, the Delaware Department pursuant to the DGCL; (c) such filings as may be required under the rules and regulations of the NASDAQ; (d) such filings and approvals as may be required by any applicable state securities or “blue sky” Laws or Takeover Laws; and (e) any such Consent that the failure to obtain or make would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

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Section 5.5 SEC Documents; Financial Statements; Internal Controls and Procedures.

(a) Since December 31, 2021, Parent has filed or furnished with the SEC all forms, reports, schedules and statements required to be filed or furnished under the Securities Act or the Exchange Act, respectively (such forms, reports, schedules and statements, as amended, collectively, the “Parent SEC Documents”). As of their respective filing dates, or, if amended prior to the date hereof, as of the date of (and giving effect to) the last such amendment made prior to the date hereof, each of the Parent SEC Documents, complied as to form in all material respects with the applicable requirements of the Securities Act or the Exchange Act, as the case may be, and the rules and regulations of the SEC thereunder applicable to such Parent SEC Documents, and none of the Parent SEC Documents contained, when filed or, if amended prior to the date of this Agreement, as of the date of such amendment with respect to those disclosures that are amended, any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.

(b) The consolidated audited and unaudited interim financial statements of Parent included or incorporated by reference in the Parent SEC Documents, including all notes and schedules thereto, complied in all material respects, when filed or if amended prior to the date of this Agreement, as of the date of such amendment, with the rules and regulations of the SEC with respect thereto, were prepared in accordance with GAAP, applied on a consistent basis during the periods indicated (except as may be indicated in the notes thereto or, in the case of the unaudited statements, as permitted by Rule 10-01 of Regulation S-X of the SEC) and fairly present in all material respects in accordance with applicable requirements of GAAP (subject, in the case of the unaudited interim financial statements, to normal year-end audit adjustments) the consolidated financial position, results of operations, shareholders’ equity and cash flows of Parent and its Subsidiaries, as of the respective dates thereof and for the respective periods indicated therein (subject, in the case of unaudited interim financial statements, to absence of notes and normal year-end adjustments). To the knowledge of Parent, as of the date hereof, none of the Parent SEC Documents is the subject of ongoing SEC review and Parent does not have outstanding and unresolved comments from the SEC with respect to any of the Parent SEC Documents. As of the date hereof, none of the Parent SEC Documents is the subject of any confidential treatment request by Parent.

(c) Other than any off-balance sheet arrangements disclosed in the Parent SEC Documents filed or furnished prior to the date hereof, neither Parent nor any Subsidiary of Parent is a party to, or has any contract to become a party to, any joint venture, off-balance sheet partnership or any similar contractual arrangement, including any off-balance sheet arrangements (as described in Instruction 8 to Item 303(b) of Regulation S-K of the SEC) where the purpose of such contract is to avoid disclosure of any material transaction involving, or material liabilities of, Parent in Parent’s published financial statements or any Parent SEC Documents.

(d) Parent has established and maintains disclosure controls and procedures and a system of internal controls over financial reporting (as such terms are defined in Rule 13a-15 and Rule 15d-15 under the Exchange Act) as required by the Exchange Act. From January 1, 2022, to the date of this Agreement, Parent’s auditors and the Parent Board have not been advised of (i) any significant deficiencies or material weaknesses in the design or operation of internal controls over financial reporting that are reasonably likely to adversely affect in any material respect Parent’s ability to record, process, summarize and report financial information or (ii) any fraud, whether or not material, that involves management or other employees who have a significant role in Parent’s internal controls over financial reporting, and, in each case, neither Parent nor any of its Affiliates or Representatives has failed to disclose such information to Parent’s auditors or the Parent Board.

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Section 5.6 Absence of Certain Changes or Events.

(a) From January 1, 2023, through the date of this Agreement, there has not been any event, change, effect or development that, individually or in the aggregate, has had or would reasonably be expected to have a Parent Material Adverse Effect.

(b) From January 1, 2023, through the date of this Agreement, except for events giving rise to, and the discussion and negotiation of and other actions taken in connection with, this Agreement, Parent and each of its Subsidiaries have conducted their business in the ordinary course of business in all material respects.

Section 5.7 No Undisclosed Material Liabilities. There are no liabilities of Parent or any of its Subsidiaries of any kind whatsoever, whether accrued, contingent, absolute, determined, determinable or otherwise, other than: (a) liabilities reflected or reserved against on the consolidated balance sheet of Parent dated as of December 31, 2022 (including the notes thereto), contained in the Parent SEC Documents filed or furnished prior to the date hereof; (b) liabilities incurred in the ordinary course of business subsequent to December 31, 2022; (c) liabilities incurred in connection with the preparation, negotiation and consummation of the Transactions; and (d) liabilities that would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

Section 5.8 Information Supplied. None of the information supplied or to be supplied by or on behalf of Parent or Merger Sub for inclusion or incorporation by reference in the Proxy Statement shall, at the date it is first mailed to the Company Shareholders and at the time of the Company Shareholders Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.

Section 5.9 Parent Permits; Compliance with Applicable Law. Parent and its Subsidiaries hold all permits, licenses, franchises, variances, exemptions, orders and approvals of all Governmental Entities necessary for the lawful conduct of their respective businesses (the “Parent Permits”), except where the failure to so hold would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect. Parent and its Subsidiaries are in compliance with the terms of the Parent Permits, except where the failure to so comply would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect. Neither Parent nor any Subsidiary of Parent is in violation or breach of, or default under, any Parent Permit, nor has Parent or any Subsidiary of Parent received any claim or notice indicating that Parent or any Subsidiary of Parent is currently not in compliance with the terms of any Parent Permits, except where the failure to be in compliance with the terms of any Parent Permits would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect. The businesses of Parent and its Subsidiaries are not currently being conducted, and at no time since January 1, 2022, have been conducted, in violation of any applicable Law, except for violations that would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect. As of the date of this Agreement, no investigation or review by any Governmental Entity with respect to Parent or any of its Subsidiaries is pending or, to the knowledge of Parent, threatened, other than those the outcome of which would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect. Notwithstanding anything to the contrary in this Section 5.9, the provisions of this Section 5.9 shall not apply to matters addressed in Section 5.10, Section 5.11 or Section 5.12.

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Section 5.10 Compensation; Benefits.

(a) Set forth in Section 5.10(a) of the Parent Disclosure Letter is a list, as of the date hereof, of all of the material Employee Benefit Plans sponsored, maintained, contributed to, or required to be contributed to by Parent or any of its Subsidiaries or with respect to which Parent or any of its Subsidiaries has, or could reasonably be expected to have, any material liability (such Employee Benefit Plans, whether or not material, the “Parent Plans”). True, correct and complete copies of each of the Parent Plans (or, in the case of any unwritten Parent Plan, a written description thereof) and any amendments thereto and, as applicable, the most current versions of any related trust agreements, insurance contracts or other funding arrangements, favorable determination or opinion letters, and the most recent report on Form 5500 and summary plan description with respect to each such Parent Plan, in each case, have been furnished or made available to the Company or its Representatives.

(b) Each Parent Plan has been administered, funded (if applicable) and maintained in compliance with its terms and all applicable Laws.

(c) Each Parent Plan that is intended to be a “qualified plan” within the meaning of Section 401(a) of the Code has received a favorable determination letter, or may rely on a favorable opinion letter, issued by the IRS, and to the knowledge of Parent, no events have occurred that would reasonably be expected to result in any such letter being revoked or in the loss of the qualified status of any such Parent Plan.

(d) As of the date of this Agreement, there are no actions, suits or claims pending (other than routine claims for benefits) or, to the knowledge of Parent, threatened against, or with respect to, any of the Parent Plans, except for such pending actions, suits or claims that would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

(e) All material contributions required to be made to the Parent Plans pursuant to their terms have been timely made.

(f) There are no material unfunded benefit obligations with respect to any Parent Plan that have not been properly accrued for in Parent’s financial statements or disclosed in the notes thereto in accordance with GAAP.

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(g) Neither Parent nor any of its Subsidiaries or any of their ERISA Affiliates contributes to, has an obligation to contribute to or otherwise has any liability (actual or contingent) with respect to, and no Parent Plan is, a plan subject to Title IV of ERISA (including a multiemployer plan within the meaning of Section 3(37) of ERISA), Section 302 of ERISA, or Section 412 of the Code.

(h) The execution and delivery of this Agreement and the consummation of the Transactions will not (either alone or in combination with another event), (i) result in any payment or benefit from Parent or any of its Subsidiaries becoming due, or increase in the amount of any compensation due, to any of their current or former respective officers, employees or consultants, (ii) materially increase any benefits otherwise payable under any Parent Plan, (iii) to the knowledge of Parent, result in the acceleration of the time of payment (including the funding of a trust or transfer of any assets to fund any benefits under any Parent Plan) or vesting of or otherwise trigger any compensation or benefits payable to or in respect of any current or former employee, director or consultant of Parent or its Subsidiaries or (iv) limit or restrict the right of Parent or any of its Subsidiaries to merge, amend or terminate any Parent Plan.

Section 5.11 Labor Matters.

(a) As of the date of this Agreement, (i) neither Parent nor any of its Subsidiaries is a party to any collective bargaining agreement or other agreement with any labor union, (ii) there is no pending union representation petition involving employees of Parent or any of its Subsidiaries, and (iii) Parent does not have knowledge of any activity or proceeding of any labor organization (or representative thereof) or employee group (or representative thereof) to organize any such employees.

(b) As of the date of this Agreement, there is no unfair labor practice, charge or grievance arising out of a collective bargaining agreement, other agreement with any labor union, or other labor-related grievance proceeding against Parent or any of its Subsidiaries pending, or, to the knowledge of Parent, threatened.

(c) As of the date of this Agreement, there is no strike, dispute, slowdown, work stoppage or lockout pending, or, to the knowledge of Parent, threatened, against or involving Parent or any of its Subsidiaries.

(d) Parent and each of its Subsidiaries are, and since January 1, 2022, have been, in compliance in all material respects with all applicable Laws respecting employment and employment practices, terms and conditions of employment, wages and bonus, equal employment opportunity, hours, overtime pay, non-discrimination, non-retaliation, non-harassment, civil rights, labor relations, occupational health and safety, employee privacy, worker classification and payroll taxes, and there are no Proceedings pending or, to the knowledge of Parent, threatened against Parent or any of its Subsidiaries, by or on behalf of any applicant for employment, any current or former employee, independent contractor or any class of the foregoing, relating to any of the foregoing applicable Laws, or alleging breach of any express or implied contract of employment, wrongful termination of employment, or alleging any other discriminatory, wrongful or tortious conduct in connection with the employment or independent contractor relationship. Since January 1, 2023, neither Parent nor any of its Subsidiaries has received any written notice of the intent of the Equal Employment Opportunity Commission, the National Labor Relations Board, the Department of Labor or any other Governmental Entity responsible for the enforcement of labor or employment Laws to conduct an investigation with respect to Parent or any of its Subsidiaries.

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Section 5.12 Taxes.

(a) Parent and each of its Subsidiaries have (i) duly and timely filed (or there have been filed on their behalf) with the appropriate Taxing Authority all U.S. Federal income and all other material Tax Returns required to be filed by them, taking into account any extensions of time within which to file such Tax Returns, and all such Tax Returns were and are correct and complete in all material respects, and (ii) duly and timely paid in full (or there has been duly and timely paid in full on their behalf) all material amounts of Taxes required to be paid by them other than Taxes that are not yet due and payable or that are being contested in good faith by appropriate Proceedings and for which adequate reserves have been established in accordance with GAAP.

(b) The unpaid Taxes of Parent and its Subsidiaries (i) did not as of the date of the most recent financial statement exceed the reserve for Taxes set forth on the face of the most recent financial statement (rather than in any notes thereto) and (ii) will not exceed that reserve as adjusted for the passage of time through the Closing Date in accordance with the past custom and practice of Parent (and its Subsidiaries) in filing the applicable Tax Returns. Since the date of the most recent financial statement, none of Parent nor any Company Subsidiary has incurred any liability for Taxes outside the ordinary course of business.

(c) (i) There are no audits, investigations by any Governmental Entity or other proceedings pending or, to the knowledge of Parent, threatened in writing with regard to any Taxes or Tax Returns of Parent or any of its Subsidiaries; (ii) no deficiency for Taxes of Parent or any of its Subsidiaries has been claimed, proposed or assessed in writing or, to the knowledge of Parent, threatened in writing, by any Governmental Entity, which deficiency has not yet been settled ; (iii) neither Parent nor any of its Subsidiaries has waived any statute of limitations with respect to the assessment of Taxes or agreed to any extension of time with respect to any Tax assessment or deficiency for any open tax year (other than pursuant to extensions of time to file Tax Returns obtained in the ordinary course); (iv) neither Parent nor any of its Subsidiaries is currently the beneficiary of any extension of time within which to file any Tax Return that remains unfiled; and (v) neither Parent nor any of its Subsidiaries has entered into any “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or foreign income Tax Law).

(d) None of Parent nor any Company Subsidiary will be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any: (i) change in or improper use of method of accounting (other than by virtue of one or more of the transactions contemplated by this Agreement) for a taxable period ending on or prior to the Closing Date under Code Section 481(c) (or any corresponding or similar provision of state, local or foreign income Tax Law) or other provisions of applicable Law; (ii) “closing agreement” as described in Code Section 7121 (or any corresponding or similar provision of state, local or foreign income Tax Law) executed on or prior to the Closing Date; (iii) installment sale or open transaction made on or prior to the Closing Date, (iv) prepaid amount or deferred revenue received on or prior to the Closing Date other than in the ordinary course of business, (v) intercompany transaction or excess loss account described in Treasury Regulations under Section 1502 of the Code (or any corresponding or similar provision of state, local, or non-U.S. Tax law); or (vi) an election under Section 965(h) of the Code (or any corresponding or similar provision of state, local or non-U.S. law).

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(e) Parent and its Subsidiaries have complied, in all material respects, with all applicable Laws relating to the payment and withholding of Taxes (including withholding of Taxes pursuant to Sections 1441, 1442, 1445, 1446, 1471, 3102 and 3402 of the Code or similar provisions under any state and foreign Laws) and have duly and timely withheld and, in each case, have paid over to the appropriate Taxing Authority all amounts required to be so withheld and paid over on or prior to the due date thereof under all applicable Laws.

(f) There are no Tax Liens upon any property or assets of Parent or any of its Subsidiaries except for Liens for Taxes not yet due and payable or that are being contested in good faith by appropriate proceedings and for which adequate reserves have been established in accordance with GAAP.

(g) Neither Parent nor any of its Subsidiaries has requested, has received or is subject to any written ruling of a Taxing Authority.

(h) There are no Tax allocation or sharing agreements or similar arrangements with respect to or involving Parent or any of its Subsidiaries, and after the Closing Date neither Parent nor any of its Subsidiaries shall be bound by any such Tax allocation agreements or similar arrangements or have any liability thereunder for amounts due in respect of periods prior to the Closing Date, in each case, other than customary provisions of commercial or credit agreements.

(i) Neither Parent nor any of its Subsidiaries (i) has been a member of an affiliated group filing a consolidated U.S. federal income Tax Return or (ii) has any liability for the Taxes of any Person (other than any Subsidiary of Parent) under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or foreign Tax Law), as a transferee or successor, or otherwise by Law.

(j) Neither Parent nor any of its Subsidiaries has participated in any “reportable transaction” within the meaning of Treasury Regulation Section 1.6011-4(b).

(k) Neither Parent nor any of its Subsidiaries has constituted either a “distributing corporation” or a “controlled corporation” (within the meaning of Section 355(a)(1)(A) of the Code) in a distribution of stock qualifying for tax-free treatment under Section 355 of the Code in the two years prior to the date of this Agreement.

(l) No written power of attorney that has been granted by Parent or any of its Subsidiaries (other than to Parent or any of its Subsidiaries) is currently in force with respect to any matter relating to Taxes.

(m) Neither Parent nor any of its Subsidiaries (i) has elected to defer the payment of any Taxes pursuant to Section 2302 of the CARES Act or any other COVID-19 Measures or (ii) has claimed any “employee retention credit” pursuant to Section 2301 of the CARES Act.

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Section 5.13 Litigation. Except for such matters as would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect, there is no (a) Proceeding pending or, to the knowledge of Parent, threatened against Parent or any of its Subsidiaries or any of their respective properties, rights or assets or (b) judgment, decree, or injunction, ruling or order, in each case, of any Governmental Entity or arbitrator outstanding against Parent or any of its Subsidiaries.

Section 5.14 Intellectual Property.

(a) Section 5.14(a) of the Parent Disclosure Letter identifies each item of material Parent Intellectual Property that is the subject of a registration or application in any jurisdiction (“Parent Registered Intellectual Property”), including, with respect to each patent and patent application: (i) the name of the applicant/registrant, (ii) the jurisdiction of application/registration, (iii) the application or registration number and (iv) any other co-applicants/co-owners. To the knowledge of Parent, each of the patents and patent applications included in Section 5.14(a) of the Parent Disclosure Letter properly identifies by name each and every inventor of the inventions claimed therein as determined in accordance with applicable Laws of the United States. To the knowledge of Parent, as of the date of this Agreement, no litigation, cancellation, interference, derivation proceeding, opposition, inter partes review, post grant review, reexamination or other proceeding of any nature (other than office actions or similar communications issued by any Governmental Entity in the ordinary course of prosecution of any pending applications for registration) is pending or threatened in writing, in which the scope, validity, enforceability or ownership of any Parent Intellectual Property is being or has been contested or challenged. Except as set forth in Section 5.14(a) of the Parent Disclosure Letter, there are no actions that must be taken within ninety (90) days of the Closing, the failure of which will result in the abandonment, lapse or cancellation of any Parent Registered Intellectual Property.

(b) Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect, Parent and its Subsidiaries exclusively own, are the sole assignees of, or have exclusively licensed all material Parent Intellectual Property (other than as disclosed on Section 5.14(b) of the Parent Disclosure Letter), free and clear of all Liens other than Permitted Liens. All material Parent Intellectual Property that is licensed to Parent or any of its Subsidiaries is licensed pursuant to a written agreement. To the knowledge of Parent, each Parent Associate involved in the creation or development of any material Parent Intellectual Property, pursuant to such Parent Associate’s activities on behalf of Parent or any of its Subsidiaries, has signed a valid and enforceable written agreement containing an assignment of such Parent Associate’s rights in such Parent Intellectual Property to Parent or such Subsidiary. Each Parent Associate who has or has had access to trade secrets or confidential information of Parent or any of its Subsidiaries has signed a valid and enforceable written agreement containing confidentiality provisions protecting the Parent Intellectual Property, trade secrets and confidential information. To the knowledge of Parent, Parent and its Subsidiaries have taken commercially reasonable steps to protect and preserve the confidentiality of their trade secrets and confidential information.

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(c) To the knowledge of Parent, no funding, facilities or personnel of any Governmental Entity or any university, college, research institute or other educational institution has been used to create Parent Intellectual Property, except for any such funding or use of facilities or personnel that does not result in such Governmental Entity or institution obtaining ownership rights or a license to such Parent Intellectual property or the right to receive royalties for the practice of such Parent Intellectual Property.

(d) Section 5.14(d) of the Parent Disclosure Letter sets forth each license agreement pursuant to which Parent or any of its Subsidiaries (i) is granted a license under any material Intellectual Property owned by any third party that is used by Parent or a Subsidiary of Parent in its business as currently conducted (each a “Parent In-bound License”) or (ii) grants to any third party a license under any material Parent Intellectual Property (each a “Parent Out-bound License”) (provided, that, Parent In-bound Licenses shall not include, when entered into in the ordinary course of business, material transfer agreements, services agreements, clinical trial agreements, agreements with Parent Associates, commercially available Software-as-a-Service offerings or off-the-shelf software licenses; and Parent Out-bound Licenses shall not include, when entered into in the ordinary course of business, material transfer agreements, clinical trial agreements, services agreements, or non-exclusive outbound licenses). To the knowledge of Parent, all Parent In-bound Licenses and Parent Out-bound Licenses are in full force and effect and are binding obligations of Parent or a Subsidiary of Parent and, to the knowledge of Parent, each other party to such Parent In-bound Licenses or Parent Out-bound Licenses. Neither Parent or a Subsidiary of Parent who is a party to such Parent In-bound Licenses or Parent Out-bound Licenses, nor to the knowledge of Parent, any other party to such Parent In-bound Licenses or Parent Out-bound Licenses, is in material breach under such Parent In-bound Licenses or Parent Out-bound Licenses.

(e) To the knowledge of Parent, (i) the operation of the businesses of Parent and its Subsidiaries as currently conducted does not infringe, misappropriate or otherwise violate any Intellectual Property of any other Person and (ii) no other Person is infringing, misappropriating or otherwise violating any Parent Intellectual Property. To the knowledge of Parent, no legal proceeding is pending (or, to the knowledge of Parent and its Subsidiaries, is threatened in writing) (A) against Parent or any of its Subsidiaries alleging that the operation of the business of Parent or such Subsidiary infringes or constitutes the misappropriation or other violation of any Intellectual Property of another Person or (B) by Parent or any of its Subsidiaries alleging that another Person has infringed, misappropriated or otherwise violated any of the Parent Intellectual Property. Since January 1, 2022, Parent and its Subsidiaries have not received any written notice or other written communication alleging that the operation of the business of Parent or any of its Subsidiaries infringes or constitutes the misappropriation or other violation of any Intellectual Property of another Person.

(f) To the knowledge of Parent, none of the Parent Intellectual Property is subject to any pending or outstanding injunction, directive, order, judgment or other disposition of dispute that adversely and materially restricts the use, transfer, registration or licensing by Parent or any of its Subsidiaries of any such Parent Intellectual Property.

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(g) Parent has taken commercially reasonable steps and implemented commercially reasonable disaster recovery and security plans and procedures to protect the information technology systems used in, material to or necessary for operation of the business of Parent as currently conducted from unauthorized use, acquisition or access. To the knowledge of Parent, there have been no material malfunctions or unauthorized intrusions, or breaches of the information technology systems used in, material to or necessary for the operation of the business of Parent as currently conducted.

Section 5.15 Real Property. Neither Parent nor any Subsidiary of Parent owns any real property, other than as and to the extent disclosed in Section 5.15 of the Parent Disclosure Letter or the Parent SEC Documents filed or furnished with the SEC prior to the date hereof. Neither Parent nor any Subsidiary of Parent has leased or subleased any real property and does not have any obligation to pay any rent or other fees for any real property other than as and to the extent disclosed in the Parent SEC Documents filed or furnished with the SEC prior to the date hereof.

Section 5.16 Material Contracts.

(a) Section 5.16(a) of the Parent Disclosure Letter sets forth a true and complete list, as of the date of this Agreement, of:

(i) each contract that grants any right of first refusal or right of first offer or that materially limits the ability of Parent, any Subsidiary of Parent or any of their respective Affiliates to own, operate, sell, transfer, pledge or otherwise dispose of any businesses, securities or assets (other than provisions requiring notice of or consent to assignment by any counterparty thereto);

(ii) each contract relating to outstanding Indebtedness (or commitments or guarantees in respect thereof) of Parent or any of its Subsidiaries (whether incurred, assumed, guaranteed or secured by any asset) in excess of $50,000;

(iii) each employment contract to which Parent or a Subsidiary of Parent is a party other than employment contracts that can be terminated at any time with less than two days’ notice and without financial liability to Parent or any of its Subsidiaries;

(iv) each contract that involves or constitutes a material interest rate cap, interest rate collar, interest rate swap or other contract or agreement relating to a forward, swap or other hedging transaction of any type, unless entered into for bona fide hedging purposes;

(v) each contract containing any non-compete, non-solicit, exclusivity or similar type of provision that materially restricts the ability of Parent or any of its Subsidiaries to compete or otherwise engage in any line of business or with any Person or geographic area;

(vi) each contract pursuant to which Parent or any Subsidiary of Parent may be obligated to issue or repurchase any Parent Capital Stock or any capital stock or other equity interests in any Subsidiary of Parent;

(vii) each partnership, joint venture, limited liability company, strategic alliance agreement or other similar agreement to which Parent or a Subsidiary of Parent is a party (other than any such agreement solely between or among Parent and its wholly-owned Subsidiaries);

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(viii) each contract, other than any Parent Plan, between or among Parent or any Subsidiary of Parent, on the one hand, and any officer, director or affiliate (other than a wholly owned Subsidiary of Parent) of Parent or any of its Subsidiaries or any of their respective “associates” or “immediate family” members (as such terms are defined in Rule 12b-2 and Rule 16a-1 of the Exchange Act), on the other hand;

(ix) each contract that obligates Parent or any of its Subsidiaries to indemnify any past or present directors, officers, or employees of Parent or any of its Subsidiaries; and

(x) each “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K under the Exchange Act) not otherwise described in this Section 5.16(a) with respect to Parent or any Subsidiary of Parent.

(b) Collectively, the contracts set forth in Section 5.16(a) are herein referred to as the “Parent Contracts.” Except as would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect, each Parent Contract is legal, valid, binding and enforceable in accordance with its terms on Parent and each of its Subsidiaries that is a party thereto and, to the knowledge of Parent, each other party thereto, and is in full force and effect, subject, as to enforceability, to Creditors’ Rights. Except as would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect, neither Parent nor any of its Subsidiaries is in breach or default under any Parent Contract nor, to the knowledge of Parent, is any other party to any such Parent Contract in breach or default thereunder. Complete and accurate copies of each Parent Contract in effect as of the date hereof (including all amendments and modifications) have been furnished to or otherwise made available to the Company. Neither Parent nor any of its Subsidiaries has received written notice of any material violation of or material default under any Parent Contract.

Section 5.17 Insurance. To the knowledge of Parent, (a) all current, material insurance policies of Parent and each of its Subsidiaries (collectively, the “Material Parent Insurance Policies”) are in full force and effect and (b) all premiums payable under the Material Parent Insurance Policies prior to the date of this Agreement have been duly paid to date. As of the date of this Agreement, no written notice of cancellation or termination has been received with respect to any Material Parent Insurance Policy.

Section 5.18 Brokers. No broker, investment banker or other Person is entitled to any broker’s, finder’s or other similar fee or commission in connection with the Transactions based upon arrangements made by or on behalf of Parent or any of its Subsidiaries.

Section 5.19 State Takeover Statute. The Parent Board has taken all action necessary to render exempt or inapplicable to the Merger and the other Transactions (a) the provisions of the DGCL and (b) to the extent applicable to Parent, any other Takeover Law. Except as set forth in Section 4.20, no other Takeover Laws are applicable to this Agreement, the Merger or the other Transactions.

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Section 5.20 Investment Company Act. Neither Parent nor any of its Subsidiaries is, or as of immediately prior to the Effective Time will be, required to be registered as an investment company under the Investment Company Act.

Section 5.21 Ownership of Company Capital Stock. Neither Parent nor any Subsidiary of Parent nor any of their respective affiliates or associates (as defined in Rule 12b-2 of the Exchange Act) beneficially owns or in the past three years has owned, directly or indirectly, or has the right to acquire (whether such right is exercisable immediately or only after the passage of time), pursuant to any agreement, arrangement or understanding or upon the exercise of conversion rights, exchange rights, warrants or options, or otherwise, or the right to vote pursuant to any agreement, arrangement or understanding, any shares of Company Common Stock, Company Preferred Stock or other securities convertible into, exchangeable for or exercisable for shares of Company Common Stock, Company Preferred Stock or any securities of any Subsidiary of the Company and neither Parent nor any of its Subsidiaries has any rights to acquire any shares of Company Common Stock or Company Preferred Stock except pursuant to this Agreement. Neither Parent nor any its Subsidiaries is an affiliate or associate (as defined in Rule 12b-2 of the Exchange Act) of the Company. Neither Parent nor any of the Subsidiaries of Parent has at any time been an assignee or has otherwise succeeded to the beneficial ownership of any shares of Company Common Stock or Company Preferred Stock during the last two years.

Section 5.22 Business Conduct. Merger Sub was formed on October 16, 2023. Since its inception, Merger Sub has not engaged in any activity, other than such actions in connection with (a) its organization and (b) the preparation, negotiation and execution of this Agreement and the Transactions. Merger Sub has no operations, has not generated any revenues and has no liabilities other than those incurred in connection with the foregoing and in association with the Merger as provided in this Agreement.

Section 5.23 Related Party Transactions. Except as set forth in Section 5.23 of the Parent Disclosure Letter and as set forth in the Parent SEC Documents filed through and including the date of this Agreement or as permitted by this Agreement, from January 1, 2021 through the date of this Agreement there have been no transactions, agreements, arrangements or understandings between the Parent or any of its Subsidiaries, on the one hand, and any Affiliates (other than Subsidiaries of the Parent) of the Parent, on the other hand, that would be required to be disclosed under Item 404 of Regulation S-K promulgated by the SEC. Section 4.21 of the Parent Disclosure Letter sets forth each agreement between the Parent or any of its Subsidiaries, on the one hand, and any Affiliates (other than Subsidiaries of the Parent) of Parent, on the other hand.

Section 5.24 FDA Regulatory.

(a) To the Knowledge of Parent, Parent is, and has been, in compliance in all materials respects with all applicable Laws in the jurisdictions in which Parent conducts business including but not limited to, as applicable (i) preclinical and clinical testing, (ii) application for marketing approval of, manufacture, distribution, promotion and sale of Parent’s Products, (iii) the requirement for and the terms of all necessary permits, (iv) establishment registration, (v) payment of all establishment fees, (vi) Good Clinical Practices, (vii) Good Manufacturing Practices, and (viii) recordkeeping and reporting requirements. Parent is not in default with respect to any order, writ, judgment, award, injunction or decree of any Governmental Entity or arbitrator applicable to it, or any of its assets. Parent has not received, at any time during the prior five (5) years from the actual date of this Agreement, any written notice from any Governmental Entity regarding any actual, alleged, or potential violation of, or failure to comply with, any Law applicable to Parent in any material respect.

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(b) To the Knowledge of Parent, Parent and any suppliers, manufacturers, or other companies with which Parent contracts for services related to Parent’s Products, holds FDA Permits and all other applicable local, state, and federal laws and regulations of the relevant Governmental Entity engaged in the regulation of pharmaceuticals or biohazardous materials in the jurisdictions in which Parent performs clinical trials and/or markets its products. All FDA Permits are in full force and effect in all material respects and no suspension, revocation, cancellation, or withdrawal of such FDA Permits is threatened and there is no reasonable basis for believing that such FDA Permits will not be renewable upon expiration or will be suspended, revoked, cancelled, or withdrawn.

(c) Parent has not received any written notices or statements from the FDA, the EMEA or any other Governmental Entity, and otherwise has no knowledge or reason to believe, that (i) any drug, including the Parent’s Products or other Potential Product of Parent may or will be rejected or determined to be non-approvable; (ii) a delay in time for review and/or approval of a marketing authorization application or marketing approval application in any jurisdiction for any Potential Product is or may be required, requested or being implemented; (iii) one or more clinical studies for any Potential Product shall or may be requested or required in addition to the clinical studies submitted to the FDA prior to the date hereof as a precondition to or condition of issuance or maintenance of a marketing approval for any Potential Product; (iv) any license, approval, permit or authorization to conduct any clinical trial of or market any product or Potential Product of Parent has been, will be or may be suspended, revoked, modified or limited. Parent has not marketed Potential Products in a manner in any way suggesting that a Potential Product has been approved for an indication that exceeds the scope of the approved product label. Parent is not aware of the results of any studies, tests or trials the which reasonably call into question the results of the tests and trials conducted by or on behalf of Parent with respect to Potential Products.

(d) Parent has not received any written notice or communication from any Governmental Entity of any actual or threatened investigation, inquiry, or administrative, judicial, or regulatory action, hearing, or enforcement proceeding against Parent regarding any violation of applicable FDA Law or other applicable local, state, and federal laws and regulations of the relevant Governmental Entity engaged in the regulation of pharmaceuticals or biohazardous materials, including but not limited to a notice of adverse finding, warning letter, clinical hold notice, recall, field correction, market withdrawal or replacement, safety alert, “dear doctor” letter, investigator notice, or other notice or action relating to an alleged or potential lack of safety or efficacy of any product of Parent, any alleged product defect of any product of Parent, or any violation of any material applicable law, rule, regulation or any clinical trial or marketing license, approval, permit or authorization for any product of Parent, and Parent is not aware of any facts or information that would cause it to initiate any such notice or action and has no knowledge or reason to believe that the FDA, the EMEA or any other Governmental Entity or authority or any institutional or ethical review board or other non-governmental authority intends to impose, require, request or suggest any material obligation arising under an investigation, inquiry, or administrative, judicial, or regulatory action, hearing, or enforcement proceeding.

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(e) In the last five (5) years, Parent has not been party to any corporate integrity agreement, monitoring agreement, consent decree, settlement order, or other similar written agreement, in each case, entered into with or imposed by the FDA. Neither Parent no, to the Knowledge of Parent, any of its officers, employees, or agents, or any manufacturers, distributor, or other entity in Parent’s supply chain, has been or is currently disqualified or debarred, suspended, proposed for debarment or suspensions, deemed non-responsible, or otherwise excluded from the award of contracts or from participating in any Federal healthcare program by any Federal agency or other Governmental Entity. Neither Parent nor, to the Knowledge of Parent, any of its officers, employees, or agents has made an untrue statement of a material fact or a fraudulent statement to the FDA or failed to disclose a material fact required to be disclosed to the FDA, in each of the foregoing cases on behalf of Parent.

(f) No officer, employee, or agent of Parent is or has been, or has been threatened to be: (a) debarred under FDA proceedings pursuant to 21 U.S.C. § 335a; (b) disqualified under FDA investigator qualification proceedings; (c) subject to the FDA’s Application Integrity Policy; or (d) subject to any enforcement proceeding arising from material false statements to the FDA pursuant to 18 U.S.C. § 1001.

(g) Neither Parent nor any of its managers, directors, officers, agents, or employees have (i) used any corporate funds of Parent for unlawful contributions, gifts, entertainment or other unlawful expenses related to political activity, (ii) made any unlawful payments to foreign or domestic government officials or employees or to foreign or domestic political parties or campaigns from corporate funds or violated any provision of the U.S. Foreign Corrupt Practices Act of 1977, as amended, or any other U.S. or foreign Laws concerning corrupt payments applicable to its business or (iii) made or received any other payment, contribution, gift, bribe, rebate, payoff or kick-back prohibited under any applicable Law. Neither Parent nor any of its managers, directors, officers, stockholders, agents, or employees is or has been the subject of any investigation, inquiry or enforcement Proceeding by any Governmental Entity regarding any offense or alleged offense under anti-bribery, anti-corruption, or anti-fraud Law in any jurisdiction and, no such investigation, inquiry or Proceedings have been threatened.

Section 5.25 No Additional Representations.

(a) Except for the representations and warranties made in this Article V, neither Parent, Merger Sub nor any other Person makes any express or implied representation or warranty with respect to Parent or its Subsidiaries (including Merger Sub) or their respective businesses, operations, assets, liabilities or conditions (financial or otherwise) in connection with this Agreement or the Transactions, and Parent hereby disclaims any such other representations or warranties. In particular, without limiting the foregoing disclaimer, neither Parent nor any other Person makes or has made any representation or warranty to the Company or any of its Affiliates or Representatives with respect to (i) any financial projection, forecast, estimate, budget or prospect information relating to Parent or any of its Subsidiaries or their respective properties, assets or businesses or (ii) except for the representations and warranties made by Parent in this Article V, any oral or written information presented to the Company or any of its Affiliates or Representatives in the course of their due diligence investigation of Parent, the negotiation of this Agreement or in the course of the Transactions.

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(b) Notwithstanding anything contained in this Agreement to the contrary, each of Parent and Merger Sub acknowledges and agrees that none of the Company or any other Person has made or is making, and each of Parent and Merger Sub expressly disclaims reliance upon, any representations, warranties or statements relating to the Company or its Subsidiaries whatsoever, express or implied, beyond those expressly given by the Company in Article IV, the Company Disclosure Letter or in any other document or certificate delivered by the Company or its Affiliates or Representatives in connection herewith, including any implied representation or warranty as to the accuracy or completeness of any information regarding the Company or its Subsidiaries furnished or made available to Parent or any of its Affiliates or Representatives. Without limiting the generality of the foregoing, each of Parent and Merger Sub acknowledges that no representations or warranties are made with respect to any projections, forecasts, estimates, budgets or prospect information that may have been made available to Parent or any of its Affiliates or Representatives (including in certain “data rooms,” “virtual data rooms,” management presentations or in any other form in expectation of, or in connection with, the Merger or the other Transactions).

Article VI
COVENANTS AND AGREEMENTS

Section 6.1 Conduct of Company Business Pending the Merger.

(a) The Company agrees that, except (i) as set forth in Section 6.1(a) of the Company Disclosure Letter, (ii) for any transaction, contract or other business arrangement entered into or agreed by any Person set forth on Section 4.1(c) of the Company Disclosure Letter, including but not limited to any issuance of securities by such Person or any sale or acquisition of any assets by such Person, (iii) as permitted or required by this Agreement, (iii) as may be required by applicable Law or (iv) as otherwise consented to by Parent in writing (which consent shall not be unreasonably withheld, delayed or conditioned), until the earlier of the Effective Time and the termination of this Agreement pursuant to Article VIII, the Company shall, and shall cause each of its Subsidiaries to, use commercially reasonable efforts to (1) conduct its businesses (I) in the ordinary course of business in all material respects and (II) in compliance in all material respects with applicable Laws and (2) preserve substantially intact its present business organization and preserve its existing relationships with its key business relationships, vendors, counterparties and employees; provided, however, that no action by the Company or its Subsidiaries with respect to the matters specifically addressed by any provision of Section 6.1(b) shall be deemed a breach of this sentence unless such action would constitute a breach of such other provision of Section 6.1(b).

(b) Except (v) as set forth in Section 6.1(b) of the Company Disclosure Letter, (w) as permitted or required by this Agreement (including as contemplated by the Original Agreement, any amendment to the Original Agreement or Section 6.10 of this Agreement), (x) for any transaction, contract or other business arrangement entered into or agreed by any Person set forth on Section 4.1(c) of the Company Disclosure Letter, including but not limited to any issuance of securities by such Person or any sale or acquisition of any assets by such Person, (y) as may be required by applicable Law or (z) as otherwise consented to by Parent in writing (which consent shall not be unreasonably withheld, delayed or conditioned), until the earlier of the Effective Time and the termination of this Agreement pursuant to Article VIII, the Company shall not, and shall not permit any of its Subsidiaries to:

(i) (A) authorize, declare, set aside or pay any dividends on, or make any other distribution (whether in cash, stock, property or otherwise) in respect of any outstanding capital stock of, or other equity interests in, the Company or any of its Subsidiaries; (B) split, combine or reclassify any capital stock of, or other equity interests in, the Company or any of its Subsidiaries (other than for transactions by a wholly-owned Subsidiary of the Company); or (C) purchase, redeem or otherwise acquire, or offer to purchase, redeem or otherwise acquire, any capital stock of, or other equity interests in, the Company, except as required by the Organizational Documents of the Company or any Subsidiary of the Company, any Company Plan or any Company Warrant, in each case, existing as of the date hereof (or granted following the date of this Agreement in accordance with the terms of this Agreement);

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(ii) offer, issue, deliver, grant or sell, or authorize or propose to offer, issue, deliver, grant or sell, any capital stock of, or other equity interests in, the Company or any of its Subsidiaries or any securities convertible into or exchangeable for, or any rights, warrants or options to acquire, any such capital stock or equity interests (including the grant of new equity-based awards under the Company Plans), other than the issuance of Company Capital Stock upon exercise or exchange of any Company Warrants or Company Convertible Notes outstanding on the date hereof;

(iii) (A) amend or propose to amend the Company’s Organizational Documents or (B) amend or propose to amend the Organizational Documents of any of the Company’s Subsidiaries;

(iv) (A) merge, consolidate, combine or amalgamate with any Person other than another entity in which the Company or its Subsidiaries own an interest, whether direct or indirect, or (B) acquire or agree to acquire (including by merging or consolidating with, purchasing any equity interest in or a substantial portion of the assets of, licensing, or by any other manner) any assets or any business or any corporation, partnership, association or other business organization or division thereof, in each case other than transactions between the Company and a Subsidiary of the Company or between or among Subsidiaries of the Company;

(v) sell, lease or otherwise dispose of, or agree to sell, lease or otherwise dispose of, any material portion of its assets;

(vi) adopt a plan of complete or partial liquidation or dissolution of the Company or any of its Subsidiaries;

(vii) change in any material respect its accounting principles, practices or methods in a manner that would materially affect the consolidated assets, liabilities or results of operations of the Company or any of its Subsidiaries, except as required by GAAP or applicable Law;

(viii) make or change any Tax election, adopt or change any Tax accounting period or material method of Tax accounting, file any amended Tax Return, settle or compromise any liability for Taxes or any Tax audit or other proceeding relating to Taxes, enter into any closing or similar agreement with any Taxing Authority, surrender any right to claim a material refund of Taxes or agree to any extension or waiver of the statute of limitations;

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(ix) grant any increases in the compensation payable or to become payable to any of its directors, officers or any other employees (including Business Employees) other than in the ordinary course of business; (B) establish, grant or provide any new cash bonuses or any new cash bonus plan, program, arrangement, agreement or practice for any directors, officers, employees (including Business Employees), consultants or other service providers; (C) establish any Employee Benefit Plan which was not in existence prior to the date of this Agreement, or amend any Company Plan in existence on the date of this Agreement if such amendment would have the effect of enhancing or materially increasing any benefits thereunder; (D) accelerate the vesting, payment or settlement of any compensation or benefit; or (E) hire any new employees other than to fill existing vacancies or as necessary to maintain the ordinary course of business, or transfer or terminate the service of any employee other than any such termination for cause;

(x) establish or become obligated under any collective bargaining agreement, memorandum of understanding, or other contract with a labor union, labor organization, works council or similar representative of employees;

(xi) make any loans, advances or capital contributions to any other Person in excess of $50,000 in the aggregate, except for (A) funding of commitments in the ordinary course of business and in accordance with the terms of any agreements in effect as of the date hereof, (B) loans among the Company and its Subsidiaries or among the Company’s Subsidiaries consistent with past practice, (C) advances for reimbursable employee expenses in the ordinary course of business, (D) advancement of reasonable legal expenses or (E) any indemnification agreement in effect on the date hereof;

(xii) (A) enter into any contract that would be a Company Contract or (B) modify, amend, terminate or assign, or waive or assign any material rights under, any Company Contract (or any contract that, if existing as of the date hereof, would be a Company Contract), except in the ordinary course of business, and, for the avoidance of doubt, with respect to clauses (A) and (B), except for: (1) any termination, renewal or extension in accordance with the terms of any existing Company Contract that occurs automatically without any action (other than notice of renewal or extension) by Company or any Subsidiary of the Company; or (2) any trade agreements entered into, modified, amended, terminated or assigned in the ordinary course of business provided that, in each case, no such action will result in a Company Material Adverse Effect or otherwise impede the Transactions;

(xiii) other than the settlement of any Proceeding (A) reflected or reserved against on the balance sheet of the Company (or in the notes thereto), (B) that would not reasonably be expected to restrict the operations of the Company and its Subsidiaries after the Effective Time or (C) in connection with any shareholder litigation against the Company and/or its employees, officers or directors relating to this Agreement, the Merger and/or the other Transactions in accordance with Section 6.11, settle, or offer or propose to settle, any Proceeding against the Company or any of its Subsidiaries (excluding any audit, claim or other proceeding in respect of Taxes) involving a payment or other transfer of value by the Company or any of its Subsidiaries exceeding $50,000 individually, or $100,000 in the aggregate;

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(xiv) make or agree to make any new capital expenditure or expenditures that, individually, is in excess of $50,000 or, in the aggregate, are in excess of $100,000;

(xv) other than the Loan or the issuance of Company Capital Stock upon exercise or exchange of any Company Warrants or Company Convertible Notes outstanding on the date hereof, incur, create, assume, refinance, replace or prepay in any material respects the terms of any Indebtedness or any derivative financial instruments or arrangements, or issue or sell any debt securities or calls, options, warrants or other rights to acquire any debt securities (directly, contingently or otherwise); provided, however, that the foregoing shall not restrict the incurrence of any Indebtedness among the Company and its Subsidiaries or among the Company’s Subsidiaries;

(xvi) enter into any new line of business;

(xvii) take any action, or fail to take any action, which action or failure would reasonably be expected to cause the Company or any of its Subsidiaries to be required to be registered as an investment company under the Investment Company Act;

(xviii) enter into any transactions or contracts with any Affiliates (other than directors or officers in their capacities as such) of the Company; or

(xix) authorize, agree or enter into any arrangement or understanding to take any action that is prohibited by this Section 6.1(b).

Notwithstanding anything to the contrary set forth in this Agreement, nothing in this Agreement shall prohibit the Company or any of its Subsidiaries from taking any action, at any time or from time to time, that in the reasonable judgment of the Company, upon advice of counsel, is reasonably necessary for the Company to avoid being required to register as an investment company under the Investment Company Act; provided that prior to taking any action under this paragraph, the Company shall provide Parent with reasonable advance notice of any proposed action and shall in good faith discuss such proposed action with Parent. Further, notwithstanding anything to the contrary in this Agreement prior to or following the execution hereof, in the event the Company has a termination right pursuant to Section 8.1(f), without affecting such termination right or requiring the Company to exercise the same, Parent and Merger Sub hereby consent to the Company discussing, negotiating and executing a letter of intent, memorandum of understanding or other binding or non-binding agreement with investors with respect to a potential equity, debt or other investment in the Company.

Section 6.2 [Intentionally Omitted]

Section 6.3 [Intentionally Omitted]

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Section 6.4 Indemnification; Directors’ and Officers’ Insurance.

(a) Parent agrees that all rights existing as of the date of this Agreement to indemnification, advancement of expenses and exculpation from Indemnified Liabilities in favor of current and/or former directors, officers or employees of the Company or any of its Subsidiaries as provided in the Organizational Documents of the Company or any such Subsidiary, any employment agreement or indemnification agreement in effect on the date hereof or otherwise (which shall be assumed by Parent and the Surviving Company) will continue in full force and effect in accordance with their terms, and Parent will cause the Surviving Company to perform its respective obligations thereunder. Without limiting the foregoing, from and after the Effective Time, Parent and the Surviving Company shall, jointly and severally, indemnify, defend and hold harmless each Person who is now, or has been at any time prior to the date of this Agreement or who becomes prior to the Effective Time, a director or officer of the Company or any of its Subsidiaries or is or was serving at the request of the Company or any of its Subsidiaries as a director or officer of another corporation, partnership, limited liability company, joint venture, Employee Benefit Plan, trust or other enterprise (the “Indemnified Persons”) against and from all losses, claims, damages, costs, fines, penalties, expenses (including attorneys’ and other professionals’ fees and expenses), liabilities, judgments and amounts that are paid in settlement of, or incurred in connection with any threatened or actual Proceeding to which such Indemnified Person is, was or becomes a party or is otherwise involved (including as a witness) based, in whole or in part, on or arising, in whole or in part, out of the fact that such Person is or was a director, officer, employee or agent of the Company or any of its Subsidiaries or is or was serving at the request of the Company or any of its Subsidiaries as a director or officer of another corporation, partnership, limited liability company, joint venture, Employee Benefit Plan, trust or other enterprise or by reason of anything done or not done by such Person in any such capacity, whether pertaining to any act or omission occurring or existing prior to, at or after the Effective Time and whether asserted or claimed prior to, at or after the Effective Time (“Indemnified Liabilities”), including all Indemnified Liabilities based in whole or in part on, or arising in whole or in part out of, or pertaining to, this Agreement or the Transactions, in each case, to the fullest extent permitted under applicable Law (and Parent and the Surviving Company shall, jointly and severally, pay expenses incurred in connection therewith in advance of the final disposition of any such Proceeding to each Indemnified Person to the fullest extent permitted under applicable Law). Without limiting the foregoing, in the event any such Proceeding is brought or threatened to be brought against any Indemnified Persons (whether arising before or after the Effective Time), (i) the Indemnified Persons may retain the Company’s regularly engaged legal counsel or other counsel satisfactory to such Indemnified Person, and Parent and the Surviving Company shall pay all reasonable fees and expenses of such counsel for the Indemnified Persons as promptly as statements therefor are received, and (ii) the Surviving Company shall use its reasonable best efforts to assist in the defense of any such matter. With respect to any determination of whether any Indemnified Person is entitled to indemnification by Parent or Surviving Company under this Section 6.4, such Indemnified Person shall have the right to require that such determination be made by special, independent legal counsel selected by the Indemnified Person and approved by Parent or Surviving Company, as applicable (which approval shall not be unreasonably withheld or delayed), and who has not otherwise performed material services for Parent, Surviving Company, the Company or the Indemnified Person within the last three years. Notwithstanding anything to the contrary contained in this Agreement, Parent shall not (and Parent shall cause the Surviving Company not to) settle or compromise or consent to the entry of any judgment or otherwise seek termination with respect to any Proceeding for which indemnification may be sought by an Indemnified Person pursuant to this Agreement, unless such settlement, compromise, consent or termination includes an unconditional release of all Indemnified Persons from all liability arising out of such Proceeding and does not include the imposition of equitable relief on, or the admission of fault or wrongdoing by, any Indemnified Person.

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(b) For a period of six (6) years following the Effective Time, Parent and the Surviving Company shall not amend, repeal or otherwise modify any provision in the Organizational Documents of the Surviving Company or its Subsidiaries in any manner that would affect adversely the rights thereunder or under the Organizational Documents of the Surviving Company or any of its Subsidiaries of any Person to indemnification, exculpation and expense advancement except to the extent required by applicable Law. Parent shall, and shall cause the Surviving Company and its Subsidiaries to, fulfill and honor any indemnification, expense advancement or exculpation agreements between the Company or any of its Subsidiaries and any of its directors, officers or employees existing immediately prior the Effective Time.

(c) To the extent permitted by applicable Law, Parent and the Surviving Company shall indemnify any Indemnified Person against all reasonable costs and expenses (including reasonable attorneys’ fees and expenses), such amounts to be payable in advance upon request as provided in Section 6.4(a), relating to the enforcement of such Indemnified Person’s rights under this Section 6.4 or under any Organizational Documents of the Company or any of its Subsidiaries, any employment agreement or indemnification agreement in effect on the date hereof or otherwise, regardless of whether such Indemnified Person is ultimately determined to be entitled to indemnification hereunder or thereunder.

(d) Parent and the Surviving Company shall put in place, and Parent shall fully prepay immediately prior to the Effective Time, “tail” insurance policies (collectively, the “D&O Insurance”) with a claims period of at least six years from the Effective Time from an insurance carrier with the same or better credit rating as the Company’s current insurance carrier with respect to directors’ and officers’ liability insurance, fiduciary liability insurance and employment practices liability insurance in an amount and scope at least as favorable as the Company’s existing policies with respect to matters, acts or omissions existing or occurring at or prior to the Effective Time; provided, however, that Parent shall not be required to pay an annual premium for the D&O Insurance in excess of (for any one year) 150% of the annual premium paid by the Company for such insurance as of the date of this Agreement; and provided, further, that if the annual premiums of such insurance coverage exceed such amount, Parent shall be obligated to obtain a policy with the greatest coverage available, with respect to facts, acts, events or omissions occurring prior to the Effective Time, for a cost not exceeding such amount.

(e) In the event that Parent, the Surviving Company or any Subsidiary of the Surviving Company, or any of their respective successors or assigns, (i) consolidates with or merges into any other Person and shall not be the continuing or surviving company or entity of such consolidation or merger or (ii) transfers all or substantially all of its properties and assets to any Person, then, in each such case, proper provisions shall be made so that the successors and assigns of Parent, the Surviving Company or such Subsidiary of the Surviving Company, as the case may be, shall assume the obligations set forth in this Section 6.4. The provisions of this Section 6.4 are intended to be for the benefit of, and shall be enforceable by, the parties and each Person entitled to indemnification, exculpation, insurance coverage or expense advancement or any other right pursuant to this Section 6.4, and his, her or its heirs and representatives. The rights of the Indemnified Persons under this Section 6.4 are in addition to any rights such Indemnified Persons may have under the Organizational Documents of the Company or any of its Subsidiaries, or under any applicable contracts or Law. Parent and the Surviving Company shall pay all expenses, including attorneys’ fees, that may be incurred by any Indemnified Person in enforcing the indemnity and other obligations provided in this Section 6.4.

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Section 6.5 Preparation of Proxy Statement.

(a) Parent will promptly furnish to the Company such data and information relating to it, its Subsidiaries (including Merger Sub) and the holders of Parent Capital Stock, as the Company may reasonably request for the purpose of including such data and information in the Proxy Statement and any amendments or supplements thereto used by the Company to obtain the Company Shareholder Approval.

(b) The Company and shall cause to be filed with the SEC, within 30 calendar days following the date hereof, a mutually acceptable Proxy Statement relating to the matters to be submitted to the holders of Company Common Stock at the Company Shareholders Meeting, which will set forth the Merger Consideration and Exchange Ratios as finally determined pursuant to Section 3.1, The Company shall use commercially reasonable efforts to cause the Proxy Statement to comply with the rules and regulations promulgated by the SEC and to respond promptly to any comments of the SEC or its staff. The Company will advise Parent promptly after it receives any request by the SEC for amendment of the Proxy Statement or comments thereon and responses thereto or any request by the SEC for additional information. Each of the Company and Parent shall use commercially reasonable efforts to cause all documents that it is responsible for filing with the SEC in connection with the Transactions to comply as to form and substance in all material respects with the applicable requirements of the Securities Act and the Exchange Act. Notwithstanding the foregoing, prior to or mailing the Proxy Statement (or any amendment or supplement thereto) or responding to any comments of the SEC with respect thereto, the Company will (i) provide Parent with an opportunity to review and comment on such document or response (including the proposed final version of such document or response), (ii) include in such document or response all comments reasonably proposed by Parent and (iii) not file or mail such document or respond to the SEC prior to receiving the approval of Parent, which approval shall not be unreasonably withheld, conditioned or delayed; provided, however, that with respect to documents filed by a party that are incorporated by reference in the Proxy Statement, this right of approval shall apply only with respect to information relating to Parent, its Subsidiaries and its Affiliates, their business, financial condition or results of operations or the Transactions; and provided, further that the Company, in connection with any Company Change of Recommendation, may amend or supplement the Proxy Statement (including by incorporation by reference) and make other filings with the SEC, to effect such Company Change of Recommendation.

(c) Parent and the Company each shall make all necessary filings with respect to the Merger and the Transactions under the Securities Act and the Exchange Act and applicable blue-sky laws and the rules and regulations thereunder.

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(d) If at any time prior to the Effective Time, any information relating to Parent or the Company, or any of their respective Affiliates, officers or directors, should be discovered by Parent or the Company that should be set forth in an amendment or supplement to the Proxy Statement, so that such documents would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, the party that discovers such information shall promptly notify the other party and an appropriate amendment or supplement describing such information shall be promptly filed with the SEC and, to the extent required by applicable Law, disseminated to the Company Shareholders.

Section 6.6 Shareholders Meeting. The Company shall take all action necessary in accordance with applicable Laws and the Organizational Documents of the Company to duly give notice of, convene and hold a meeting of its shareholders for the purpose of obtaining the Company Shareholder Approval, to be held as promptly as reasonably practicable following the clearance of the Proxy Statement by the SEC. The Company shall, through the Company Board, include in the Proxy Statement the Company Board Recommendation for the approval of the Merger and the other Transactions at the Company Shareholders Meeting and the Company shall solicit from the Company Shareholders proxies in favor of the approval of the Merger and the other Transactions. Notwithstanding anything to the contrary contained in this Agreement, the Company (i) shall be required to adjourn the Company Shareholders Meeting to the extent necessary to ensure that any required supplement or amendment to the Proxy Statement is provided to the Company Shareholders and (ii) may adjourn the Company Shareholders Meeting if, as of the time for which the Company Shareholders Meeting is scheduled, there are insufficient shares of Company Common Stock represented (either in person or by proxy) to constitute a quorum or to obtain the Company Shareholder Approval; provided, however, that unless otherwise agreed to by the parties, the Company Shareholders Meeting shall not be adjourned to a date that is more than 30 days after the date for which the meeting was previously scheduled; and provided, further, that the Company Shareholders Meeting shall not be adjourned to a date on or after two Business Days prior to the End Date.

Section 6.7 Access to Information.

(a) Each party shall, and shall cause each of its Subsidiaries to, afford to the other party and its Representatives, during the period from the date of this Agreement to the earlier of the Effective Time and the termination of this Agreement pursuant to the terms of Section 8.1, reasonable access, during normal business hours and upon reasonable prior notice, to the officers, employees and offices of such party and its Subsidiaries and to their books, records, contracts and documents and shall, and shall cause each of its Subsidiaries to, furnish reasonably promptly to the other party and its Representatives such information concerning its and its Subsidiaries’ business, properties, contracts, records and personnel, in each case as such other party may reasonably request in connection with consummating the Transactions. Each of the Company and Parent will use its commercially reasonable efforts to minimize any disruption to the businesses of the other party that may result from the requests for access, data and information hereunder. Notwithstanding the foregoing provisions of this Section 6.7(a), each party shall not be required to, or to cause any of its Subsidiaries to, grant access or furnish information to the other party or any of its Representatives to the extent that (i) such information is subject to an attorney/client privilege, the attorney work product doctrine or other legal privilege or (ii) such access or the furnishing of such information is prohibited by applicable Law or an existing contract or agreement or a contract or agreement entered into after the date of this Agreement in the ordinary course of business. Each party agrees that it will not, and will cause its Representatives not to, use any information obtained pursuant to this Section 6.7(a) for any purpose unrelated to the consummation of the Transactions.

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(b) The Mutual Confidentiality and Non-Disclosure Agreement, dated as of October 23, 2023, between the Company and Parent (the “Non-Disclosure Agreement”), shall survive the execution and delivery of this Agreement and shall apply to all information furnished thereunder or hereunder. All information provided to any party or its Representatives pursuant to or in connection with this Agreement is deemed to be “Confidential Information” as defined under the Non-Disclosure Agreement.

Section 6.8 Reasonable Best Efforts.

(a) Subject to the terms and conditions of this Agreement, each party will use its reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable under applicable Laws or pursuant to any contract or agreement to consummate the Merger and the other Transactions as soon as practicable after the date hereof, including (i) preparing and filing or otherwise providing, in consultation with the other party and as promptly as practicable and advisable after the date hereof, all documentation to effect all necessary applications, notices, petitions, filings and other documents and to obtain as promptly as practicable all waiting period expirations or terminations, consents, clearances, waivers, licenses, orders, registrations, approvals, permits and authorizations necessary or advisable to be obtained from any third party and/or any Governmental Entity in order to consummate the Merger or any of the other Transactions, (ii) taking all steps as may be necessary, subject to the limitations in this Section 6.8, to obtain all such waiting period expirations or terminations, consents, clearances, waivers, licenses, registrations, permits, authorizations, orders and approvals and (iii) executing and delivering any additional instruments reasonably necessary or advisable to consummate the Merger and the Transactions contemplated by this Agreement and to fully carry out the purposes of this Agreement.

(b) In connection with and without limiting the foregoing, each of the parties shall give any required notices to third parties, and each of the parties shall use, and cause each of their respective Subsidiaries and Affiliates to use, its reasonable best efforts to obtain any third party consents that are necessary, proper or advisable to consummate the Merger and the other Transactions. Each of the parties will furnish to the other such necessary information and reasonable assistance as the other may request in connection with the preparation of any required filings or submissions with any Governmental Entity and will cooperate in responding to any inquiry from a Governmental Entity, including promptly informing the other parties of such inquiry, consulting in advance before making any presentations or submissions to a Governmental Entity and supplying each other with copies of all material correspondence, filings or communications between either party and any Governmental Entity with respect to this Agreement. To the extent reasonably practicable, the parties and their Representatives shall have the right to review in advance and each of the parties will consult the others on, all the information relating to the other and each of their Affiliates that appears in any filing made with, or written materials submitted to, any Governmental Entity in connection with the Merger and the other Transactions, except that confidential competitively sensitive business information may be redacted from such exchanges. To the extent reasonably practicable, none of the parties shall, nor shall they permit their respective Representatives to, participate independently in any meeting or engage in any substantive conversation with any Governmental Entity in respect of any filing, investigation or other inquiry without giving the other party prior notice of such meeting or conversation and, to the extent permitted by applicable Law, without giving the other parties the opportunity to attend or participate (whether by telephone or in person) in any such meeting with such Governmental Entity.

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(c) Notwithstanding anything to the contrary in this Agreement, in connection with obtaining any approval or consent from any Person with respect to the Merger and the other Transactions, neither the Company nor any Subsidiary of the Company shall pay or commit to pay to any Person whose approval or consent is being solicited any cash or other consideration, make any accommodation or commitment or incur any liability or other obligation to such Person without the prior written consent of Parent. The parties shall cooperate to obtain such consents.

(d) Except as described in this Agreement or in Section 6.8 of the Parent Disclosure Letter, in connection with obtaining any approval or consent from any Person with respect to the Merger and the other Transactions, neither the Parent nor any Subsidiary of Parent shall pay or commit to pay to any Person whose approval or consent is being solicited any cash or other consideration, make any accommodation or commitment or incur any liability or other obligation to such Person without the prior written consent of the Company.

Section 6.9 Employee Matters. Parent may extend offers of employment to those Business Employee or, employees of any Subsidiary of Parent’s choosing (including, for the avoidance of doubt, to any, some, none or all Business Employees) prior to the Closing Date for employment immediately following the Effective Time. Such employment or consulting agreements shall be privately negotiated between Parent and each such employee.

Section 6.10 Parent Equity Investment. On or prior to (a) the date of this Agreement, July 12, 2024 (the “Initial Parent Equity Investment Date”), Parent shall purchase 500 shares of the Company’s Series F-1 Preferred Stock, par value $0.0001 per share (“F-1 Preferred Stock”) for an aggregate purchase price of $500,000 (the “Initial Parent Equity Investment”), (b) August 9, 2024 (the “Second Parent Equity Investment Date”), Parent shall purchase an additional 500 shares of the F-1 Preferred Stock for an additional aggregate purchase price of $500,000 (the “Second Parent Equity Investment”), (c) the earlier of August 30, 2024 or five (5) business days of the closing of a public offering by Parent resulting in aggregate net proceeds to Parent of no less than $20,000,000, (such earlier date the “Third Parent Equity Investment Date”), Parent shall purchase an additional 2,000 shares of F-1 Preferred Stock for an additional aggregate purchase price of $2,000,000 (the “Third Parent Equity Investment”) and (d) September 30, 2024, (the “Fourth Parent Equity Investment Date”), Parent shall purchase an additional 1,000 shares of the F-1 Preferred Stock for an additional aggregate purchase price of $1,000,000 (the “Fourth Parent Equity Investment”).The foregoing numbers of shares of F-1 Preferred Stock shall be equitably adjusted for any stock split, reverse stock split, stock dividend (including any dividend or other distribution of securities convertible into F-1 Preferred Stock), subdivision, reorganization, reclassification, recapitalization, combination, exchange of shares or other like change with respect to the number of shares of F-1 Preferred Stock outstanding after the date hereof and prior to the Effective Time or any change to the “Stated Value” thereof as set forth in that certain Amended and Restated Certificate of Designations of Series F-1 Convertible Preferred Stock of the Company

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Section 6.11 Shareholder Litigation. In the event any Transaction Litigation is commenced, the parties agree to cooperate and use their reasonable best efforts to defend against and respond thereto. Each party shall give the other party a reasonable opportunity to participate in the defense or settlement of any Transaction Litigation and shall consider in good faith the other party’s advice with respect to such Transaction Litigation; provided, that neither the Company nor Parent shall agree to settle any Transaction Litigation without the prior written consent of the other (which consent shall not be unreasonably withheld, delayed or conditioned).

Section 6.12 Public Announcements. The initial press release with respect to the execution of this Agreement shall be a joint press release to be reasonably agreed upon by the parties. From and after the date hereof, so long as this Agreement is in effect, neither the Company nor Parent, nor any of their respective controlled Affiliates or Subsidiaries shall issue or cause the publication of any press release or other announcement with respect to the Merger or this Agreement without the prior consent of the other party (which consent shall not be unreasonably withheld, conditioned or delayed), unless (a) such party determines, after consultation with outside counsel, that it is required by applicable Law or the rules of any stock exchange upon which such party’s capital stock is traded to issue or cause the publication of any press release or other announcement with respect to the Transactions, including the Merger or this Agreement, in which event such party shall endeavor, on a basis reasonable under the circumstances, to provide a meaningful opportunity to the other party to review and comment upon such press release or other announcement and shall give due consideration to all reasonable additions, deletions or changes suggested thereto or (b) in the case of the Company or Parent, it deems it necessary or appropriate to issue or cause the publication of any press release or other announcement with respect to the Merger, this Agreement or the other Transactions in connection with or following a Company Change of Recommendation or a Parent Change of Recommendation, respectively; provided, however, each party and their respective controlled Affiliates may make statements that are not inconsistent with previous press releases, public disclosures or public statements made by Parent and the Company in compliance with this Section 6.12.

Section 6.13 Control of Business. Without limiting in any way any party’s rights or obligations under this Agreement, nothing contained in this Agreement shall give any party, directly or indirectly, the right to control or direct the other party and their respective Subsidiaries’ operations prior to the Effective Time. Prior to the Effective Time, each of the parties shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over its and its Subsidiaries’ respective operations.

Section 6.14 Transfer Taxes. All Transfer Taxes incurred in connection with the Transactions, if any, shall be paid by Parent or the Surviving Company when due, whether levied on Parent or any other Person, and Parent or the Surviving Company shall file all necessary Tax Returns and other documentation with respect to any such Transfer Taxes. Prior to the Closing, the parties will cooperate, in good faith, in the filing of any Tax Returns with respect to Transfer Taxes and the minimization, to the extent reasonably permissible under applicable Law, of the amount of any Transfer Taxes.

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Section 6.15 Notification. The Company shall give prompt notice to Parent, and Parent shall give prompt notice to the Company, (a) of any notice or other communication received by such party from any Governmental Entity in connection with this Agreement, the Merger or the other Transactions, and each party shall keep the other party reasonably informed on a current basis regarding any such matters, (b) of any notice or other communication received by such party from any Person (other than a Governmental Entity) alleging that the consent of such Person is or may be required in connection with the Merger or the other Transactions, if the subject matter of such communication or the failure of such party to obtain such consent could be material to the Company, the Surviving Company or Parent, and each party shall keep the other party reasonably informed on a current basis regarding any such matters, (c) of any Proceeding commenced or, to any party’s knowledge, threatened against, such party or any of its Affiliates or otherwise relating to, involving or affecting such party or any of its Affiliates, in each case, in connection with, arising from or otherwise relating to the Merger or any other Transaction (“Transaction Litigation”), and (d) upon becoming aware of the occurrence or impending occurrence of any event or circumstance relating to it or any of the Subsidiaries of the Company or any of the Subsidiaries of Parent, respectively, which would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect or a Parent Material Adverse Effect, as the case may be, or which would reasonably be expected to prevent or materially delay or impede the consummation of the Transactions; provided, however, that, in each case, the delivery of any notice pursuant to this Section 6.15 shall not cure any breach of any representation or warranty requiring disclosure of such matter prior to the date of this Agreement or otherwise limit or affect the remedies available hereunder to any party. The failure to deliver any such notice shall not affect any of the conditions set forth in Article VII or give rise to any right to terminate under Article VIII.

Section 6.16 Use of Company’s Cash Receipts. Parent shall not utilize any of the Company’s cash receipts to make payments on Parent’s indebtedness.

Section 6.17 Takeover Laws. The parties shall use their respective reasonable best efforts (a) to take all action necessary so that no Takeover Law is or becomes applicable to the Merger or any of the other Transactions and (b) if any such Takeover Law is or becomes applicable to any of the foregoing, to take all action necessary so that the Merger and the other Transactions may be consummated as promptly as practicable on the terms contemplated by this Agreement and otherwise to eliminate or minimize the effect of such Takeover Law on the Merger and the other Transactions.

Section 6.18 [Intentionally omitted]

Section 6.19 Delisting. Each of the parties agrees to cooperate with the other parties in taking, or causing to be taken, all actions necessary to delist the Company Common Stock and terminate its registration under the Exchange Act; provided that such delisting and termination shall not be effective until after the Effective Time.

Section 6.20 Obligations of Merger Sub and the Surviving Company. Parent shall take all action necessary to cause Merger Sub and the Surviving Company to perform their respective obligations under this Agreement and to consummate the Merger and the other Transactions upon the terms and subject to the conditions set forth in this Agreement.

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Section 6.21 Surviving Company Option Plan. Immediately subsequent to the Closing, the Surviving Company shall establish an option plan on the terms and conditions with the grants set forth in Section 6.21 of the Parent Disclosure Letter and shall grant an aggregate of at least 10% of the equity of the Company on a fully-diluted, post-Closing basis to the management group of the Company on a mutually agreed basis.

Section 6.22 Benefits. Each Business Employee who becomes employed by Parent (or a Subsidiary of Parent) in connection with the transactions contemplated by this Agreement shall be given eligibility to receive, as of the Closing Date, the benefits maintained for employees of Parent’s Subsidiaries’ on substantially similar terms and conditions in the aggregate as are provided to such similarly situated employees. Each Business Employee who becomes employed by Parent or a Parent Subsidiary (including the Company) in connection with the transaction shall be given credit for his or her period of service with Company prior to the Closing Date for the purpose of eligibility under the benefit plans maintained by Parent or such Parent Subsidiary and made available for such employee after the Closing Date, provided that nothing herein will require the crediting of service that would operate to duplicate any benefits or to require funding of any such benefits.

Section 6.23 Exchange Agreements. Prior to Closing, the Company shall assist the Parent in obtaining the agreement (the “Exchange Agreements”) of the Company Convertible Noteholders to exchange such Company Convertible Notes and purchase rights they hold for an aggregate (for all Company Convertible Note Holders) of not more than 88,161 shares of Parent Preferred Stock on terms acceptable to Parent in its reasonable discretion.

Article VII
CONDITIONS PRECEDENT

Section 7.1 Conditions to Each Party’s Obligation to Consummate the Merger. The respective obligation of each party to consummate the Merger is subject to the satisfaction at or prior to the Effective Time of each of the following conditions, any or all of which may be waived jointly by the parties, in whole or in part, to the extent permitted by applicable Law:

(a) Shareholder Approvals. The Company Shareholder Approval shall have been obtained in accordance with applicable Law and the Organizational Documents of the Company.

(b) No Injunctions or Restraints. No Governmental Entity having jurisdiction over any party shall have issued any order, decree, ruling, injunction or other action that is in effect (whether temporary, preliminary or permanent) restraining, enjoining or otherwise prohibiting the consummation of the Merger and no Law shall have been adopted that makes consummation of the Merger illegal or otherwise prohibited.

(c) [Intentionally omitted]

(d) Voting Agreement. The Voting Agreement shall have been executed and delivered by the parties thereto.

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(e) Company Preferred Stock. All Company Preferred Stock shall have been converted to Company Common Stock except for the Unconverted Company Preferred Stock and the Company shall have received an affirmation from each holder of Unconverted Company Preferred Stock that such holder is an “Accredited Investor” (as such term is defined in Regulation D as promulgated under the Securities Act) in a form acceptable to Parent.

(f)   Company Warrant Holder Agreements. The Company shall have received agreements from all of the holders of the Company’s warrants (other than the Company Warrants set forth in Section 7.1(f) of the Company Disclosure Letter (the “Other Company Warrants”)) (all holders of Company Warrants, collectively, the “Warrant Holders”) duly executed agreements (“Warrant Holder Agreements”) containing (i) waivers with respect to any fundamental transaction, change in control or other similar rights that such Warrant Holders may have under any such Company Warrants, including, but not limited to, any right to vote, consent, demand cash payment for their warrants, or otherwise approve or veto any of the transactions contemplated by this Agreement, including the Merger, the Parent Stock Issuance or any option to cause the Company or the Parent to purchase any such Company Warrants from any Warrant Holders (or pay any other cash consideration to any Warrant Holders) and (ii) to exchange such Company Warrants as they hold for an aggregate (for all Warrant Holders) of not more than 930.336 shares of Parent Preferred Stock on terms acceptable to Parent in its reasonable discretion.

(g) Other Company Warrants. The Company shall have cashed out any Other Warrant Holder who has not provided a Warrant Holder Agreement; provided, however, that the aggregate amount of such cash out for any and all Other Warrant Holders who have not provided a Warrant Holder Agreement shall not exceed $150,000.

(h) Company Convertible Note Holders; Waivers. The Company shall have obtained waivers from holders of Company Convertible Notes (such holders, collectively, the “Company Convertible Debt Holders” and such waivers, the “Company Convertible Note Holder Waivers”) of the original principal amount thereof with respect to any fundamental transaction rights such Company Convertible Note Holders may have under any such Company Convertible Notes, including any right to vote, consent, or otherwise approve or veto any of the transactions contemplated by this Agreement, including the Merger, the Parent Stock Issuance or any option to cause Company or the Parent to redeem any such Company Convertible Notes from any Company Convertible Note Holders (or pay any other cash consideration to any Company Convertible Note Holders).

(i) Financing. Parent shall have received sufficient financing to satisfy its payment obligations under this Agreement.

(j) Parent Special Meeting. The requisite stockholder approval shall have been obtained by Parent at a Special Meeting of its Stockholders to approve the Parent Stock Issuance pursuant to the requirements of NASDAQ.

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Section 7.2 Additional Conditions to Obligations of Parent and Merger Sub. The obligations of Parent and Merger Sub to consummate the Merger are subject to the satisfaction at or prior to the Effective Time of each of the following conditions, any or all of which may be waived exclusively by Parent or Merger Sub, as applicable, in whole or in part, to the extent permitted by applicable Law:

(a) Representations and Warranties of the Company. (i) The representations and warranties of the Company set forth in Section 4.3(a) (Authority), Section 4.6(a) (Company Material Adverse Effect) and Section 4.19 (Brokers) shall be true and correct in all respects as of the Closing Date, as though made on and as of the Closing Date (except that representations and warranties that speak as of a specified date shall have been true and correct in all material respects only as of such date), (ii) the representations and warranties of the Company set forth in Section 4.2(a) (Capital Structure) shall be true and correct in all but de minimis respects as of the specified dates set forth therein, and (iii) all other representations and warranties of the Company set forth in Article IV shall be true and correct as of the Closing Date, as though made on and as of the Closing Date (except that representations and warranties that speak as of a specified date shall have been true and correct only as of such date), except where the failure of such representations and warranties to be so true and correct (without regard to qualification or exceptions contained therein as to “materiality” or “Company Material Adverse Effect”) would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(b) Performance of Obligations of the Company. The Company shall have performed, or complied with, in all material respects all agreements and covenants required to be performed or complied with by it under this Agreement on or prior to the Effective Time.

(c) Compliance Certificate. Parent shall have received a certificate of the Company signed by an executive officer of the Company, dated the Closing Date, confirming that the conditions in Section 7.2(a) and Section 7.2(b) have been satisfied.

(d) Exchange Agreements. The Company Convertible Note Holders shall have executed and delivered to Parent the Exchange Agreements.

(e) Absence of Company Material Adverse Effect. Since the date of this Agreement, there shall not have been any event, change, effect or development that, individually or in the aggregate, has had or would reasonably be expected to have a Company Material Adverse Effect.

(f) VAR Waiver. Parent shall have received waivers from the parties to the agreements listed in Section 7.2(f) to the Parent Disclosure Letter of the issuance of securities in a “Variable Rate Transaction” (as such term in defined in such agreements).

(g) FIRPTA Statement. The Company shall have delivered to Parent a certificate, dated as of the Closing Date, certifying to the effect that no interest in the Company is a U.S. real property interest (such certificate in the form required by Treasury Regulation Section 1.897-2(h) and 1.1445-3(c)).

(h) Tax Analysis. The parties shall work together between the execution of this Agreement and the Effective Time to determine the Tax treatment of the Merger and the other Transactions contemplated by this Agreement. Parties shall report consistently with the agreed Tax treatment and shall not take any contrary position in any Tax return, examination, audit or any other proceeding.

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(i) Repurchase Price. No defaults shall have occurred and be continuing under the Loan Documents and the Outstanding Balance (as defined in the Securities Purchase Agreement) plus all accrued and unpaid interest thereon, in an amount not to exceed the Repurchase Price (as defined in the Securities Purchase Agreement) shall have been paid in full.

(j) Dissenting Shares. There shall be no more than 4,141,434 Dissenting Shares that are Company Common Stock or 98 Dissenting Shares that are Company Preferred Stock.

Section 7.3 Additional Conditions to Obligations of the Company. The obligation of the Company to consummate the Merger is subject to the satisfaction at or prior to the Effective Time of each of the following conditions, any or all of which may be waived exclusively by the Company, in whole or in part, to the extent permitted by applicable Law:

(a) Representations and Warranties of Parent and Merger Sub. (i) The representations and warranties of Parent and Merger Sub set forth in Section 5.3(a) (Authority), Section 5.6(a) (Parent Material Adverse Effect) and Section 5.18 (Brokers) shall be true and correct in all material respects as of the Closing Date, as though made on and as of the Closing Date (except that representations and warranties that speak as of a specified date shall have been true and correct in all material respects only as of such date), (ii) the representations and warranties of Parent and Merger Sub set forth in Section 5.2(a) (Capital Structure) shall be true and correct in all but de minimis respects as of the specified dates set forth therein, and (iii) all other representations and warranties of Parent and Merger Sub set forth in Article V shall be true and correct as of the Closing Date, as though made on and as of the Closing Date (except that representations and warranties that speak as of specified date shall have been true and correct only as of such date), except where the failure of such representations and warranties to be so true and correct (without regard to qualification or exceptions contained therein as to “materiality” or “Parent Material Adverse Effect”) would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

(b) Performance of Obligations of Parent and Merger Sub. Parent and Merger Sub each shall have performed, or complied with, in all material respects all agreements and covenants required to be performed or complied with by them under this Agreement at or prior to the Effective Time.

(c) Compliance Certificate. The Company shall have received a certificate of Parent signed by an executive officer of Parent, dated the Closing Date, confirming that the conditions in Section 7.3(a), Section 7.3(b), Section 7.3(d), and Section 7.3(e) have been satisfied.

(d) Absence of Parent Material Adverse Effect. Since the date of this Agreement, there shall not have been any event, change, effect or development that, individually or in the aggregate, has had or would reasonably be expected to have a Parent Material Adverse Effect.

(e) NASDAQ. The Parent shall be in compliance with the stockholders’ equity requirement in NASDAQ Listing Rule 5550(b)(1) and meets all other applicable criteria for continued listing, subject to any panel monitor imposed by NASDAQ.

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Section 7.4 Frustration of Closing Conditions. None of the parties may rely, either as a basis for not consummating the Merger or for terminating this Agreement, on the failure of any condition set forth in Section 7.1, Section 7.2 or Section 7.3, as the case may be, to be satisfied if such party’s breach of any provision of this Agreement contributed materially to such failure.

Article VIII
TERMINATION

Section 8.1 Termination. This Agreement may be terminated, and the Merger and the other Transactions contemplated hereby may be abandoned, at any time prior to the Effective Time, whether (except as expressly set forth below) before or after the Company Shareholder Approval has been obtained:

(a) by mutual written consent of the Company and Parent;

(b) by either the Company or Parent:

(i) if any Governmental Entity of competent jurisdiction shall have issued a final and nonappealable order, decree, ruling or injunction or taken any other action permanently restraining, enjoining or otherwise prohibiting the consummation of the Merger, or if there shall have been adopted prior to the Effective Time any Law that permanently makes the consummation of the Merger illegal or otherwise permanently prohibited;

(ii) if the Merger shall not have been consummated on or before 5:00 p.m. Eastern Time, on September 30, 2024 (such date being the “End Date”); provided, that the right to terminate this Agreement under this Section 8.1(b)(ii) shall not be available to any party whose breach of any representation, warranty, covenant or agreement contained in this Agreement has been the primary cause of or resulted in the failure of the Merger to occur on or before such date;

(iii) in the event of a breach by the other party (treating Parent and Merger Sub as one party) of any covenant or other agreement contained in this Agreement or if any representation and warranty of the other party contained in this Agreement fails to be true and correct which (x) would give rise to the failure of a condition set forth in Section 7.2(a) or (b) or Section 7.3(a) or (b), as applicable, if it were continuing as of the Closing Date and (y) cannot be or has not been cured (or is incapable of becoming true or does not become true) by the earlier of (1) the End Date and (2) the date that is 30 days after the giving of written notice to the breaching party of such breach or failure to be true and correct and the basis for such notice (a “Terminable Breach”); provided, however, that the terminating party is not then in Terminable Breach of any representation, warranty, covenant or other agreement contained in this Agreement; or

(iv) if the Company Shareholder Approval shall not have been obtained at a duly held Company Shareholders Meeting (including any adjournment or postponement thereof) at which a vote on the approval of this Agreement and the Transactions, including the Merger, was taken; or

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(c) by Parent prior to the time the Company Shareholder Approval is obtained, if the Company Board shall have effected a Company Change of Recommendation;

(d) by the Company at any time after there has been a Company Change of Recommendation; provided, that the Company has provided the Parent ten (10) calendar days’ prior written notice thereof and has negotiated in good faith with Parent to provide a competing offer;

(e) by the Company if the Parent Common Stock is no longer listed for trading on NASDAQ;

(f) by the Company if any of: (i) the Initial Parent Equity Investment has not been made by the Initial Parent Equity Investment Date, (ii) the Second Parent Equity Investment has not been made by the Second Parent Equity Investment Date, (iii) the Third Parent Equity Investment has not been made by the Third Parent Equity Investment Date or (iv) the Fourth Parent Equity Investment has not been made by the Fourth Parent Equity Investment Date; and

(g) by the Parent in the event that the Parent determines, in its reasonable discretion, that the acquisition of the Company pursuant to this Agreement could result in a materially adverse amount of cancellation of indebtedness income to Parent for federal income-tax purposes recognized and attributable to any modification, restructuring, or purchase of the indebtedness of the Company or the purchase of the Company. Determining whether any income is “materially adverse” shall take into account both (i) whether such income is offset by any available current operating losses and net operating loss and other tax attributes carryforwards, and (ii) the materiality of the amount of tax attributable to such income, net of all offsets, deductions, credits and other reductions in the amount of tax actually payable as a result thereof.

Section 8.2 Notice of Termination; Effect of Termination.

(a) A terminating party shall provide written notice of termination to the other party specifying with particularity the reason for such termination, and, except as otherwise provided in Section 8.1(d), any termination shall be effective immediately upon delivery of such written notice to the other party.

(b) In the event of termination of this Agreement by any party as provided in Section 8.1, this Agreement shall forthwith become void and there shall be no liability or obligation on the part of any party except with respect to this Section 8.2, Section 6.7(b), Section 8.3 and Articles I and IX, which Sections and Articles shall not terminate; provided, however, that notwithstanding anything to the contrary herein, no such termination shall relieve any party from liability for any damages arising from or arising out of an intentional and material breach of any covenant, agreement or obligation hereunder or intentional fraud, or as provided in the Non-Disclosure Agreement, in which case the aggrieved party shall be entitled to all rights and remedies available at law or in equity.

Section 8.3 Expenses and Other Payments. Except as otherwise provided separately between the parties, each party shall pay its own expenses incident to preparing for, entering into and carrying out this Agreement and the consummation of the Transactions, whether or not the Merger shall be consummated.

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Article IX

GENERAL PROVISIONS

Section 9.1 Disclosure Letter Definitions. All capitalized terms in the Company Disclosure Letter and the Parent Disclosure Letter shall have the meanings ascribed to them herein (including in Annex A) except as otherwise defined therein.

Section 9.2 Survival. Except as otherwise provided in this Agreement, none of the representations, warranties, agreements and covenants in this Agreement or in any instrument delivered pursuant to this Agreement, including any rights arising out of any breach of such representations, warranties, agreements and covenants, shall survive the Effective Time, except for those covenants and agreements contained herein and therein that by their terms apply or are to be performed in whole or in part after the Effective Time. The Non-Disclosure Agreement shall (a) survive termination of this Agreement in accordance with its terms and (b) terminate as of the Effective Time.

Section 9.3 Notices. All notices, requests and other communications to any party under, or otherwise in connection with, this Agreement shall be in writing and shall be deemed to have been duly given upon the earlier of actual receipt or: (a) when delivered by hand providing proof of delivery; (b) when received by the addressee if sent by a nationally recognized overnight courier (receipt requested); or (c) on the date sent by email if sent during normal business hours of the recipient, and on the next Business Day if sent after normal business hours of the recipient. Such communications must be sent to the respective parties at the following addresses (or to such other Persons or at such other address for a party as shall be specified in a notice given in accordance with this Section 9.3):

(i)	if to Parent or Merger Sub, to:

Aditxt, Inc.

737 Fifth Street, Suite 200

Richmond, VA 23219

Attention: Amro Albanna, CEO

E-mail: aalbanna@aditxt.com

with a required copy to (which copy shall not constitute notice):

Sheppard, Mullin, Richter & Hampton LLP

30 Rockefeller Plaza

New York, NY 10112

Attn: Richard Friedman, Esq.

Email: rafriedman@sheppardmullin.com

(ii)	if to the Company, to:

Evofem Biosciences, Inc.

7770 Regents Road, Suite 113-618

San Diego, CA 92122

Attn: Sandra Pelletier, CEO

E-Mail: spelletier@evofem.com

with a required copy to (which copy shall not constitute notice):

Procopio, Cory, Hargreaves & Savitch LLP

12544 High Bluff Drive, Suite 400

San Diego, CA 92130

Attn: Jennifer Trowbridge and Paul Johnson

E-Mail: jennifer.trowbridge@procopio.com;

paul.johnson@procopio.com

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Section 9.4 Rules of Construction.

(a) Each of the parties acknowledges that it has been represented by counsel of its choice throughout all negotiations that have preceded the execution of this Agreement and that it has executed the same with the advice of independent counsel. Each party and its counsel cooperated in the drafting and preparation of this Agreement and the documents referred to herein, and any and all drafts relating thereto exchanged between the parties shall be deemed the work product of the parties and may not be construed against any party by reason of its preparation. Accordingly, any rule of law or any legal decision that would require interpretation of any ambiguities in this Agreement against any party that drafted it is of no application and is hereby expressly waived.

(b) The inclusion of any information in the Company Disclosure Letter or Parent Disclosure Letter shall not be deemed an admission or acknowledgment, in and of itself and solely by virtue of the inclusion of such information in the Company Disclosure Letter or Parent Disclosure Letter, as applicable, that such information is required to be listed in the Company Disclosure Letter or Parent Disclosure Letter, as applicable, that such items are material to the Company and its Subsidiaries, taken as a whole, or Parent and its Subsidiaries, taken as a whole, as the case may be, or that such items have resulted in a Company Material Adverse Effect or a Parent Material Adverse Effect. The headings, if any, of the individual sections of each of the Parent Disclosure Letter and Company Disclosure Letter are inserted for convenience only and shall not be deemed to constitute a part thereof or a part of this Agreement. The Company Disclosure Letter and Parent Disclosure Letter are arranged in sections corresponding to the Sections of this Agreement merely for convenience, and the disclosure of an item in one section of the Company Disclosure Letter or Parent Disclosure Letter, as applicable, as an exception to a particular representation or warranty shall be deemed adequately disclosed as an exception with respect to all other representations or warranties to the extent that the relevance of such item to such representations or warranties is reasonably apparent from such item, notwithstanding the presence or absence of an appropriate Section of the Company Disclosure Letter or Parent Disclosure Letter with respect to such other representations or warranties or an appropriate cross reference thereto.

(c) The specification of any dollar amount in the representations and warranties or otherwise in this Agreement or in the Company Disclosure Letter or Parent Disclosure Letter is not intended and shall not be deemed to be an admission or acknowledgment of the materiality of such amounts or items, nor shall the same be used in any dispute or controversy between the parties to determine whether any obligation, item or matter (whether or not described herein or included in any schedule) is or is not material for purposes of this Agreement.

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(d) All references in this Agreement to Annexes, Exhibits, Schedules, Articles, Sections, subsections and other subdivisions refer to the corresponding Annexes, Exhibits, Schedules, Articles, Sections, subsections and other subdivisions of this Agreement unless expressly provided otherwise. Titles appearing at the beginning of any Articles, Sections, subsections or other subdivisions of this Agreement are for convenience only, do not constitute any part of such Articles, Sections, subsections or other subdivisions, and shall be disregarded in construing the language contained therein. The words “this Agreement,” “herein,” “hereby,” “hereunder” and “hereof” and words of similar import, refer to this Agreement as a whole and not to any particular subdivision unless expressly so limited. The words “this Section,” “this subsection” and words of similar import, refer only to the Sections or subsections hereof in which such words occur. The word “including” (in its various forms) means “including, without limitation.” Pronouns in masculine, feminine or neuter genders shall be construed to state and include any other gender and words, terms and titles (including terms defined herein) in the singular form shall be construed to include the plural and vice versa, unless the context otherwise expressly requires. Unless the context otherwise requires, all defined terms contained herein shall include the singular and plural and the conjunctive and disjunctive forms of such defined terms. Unless the context otherwise requires, all references to a specific time shall refer to New York, New York time.

(e) In this Agreement, except as the context may otherwise require, references to: (i) any agreement (including this Agreement), contract, statute or regulation are to the agreement, contract, statute or regulation as amended, modified, supplemented, restated or replaced from time to time (in the case of an agreement or contract, to the extent permitted by the terms thereof and, if applicable, by the terms of this Agreement); (ii) any Governmental Entity include any successor to that Governmental Entity; (iii) any applicable Law refers to such applicable Law as amended, modified, supplemented or replaced from time to time (and, in the case of statutes, include any rules and regulations promulgated under such statute) and references to any section of any applicable Law or other law include any successor to such section; and (iv) “days” mean calendar days. If any period expires on a day which is not a Business Day or any event or condition is required by the terms of this Agreement to occur or be fulfilled on a day which is not a Business Day, such period shall expire or such event or condition shall occur or be fulfilled, as the case may be, on the next succeeding Business Day.

Section 9.5 Counterparts. This Agreement may be executed in two or more counterparts, including via facsimile or email in “portable document format” (“pdf”) form transmission, all of which shall be considered one and the same agreement and shall become effective when two or more counterparts have been signed by each of the parties and delivered to the other parties, it being understood that all parties need not sign the same counterpart. The exchange of a fully executed Agreement (in counterparts or otherwise) by electronic transmission in pdf format or by facsimile shall be sufficient to bind the parties to the terms and conditions of this Agreement.

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Section 9.6 Entire Agreement; Third Party Beneficiaries.

(a) Upon the effectiveness of this Agreement, the Original Agreement shall be deemed amended and restated and superseded and replaced in its entirety by this Agreement, and shall be of no further force or effect.

(b) This Agreement (together with the Non-Disclosure Agreement, the other Transaction Agreements and any other documents and instruments executed pursuant hereto) constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof.

(c) Except for the provisions of Article III (which, from and after the Effective Time, shall be for the benefit of the former holders of Company Common Stock and Unconverted Company Preferred Stock to receive the Merger Consideration and with respect to which, prior to the Effective Time, the Company shall have the right, on behalf of such holders, to pursue damages against Parent and Merger Sub for the loss of the Merger Consideration in the event of any intentional and material breach of any covenant, agreement or obligation hereunder or intentional fraud by Parent or Merger Sub) and Section 6.4 and Section 6.21 (which from and after the Effective Time are intended for the benefit of, and shall be enforceable by, the Persons referred to therein and by their respective heirs and representatives), nothing in this Agreement, express or implied, is intended to or shall confer upon any Person other than the parties any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

Section 9.7 Governing Law; Venue; Waiver of Jury Trial.

(a) THIS AGREEMENT, AND ALL CLAIMS OR CAUSES OF ACTION (WHETHER IN CONTRACT OR TORT) THAT MAY BE BASED UPON, ARISE OUT OF OR RELATE TO THIS AGREEMENT, OR THE NEGOTIATION, EXECUTION OR PERFORMANCE OF THIS AGREEMENT, SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF DELAWARE, WITHOUT GIVING EFFECT TO THE PRINCIPLES OF CONFLICTS OF LAW THEREOF.

(A)EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY SUBMITS TO THE EXCLUSIVE JURISDICTION OF THE COURTS OF THE STATE OF DELAWARE AND TO THE JURISDICTION OF THE UNITED STATES DISTRICT COURT FOR THE DISTRICT OF DELAWARE, FOR THE PURPOSE OF ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE ACTIONS OF THE PARTIES HERETO IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE AND ENFORCEMENT THEREOF, AND EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY AGREES THAT ALL CLAIMS IN RESPECT TO SUCH ACTION OR PROCEEDING MAY BE HEARD AND DETERMINED EXCLUSIVELY IN ANY STATE OR FEDERAL COURT LOCATED IN THE STATE OF DELAWARE. EACH OF THE PARTIES HERETO FURTHER CONSENTS TO THE ASSIGNMENT TO THE BUSINESS AND TECHNOLOGY CASE MANAGEMENT PROGRAM WITH REGARD TO ANY PROCEEDING IN THE COURTS OF THE STATE OF DELAWARE.

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(b) EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT: (I) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER; (II) SUCH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THE FOREGOING WAIVER; (III) SUCH PARTY MAKES THE FOREGOING WAIVER VOLUNTARILY; AND (IV) SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVER AND CERTIFICATIONS IN THIS SECTION 9.7.

Section 9.8 Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by rule of Law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the Merger is not affected in any manner adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that the Merger is fulfilled to the extent possible.

Section 9.9 Assignment. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties (whether by operation of law or otherwise) without the prior written consent of the other party. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and permitted assigns. Any purported assignment in violation of this Section 9.9 shall be void.

Section 9.10 Affiliate Liability.

(a) Each of the following is herein referred to as a “Company Affiliate”: (i) any direct or indirect holder of equity interests or securities in the Company (whether limited or general partners, members, shareholders or otherwise); and (ii) any director, officer, employee or other Representative of (A) the Company or (B) any Person who controls the Company. To the fullest extent permitted by applicable Law, no Company Affiliate shall have any liability or obligation to Parent or Merger Sub of any nature whatsoever in connection with or under this Agreement or the Transactions, and Parent and Merger Sub hereby waive and release all claims of any such liability and obligation.

(b) Each of the following is herein referred to as a “Parent Affiliate”: (i) any direct or indirect holder of equity interests or securities in Parent or Merger Sub (whether limited or general partners, members, shareholders or otherwise) and (ii) any director, officer, employee or other Representative of (A) Parent or Merger Sub or (B) any Person who controls Parent or Merger Sub. To the fullest extent permitted by applicable Law, no Parent Affiliate shall have any liability or obligation to the Company of any nature whatsoever in connection with or under this Agreement or the Transactions, and the Company hereby waives and releases all claims of any such liability and obligation.

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Section 9.11 Remedies; Specific Performance.

(a) Except as otherwise provided herein, any and all remedies herein expressly conferred upon a party will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by Law or equity upon such party and the exercise by a party of any one remedy will not preclude the exercise of any other remedy.

(b) The parties agree that irreparable damage, for which monetary damages would not be an adequate remedy, would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached by the parties. The parties acknowledge and agree that the parties shall be entitled to an injunction or injunctions, or any other appropriate form of specific performance or equitable relief, to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court of competent jurisdiction, in each case in accordance with this Section 9.11, this being in addition to any other remedy to which they are entitled under the terms of this Agreement at law or in equity.

(c) The parties’ rights in this Section 9.11 are an integral part of the Transactions and each party accordingly agrees not to raise any objections to the availability of the equitable remedy of specific performance to prevent or restrain breaches or threatened breaches of, or to enforce compliance with, the covenants and obligations of such party under this Agreement all in accordance with the terms of this Section 9.11. Each party further agrees that no other party or any other Person shall be required to obtain, furnish or post any bond or similar instrument in connection with or as a condition to obtaining any remedy referred to in this Section 9.11, and each party irrevocably waives (i) any defense in an action for specific performance that a remedy at law would be adequate to prevent or restrain breaches or threatened breaches and (ii) any right it may have to require the obtaining, furnishing or posting of any such bond or similar instrument. If prior to the End Date, any party hereto brings an action to enforce specifically the performance of the terms and provisions hereof by any other party, the End Date shall automatically be extended by such other time period established by the court presiding over such action.

Section 9.12 Amendment. Prior to the Effective Time, this Agreement may be amended by the mutual agreement of the parties, by action taken or authorized by their respective Boards of Directors at any time, whether before or after the Company Shareholder Approval has been obtained; provided, however, that after the Company Shareholder Approval has been obtained, no amendment shall be made that pursuant to applicable Law would require the further approval or adoption by the shareholders of the Company without first obtaining such further approval or adoption. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties.

Section 9.13 Extension; Waiver. At any time prior to the Effective Time, either the Company, on the one hand, or Parent and Merger Sub, on the other hand, may, to the extent legally allowed and except as otherwise set forth herein: (a) extend the time for the performance of any of the obligations or acts of the other party hereunder; (b) waive any inaccuracies in the representations and warranties of the other party contained herein or in any document delivered pursuant hereto; and (c) waive compliance with any of the agreements or conditions of the other party contained herein. Notwithstanding the foregoing, no failure or delay by the Company, on the one hand, or Parent and Merger Sub, on the other hand, in exercising any right hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise of any other right hereunder. No agreement on the part of a party to any such extension or waiver shall be valid unless set forth in an instrument in writing signed on behalf of such party.

[Signature Pages Follow]

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IN WITNESS WHEREOF, each party hereto has caused this Agreement to be signed by its respective officer thereunto duly authorized, all as of the date first written above.

ADITXT, INC.

By:	/s/ Amro Albanna
Name:	Amro Albanna
Title:	CEO

ADIFEM, INC.

By:	/s/ Amro Albanna
Name:	Amro Albanna
Title:	CEO

Signature Page to Amended and Restated Agreement and Plan of Merger

EVOFEM BIOSCIENCES, INC.

By:	/s/ Saundra Pelletier
Name:	Saundra Pelletier
Title:	Chief Executive Officer

Signature Page to Amended and Restated Agreement and Plan of Merger

ANNEX A

Certain Definitions

“Affiliate” means, with respect to any Person, any other Person directly or indirectly, controlling, controlled by, or under common control with, such Person, through one or more intermediaries or otherwise.

“Business Day” means a day that is not a Saturday or Sunday or other day on which banks in the State of New York or the State of Delaware are authorized or obligated to be closed.

“CARES Act” means the Coronavirus Aid, Relief, and Economic Security Act (Pub. L. 116–136) and any administrative or other guidance published with respect thereto by any Governmental Authority (including IRS Notices 2020-22 and 2020-65).

“Company Associate” means any current or former employee, independent contractor, officer or director of the Company or any of its Subsidiaries.

“Company Capital Stock” means the Company Common Stock and the Company Preferred Stock.

“Company Change of Recommendation” means that the Company Board shall have determined to withhold, withdraw, modify or qualify, or propose publicly to withhold, withdraw, modify or qualify the Company Board Recommendation due to the Company Board’s acceptance of a binding proposal that, in the exercise of its fiduciary duty, it has determined to be a superior proposal to that contained in this Agreement.

“Company Convertible Notes” means those items set forth in Section 10.1 of the Company Disclosure Letter.

“Company Intellectual Property” means the Intellectual Property used in the operation of the business of each of the Company and its Subsidiaries as presently conducted.

“Company Notes” means, collectively, (a) the Company Convertible Notes and (b) the Company Unsecured Notes.

“Company Optionholder” means a holder of Company Options.

“Company Options” means any option or other award granted under the Company Option Plans.

“Company Option Plans” means the Company’s Amended and Restated 2012 Equity Incentive Plan, 2014 Equity Incentive Plan and 2018 Inducement Equity Incentive Plan.

“Company Preferred Stock” means the Company’s Series E-1 Convertible Preferred Stock and the F-1 Preferred Stock.

A-1

“Company Shareholder Approval” means the approval of the Agreement and the Transactions, including the Merger, at the Company Shareholders Meeting in accordance with the DGCL and the Organizational Documents of the Company by the affirmative vote of at least a majority of (i) the outstanding shares of Company Common Stock (including all Company Preferred Stock on the basis and to the extent it is permitted to so vote) entitled to vote thereon and (ii) the Unconverted Company Preferred Stock.

“Company Shareholders” means the holders of Company Common Stock and the Company Preferred Stock.

“Company Warrants” means all warrants representing the right to purchase shares of Company Common Stock.

“Consent” means any approval, consent, ratification, clearance, permission, waiver, or authorization.

“control” and its correlative terms, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise.

“COVID-19” means SARS-CoV-2 or COVID-19 (and all related strains and sequences), including any intensification, resurgence or any evolutions or mutations thereof, and/or related or associated epidemics, pandemics, disease outbreaks or public health emergencies.

“COVID-19 Measures” means (i) a Person’s and its Subsidiaries’ compliance with any quarantine, “shelter in place,” “stay at home,” social distancing, shut down, closure, sequester, safety or similar Law, guidelines or recommendations promulgated by any Governmental Entity, including the Centers for Disease Control and Prevention or the World Health Organization, in each case, in connection with, related to, or in response to COVID-19, including the Coronavirus Aid, Relief, and Economic Security Act (Public Law 116-136), signed into law on March 27, 2020, and Families First Coronavirus Response Act, or any other response to COVID-19 (including any such response undertaken by any similarly situated industry participants), and (ii) the reversal or discontinuation of any of the foregoing.

“EDGAR” means the Electronic Data Gathering, Analysis and Retrieval System administered by the SEC.

“EMEA” means the European Medicines Agency.

“Employee Benefit Plan” of any Person means any “employee benefit plan” (within the meaning of Section 3(3) of ERISA, regardless of whether such plan is subject to ERISA), and any equity option, restricted equity, equity purchase plan, equity or equity-based compensation plan, phantom equity or appreciation rights plan, collective bargaining agreement, bonus plan or arrangement, incentive award plan or arrangement, vacation or holiday pay policy, retention or severance pay plan, policy or agreement, deferred compensation agreement or arrangement, change in control, hospitalization or other medical, dental, vision, accident, disability, life or other insurance, executive compensation or supplemental income arrangement, consulting agreement, employment agreement and any other material employee benefit plan, agreement, arrangement, program, practice or understanding, in each case, whether written or unwritten, that is sponsored, maintained, administered, contributed to or entered into by such Person for the current or future benefit of any present or former director, employee or contractor of the Person or with respect to which such Person has any direct or indirect liability, whether current or contingent.

A-2

“Environmental Law” means any applicable Law in effect as of the date of this Agreement, and any governmental order or binding agreement with any Governmental Entity in effect as of the date of this Agreement: (a) relating to pollution (or the cleanup thereof) or the protection of natural resources, endangered or threatened species, human health or safety, or the environment (including ambient or indoor air, soil, surface water or groundwater, or subsurface strata); or (b) concerning the presence of, exposure to, or the management, manufacture, use, containment, storage, recycling, reclamation, reuse, treatment, generation, discharge, transportation, processing, production, disposal, or remediation of any Hazardous Materials.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” means, with respect to any entity, trade or business, any other entity, trade or business that at any relevant time would be a member of a group described in Section 414(b), (c), (m) or (o) of the Code or Section 4001(b)(l) of ERISA that includes the first entity, trade or business, or that is a member of the same “controlled group” as the first entity, trade or business pursuant to Section 4001(a)(14) of ERISA.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the regulations promulgated thereunder.

“FDA” means the U.S. Food and Drug Administration.

“FDA Law” means the Federal Food, Drug, and Cosmetic Act, as amended (21 U.S.C. § 301 et seq.), the Public Health Service Act (42 U.S.C. § 201 et seq.), as amended, and the regulations promulgated thereunder.

“Governmental Entity” means any federal, foreign, state, county, municipal, provincial, or local governmental authority, court, judicial body, arbitration tribunal, government or self-regulatory organization, commission, tribunal or organization, or any regulatory, administrative, or other agency, or any political or other subdivision, department, commission, board, bureau, branch, division, ministry, or instrumentality of any of the foregoing

“group” has the meaning ascribed to such term in Section 13(d) of the Exchange Act.

“Hazardous Materials” means: (a) any material, substance, chemical, waste, product, derivative, compound, mixture, pollutant, contaminant, solid, liquid, mineral or gas, in each case, whether naturally occurring or man-made, for which liability may be imposed under Environmental Laws; and (b) any petroleum or petroleum-derived products, radon, radioactive materials or wastes, asbestos in any form, lead or lead-containing materials, urea formaldehyde foam insulation and polychlorinated biphenyls and per- and poly-fluoroalkyl substances (PFAS) and other emerging contaminants.

A-3

“Indebtedness” of any Person means, without duplication: (a) indebtedness of such Person for borrowed money; (b) obligations of such Person evidenced by bonds, debentures, notes or similar instruments; (c) obligations of such Person to pay the deferred purchase or acquisition price for any property or services of such Person or as the deferred purchase price of a business or assets; (d) reimbursement obligations of such Person in respect of drawn letters of credit or similar instruments issued or accepted by banks and other financial institutions for the account of such Person; (e) obligations of such Person under a lease to the extent such obligations are required to be classified and accounted for as a capital lease on a balance sheet of such Person under GAAP; and (f) indebtedness of others as described in clauses (a) through (e) above guaranteed by such Person; but Indebtedness does not include obligations in respect of repurchase agreements, securitizations, re-securitizations and similar financing arrangements, accounts payable to trade creditors, or accrued expenses arising in the ordinary course of business, in each case, that are not yet due and payable, or are being disputed in good faith, and the endorsement of negotiable instruments for collection in the ordinary course of business.

“Intellectual Property” means any and all proprietary and intellectual property rights, under the applicable Law of any jurisdiction or rights under international treaties, both statutory and common law rights, including: (a) patents and industrial property rights; (b) trademarks, service marks, trade names, slogans, domain names, logos, trade dress and other identifiers of source, and registrations and applications for registrations thereof (including all goodwill associated with the foregoing); (c) rights associated with works of authorship, including exclusive exploitation rights, copyrightable works, copyrights, moral rights, computer programs, software, databases, and mask works; (d) trade secrets, know-how, and rights in confidential information, including designs, formulations, concepts, compilations of information, methods, techniques, procedures, and processes, whether or not patentable; (e) other similar proprietary rights in intellectual property of every kind and nature; (f) rights of privacy and publicity; and (g) all registrations, renewals, extensions, statutory invention registrations, continuations, continuations-in-part, provisionals, divisionals, or reissues of, and applications for, any of the rights referred to in clauses (a) through (f) above (whether or not in tangible form and including all tangible embodiments of any of the foregoing, such as samples, studies and summaries), along with all rights to prosecute and perfect the same through administrative prosecution, registration, recordation or other administrative proceeding, and all causes of action and rights to sue or seek other remedies arising from or relating to the foregoing, including for past, present or future infringement of any of the foregoing.

“Investment Company Act” means the Investment Company Act of 1940, as amended, and the rules and regulations promulgated thereunder.

“IRS” means the U.S. Internal Revenue Service.

“knowledge” means the actual knowledge, after reasonable inquiry, of (a) in the case of the Company, the individuals listed in Section 1.1 of the Company Disclosure Letter and (b) in the case of Parent, the individuals listed in Section 1.1 of the Parent Disclosure Letter.

“Law” means any law, rule, regulation, ordinance, code, judgment, order, treaty, convention, governmental directive or other legally enforceable requirement, U.S. or non-U.S., of any Governmental Entity, including common law.

A-4

“Lien” means any lien, pledge, hypothecation, mortgage, deed of trust, security interest, conditional or installment sale agreement, encumbrance, option, right of first refusal, easement, right of way, encroachment, preemptive right, community property interest or restriction of any nature (including any restriction on the voting of any security, any restriction on the transfer of any security or other asset, or any restriction on the possession, exercise or transfer of any other attribute of ownership of any asset), whether voluntarily incurred, consensual, non-consensual or arising by operation of Law.

“made available” means, with respect to any statement in this Agreement, the Company Disclosure Letter or the Parent Disclosure Letter to the effect that any information, document or other material has been “made available,” that such information, document or material was: (a) uploaded for review by Parent and its Representatives or the Company and its Representatives, as applicable, in the virtual data room established in connection with the Transactions prior to the execution of this Agreement; or (b) contained in a true and complete unredacted form in the Company SEC Documents or the Parent SEC Documents, as applicable, filed at least two (2) Business Days prior to the date hereof.

“Material Adverse Effect” means, when used with respect to any Person, any fact, circumstance, occurrence, state of fact, effect, change, event or development that, individually or in the aggregate, has had or would reasonably be expected to have a material adverse effect on (a) the financial condition, business, assets, properties or results of operations of such Person and its Subsidiaries, taken as a whole, or (b) the ability of such Person and its Subsidiaries to consummate the Transactions before the End Date; provided, however, that no fact, circumstance, occurrence, state of fact, effect, change, event or development (by itself or when aggregated or taken together with any and all other effects) resulting from, arising out of, attributable to, or related to any of the following shall be deemed to be or constitute a “Material Adverse Effect,” and no effect (by itself or when aggregated or taken together with any and all other such effects) directly or indirectly resulting from, arising out of, attributable to, or related to any of the following shall be taken into account when determining whether a “Material Adverse Effect” under the foregoing clause (a) exists or has occurred or is reasonably expected to occur: (i) general economic conditions (or changes in such conditions) or conditions in the global economy generally; (ii) conditions (or changes in such conditions) in any industry or industries in which the Person operates; (iii) political conditions (or changes in such conditions) or acts of war, sabotage, terrorism, acts of God, epidemics, pandemics or disease outbreaks (including COVID-19 and any actions or events resulting therefrom) (including any escalation or general worsening of any such acts of war, sabotage, terrorism, acts of God, epidemics, pandemics or disease outbreaks (including COVID-19 and any COVID-19 Measures or other actions or events resulting therefrom)); (iv) earthquakes, hurricanes, tsunamis, tornadoes, floods, mudslides, wild fires, other natural disasters or other weather conditions; (v) changes in Law or other legal or regulatory conditions, or the interpretation thereof, or changes in GAAP or other accounting standards (or the interpretation thereof); (vi) the announcement of this Agreement or the pendency or consummation of the Transactions; (vii) any actions taken or failure to take action, in each case, at the request of another party to this Agreement (treating Parent and Merger Sub as one party); (viii) compliance with the terms of, or the taking of any action expressly permitted or required by, this Agreement; (ix) any changes in such Person’s stock price, dividends or the trading volume of such Person’s stock, or any failure by such Person to meet any analysts’ estimates or expectations of such Person’s revenue, earnings or other financial performance or results of operations for any period, or any failure by such Person or any of its Subsidiaries to meet any internal budgets, plans or forecasts of its revenues, earnings or other financial performance or results of operations (it being understood that the facts or occurrences giving rise to or contributing to such changes or failures may constitute, or be taken into account in determining whether there has been or will be, a Material Adverse Effect); (x) any Proceedings made or brought by any of the current or former shareholders of such Person (on their own behalf or on behalf of such Person) against the Company, Parent, Merger Sub or any of their directors or officers, arising out of the Merger or in connection with any other Transactions; or (xii) with respect to a Parent Material Adverse Effect, anything set forth in the Parent Disclosure Letter, and with respect to a Company Material Adverse Effect, anything set forth in the Company Disclosure Letter; except to the extent such effects resulting from, arising out of, attributable to or related to the matters described in the foregoing clauses (i) through (v) disproportionately adversely affect such Person and its Subsidiaries, taken as a whole, as compared to other Persons that conduct business in the regions in the world and in the industries in which such Person and its Subsidiaries conduct business (in which case, the incremental adverse effects (if any) shall be taken into account when determining whether a “Material Adverse Effect” exists, has occurred or is reasonably expected to occur).

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“NASDAQ” means the NASDAQ Capital Market and any successor stock exchange or quotation system operated by the New York Stock Exchange or any successor thereto.

“Ordinary course of business” means the ordinary course of business consistent with past custom and practice (including with respect to quantity and frequency).

“Organizational Documents” means (a) with respect to a corporation, the charter, articles, articles supplementary or certificate of incorporation, as applicable, and bylaws thereof, (b) with respect to a limited liability company, the certificate or articles of formation or organization, as applicable, and the operating or limited liability company agreement thereof, (c) with respect to a partnership, the certificate of formation and the partnership agreement thereof, and (d) with respect to any other Person the organizational, constituent and/or governing documents and/or instruments of such Person.

“Other party” means (a) when used with respect to the Company, Parent and Merger Sub and (b) when used with respect to Parent or Merger Sub, the Company.

“Parent Associate” means any current or former employee, independent contractor, officer or director of the Parent or any of its Subsidiaries.

“Parent Capital Stock” means Parent Common Stock and Parent Preferred Stock.

“Parent Common Stock” means the common stock of Parent, par value $0.001 per share.

“Parent Intellectual Property” means the Intellectual Property used in the operation of the business of each of Parent and its Subsidiaries as presently conducted.

“Parent Preferred Stock” means the Preferred Stock of the Parent, par value $0.001 per share, including any series thereof which is created.

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“Parent Shareholders” means the holders of Parent Common Stock and the holders of Parent Preferred Stock.

“Parent’s Products” means AditxtScore™, Adimune™, and/or Adivir™.

“party” or “parties” means a party or the parties to this Agreement, except as the context may otherwise require.

“Permitted Lien” means any Lien (a) for Taxes or governmental assessments, charges or claims of payment not yet delinquent or that are being contested in good faith by appropriate Proceedings, (b) relating to any Indebtedness disclosed in the Company Disclosure Letter, (c) which is a carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s or other similar Liens arising by operation of Law in the ordinary course of business for amounts not yet delinquent or is being contested in good faith by appropriate Proceedings, (d) which is not material in amount and would not reasonably be expected to materially interfere with the ordinary conduct of the business of the Company and its Subsidiaries as currently conducted, (e) which is a statutory or common law lien or encumbrance to secure landlords, lessors or renters under leases or rental agreements, (f) which is imposed on the underlying fee interest in real property subject to a company lease or over which the Company has easement rights, and subordination or similar agreements relating thereto, (g) which is a zoning, building, planning, land use or other similar restriction, (h) which is a publicly recorded easement, covenant, right-of-way, quasi-easement, license, restriction, utility agreement or defect, imperfection or irregularity of title or (i) which is identified in the Company Disclosure Letter.

“Person” means any individual, corporation, partnership, limited partnership, limited liability company, group (including a “person” as defined in Section 13(d)(3) of the Exchange Act), trust, association or other entity or organization (including any Governmental Entity or a political subdivision, agency or instrumentality of a Governmental Entity).

“Proceeding” means any actual or threatened claim (including a claim of a violation of applicable Law), action, audit, demand, suit, proceeding, investigation or other proceeding at law or in equity or order or ruling, in each case whether civil, criminal, administrative, investigative or otherwise and whether or not such claim, action, audit, demand, suit, proceeding, investigation or other proceeding or order or ruling results in a formal civil or criminal litigation or regulatory action.

“Product” means EVO100 or EVO200, as the context requires.

“Representatives” means, with respect to any Person, the officers, directors, employees, accountants, consultants, agents, legal counsel, financial advisors and other representatives of such Person.

“SEC” means the United States Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

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“Significant Subsidiary” means, with respect to a Person, a Subsidiary of such Person that qualifies as a “Significant Subsidiary” under Item 1.02(w) of Regulation S-X of the SEC.

“Subsidiary” means, with respect to a Person, any Person, whether incorporated or unincorporated, of which (a) at least 50% of the securities or ownership interests having by their terms ordinary voting power to elect a majority of the board of directors or other Persons performing similar functions, (b) a general partner interest or (c) a managing member interest, is directly or indirectly owned or controlled by the subject Person or by one or more of its respective Subsidiaries.

“Takeover Law” means any “fair price,” “moratorium,” “control share acquisition,” “business combination” or any other takeover or anti-takeover statute or similar statute enacted under applicable Law.

“Tax” or “Taxes” means any and all U.S. federal, state, local and non-U.S. taxes, assessments, levies, duties, tariffs, imposts and other similar charges and fees imposed by any Governmental Entity, including, income, franchise, windfall or other profits, gross receipts, property, sales, use, net worth, capital stock, payroll, employment, social security, workers’ compensation, unemployment compensation, excise, withholding, ad valorem, stamp, transfer, value-added, occupation, environmental, disability, real property, escheat, personal property, registration, alternative or add-on minimum or estimated tax, including any interest, penalty, additions to tax or additional amounts imposed with respect thereto, whether disputed or not and including any obligations to indemnify or otherwise assume or succeed to the Tax liability of any other Person.

“Tax Returns” means any return, report, certificate, claim for refund, election, estimated tax filing or declaration filed or required to be filed with any Taxing Authority, including any schedule or attachment thereto, and including any amendments thereof.

“Taxing Authority” means any Governmental Entity having jurisdiction in matters relating to Tax matters.

“Transaction Agreements” means this Agreement and each other agreement to be executed and delivered in connection herewith and therewith.

“Transfer Taxes” means any stock transfer, real estate transfer, documentary, stamp, recording and other similar Taxes (including interest, penalties and additions to any such Taxes); provided, for the avoidance of doubt, which Transfer Taxes shall not include any income, franchise or similar Taxes arising from the Transactions.

“Voting Debt” of a Person means bonds, debentures, notes or other Indebtedness having the right to vote (or convertible into securities having the right to vote) on any matters on which shareholders of such Person may vote.

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